      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1995


                                                       REGISTRATION NO. 33-58393

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  TENERA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         8980                        94-3213541
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
       OF ORGANIZATION)          CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)

                               2001 CENTER STREET
                        BERKELEY, CALIFORNIA 94704-1204
                                 (510) 845-5200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              JEFFREY R. HAZARIAN
                               2001 CENTER STREET
                        BERKELEY, CALIFORNIA 94704-1204
                                 (510) 845-5200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                           PAMELA M. SODERBECK, ESQ.
                            ELIZABETH A. KING, ESQ.
                                   BRYAN CAVE
                            120 BROADWAY, SUITE 500
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box: / /


                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

            , 1995

Dear Unitholder:

     Teknekron Technology MLP I Corporation, a Delaware corporation (the "General Partner"), is soliciting the consents of unitholders (the "Unitholders") of depositary units representing limited partners' interests (the "Units") in TENERA, L.P. (the "Partnership") for conversion of the Partnership and TENERA Operating Company, L.P. (the "Operating Partnership" and collectively with the Partnership, the "Partnerships") to corporate form (the "Conversion"). The General Partner owns a 1% general partner interest in the Partnership and the Unitholders own a 99% limited partnership interest. The General Partner owns a 1% general partner interest in the Operating Partnership and the Partnership owns a 99% limited partnership interest. The General Partner's and the Unitholders' current equity ownership interests in the Partnership and the Operating Partnership on a combined basis are 1.99% and 98.01%, respectively. If approved, the Conversion would be effected by the merger of the Partnership, the Operating Partnership and the General Partner with and into TENERA, Inc., a newly formed Delaware corporation (the "Company"), which would succeed to their assets and liabilities. Each Unit outstanding immediately prior to the Conversion will be converted into one share of common stock, par value $0.01 per share, of the Company (the "Common Stock"). As a result of the Conversion, the Unitholders (including the principal stockholder of the General Partner, who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion) will own an aggregate of 9,108,803 shares of Common Stock in lieu of their 9,108,803 currently outstanding Units. The principal stockholder of the General Partner will own 184,946 shares of Common Stock in lieu of the General Partner's 1.99% general partner interest in the Partnership and the Operating Partnership, which is equal to the General Partner's current equity interest in the Partnerships. In addition, the principal stockholder of the General Partner will own an additional shares of Common Stock in consideration of the contribution of $1,000,000 in cash to the Company through the merger of the General Partner into the Company, which additional shares are based on the greater of the average closing sales price of the Units as reported on the American Stock Exchange (AMEX) for the 60 calendar days immediately preceding and immediately following the public
announcement of the Conversion ($          per Unit).

     THE CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" IN THE ACCOMPANYING CONSENT SOLICITATION STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS WHICH UNITHOLDERS SHOULD CONSIDER PRIOR TO DECIDING WHETHER TO GIVE OR WITHHOLD THEIR CONSENT.

     As you know, TENERA originally converted from corporate to partnership form in 1986. The prior conversion was consummated primarily to eliminate federal income taxes at the entity level, thereby potentially increasing the availability of distributions to investors of cash flow from operations. Thereafter, significant changes in the federal income tax laws occurred in 1987. In addition, the Partnership began experiencing operating losses in mid-1991 which resulted in a discontinuation of cash distributions to the Unitholders. The Partnership is not required to make distributions and management currently believes the Partnership will not resume distributions in the foreseeable future, regardless of whether taxable income may be recognized by the Unitholders in the future. If the Conversion is not consummated, the Partnership and Unitholders will remain burdened by the cumbersome and complex tax reporting requirements associated with partnership form. Moreover, the Partnership will be taxed as a corporation beginning in 1998, whether or not the Conversion is consummated.

     As is more fully described in the accompanying Consent Solicitation Statement/Prospectus, the General Partner believes that conversion to corporate form is appropriate and in the best interests of the Partnership for the following reasons: (i) the principal advantage of operating in partnership form (i.e., one level of federal income tax) is not currently useful and is not expected to be useful in the foreseeable future given the expectation that TENERA will not resume distributions, regardless of whether taxable income may be recognized by Unitholders; (ii) the fact that even without the Conversion the Partnership will automatically be treated as a corporation and not as a partnership for federal income tax purposes after 1997; (iii) the potential for TENERA Common Stock to attain greater acceptance within the investment community than the Partnership's Units and an expansion of the potential investor base in TENERA; (iv) the complexities and costs of tax reporting associated with partnership form (both to the Partnership and the Unitholders) will be reduced if TENERA is in corporate form; and (v) the merger of the General Partner, the sole assets of which immediately prior to the consummation of the Conversion will be $1,000,000 in cash, with and into the Company will provide additional financial strength to the Company and added liquidity of $1,000,000 as TENERA strives to rebuild its business after the losses and decreased earnings experienced since 1991.

     The General Partner believes that the only significant disadvantages to converting to corporate form are tax-related. The principal tax disadvantage to converting to corporate form is that a corporation pays tax on its net income, whereas a partnership pays no tax, enabling it to distribute cash flow from operations as tax-efficiently as possible. The Partnership and the Unitholders will forego this potential future tax benefit as a result of the Conversion. However, regardless of whether taxable income is recognized by Unitholders in the future, management does not intend to resume distributions until TENERA's financial condition is significantly strengthened to position it for continued growth. Another potential tax disadvantage would occur if there were a sale of the assets of the Company followed by a liquidating distribution to stockholders. In corporate form the Company would be taxed on a sale of such assets, to the extent any gain was recognized.

     The General Partner believes the Conversion is fair to the Unitholders, that the Conversion will result in certain benefits to the Unitholders and to TENERA and that such benefits outweigh the disadvantages of the Conversion. The General Partner further believes that allocating the Common Stock that will be issued in lieu of the General Partner's interest and the currently outstanding Units 1.99% to the principal stockholder of the General Partner and 98.01% to the Unitholders, which is exactly in accordance with the respective current interests of the Unitholders and the General Partner in the Partnership and the Operating Partnership, is fair, from a financial point of view, to the Unitholders and the principal stockholder of the General Partner. Finally, the
General Partner believes that the issuance of           shares of Common Stock
to the principal stockholder of the General Partner in consideration of the contribution of $1,000,000 in cash to the Company through the merger of the General Partner, which allocation is based on the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair, from a financial point of view, to the Unitholders and the principal stockholder of the General Partner. No independent fairness opinion has been rendered with respect to the fairness of the consideration to be received by the Public Unitholders in the Conversion. However, the Board of Directors of the General Partner has received the written opinion of an independent financial advisor to the effect that, subject to the assumptions and limitations set forth therein, (i) the receipt of 184,946 shares of Common Stock by the principal stockholder of the General Partner in lieu of the General Partner's 1.99% general partner interest in the Partnerships, and (ii) basing the effective purchase price of the Common Stock to be issued to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company on the greater of the average closing price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair to the Public Unitholders from a financial point of view. The General Partner recommends that the Unitholders approve the Conversion.


     Approval of the Conversion requires the affirmative vote of a majority of the outstanding Units. The accompanying Consent Solicitation Statement/Prospectus contains detailed information with respect to the Conversion and should be carefully reviewed in its entirety by Unitholders. In view of the importance of the action to be taken, we urge you to complete, sign, date and mail the enclosed consent card as soon as possible. The period for solicitation of consents will terminate at 5:00 p.m., Pacific Standard Time, on June 27, 1995, unless extended by the General Partner.


                                          Sincerely,

                                          By: TEKNEKRON TECHNOLOGY MLP I
                                                CORPORATION, the General Partner

                                          By:
                                          --------------------------------------
                                            Michael D. Thomas
                                            Chairman of the Board and
                                            Chief Executive Officer

            , 1995

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS

                                  COMMON STOCK
                            ------------------------


    This Consent Solicitation Statement/Prospectus (first mailed to Unitholders on June 7, 1995) is being sent by TENERA, L.P., a Delaware limited partnership (the "Partnership"), to holders ("Unitholders") of its depository units representing limited partners' interests (the "Units") in connection with the solicitation of consents by Teknekron Technology MLP I Corporation, a Delaware corporation (the "General Partner"), to a proposal to convert the Partnership and TENERA Operating L.P. (the "Operating Partnership") to corporate form. If approved by Unitholders, the Partnership, the Operating Partnership and the General Partner will merge with and into TENERA, Inc., a newly formed Delaware corporation (the "Company"), which will succeed to their assets and liabilities (the "Merger"). As a result of the Merger, the equity ownership interest of each Unitholder which was previously represented by Units will thereafter be represented by an identical number of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"). The Merger and the transactions contemplated thereby will hereinafter be collectively referred to as the "Conversion." The General Partner currently owns a 1% general partner interest in the Partnership and the Unitholders currently own a 99% limited partner interest in the Partnership. The General Partner currently owns a 1% general partner interest in the Operating Partnership and the Partnership currently owns a 99% limited partner interest in the Operating Partnership. The General Partner's and the Unitholders' current equity ownership interests in the Partnership and the Operating Partnership (collectively, the "Partnerships") on a combined basis are 1.99% and 98.01%, respectively.


    As a result of the Conversion, the Unitholders (including the principal stockholder of the General Partner, who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion) will own an aggregate of 9,108,803 shares of Common Stock in lieu of their 9,108,803 currently outstanding Units and the principal stockholder of the General Partner will own 184,946 shares of Common Stock in lieu of the 1.99% general partner interest in the Partnerships, which is equal to the General Partner's current equity interest in the Partnerships. In addition, as a result of the Merger, the General Partner will cease to exist, the principal stockholder of the General
Partner will receive          shares of Common Stock for the equity ownership of
the General Partner and TENERA will receive $1,000,000 in cash as additional capital from the General Partner. The per share purchase price of the additional shares issued to the principal stockholder of the General Partner in consideration of the cash capital contribution to the Company was based on the greater of the average closing sales price of the Units as reported on the American Stock Exchange (AMEX) for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion. The General Partner will not receive any fees or other compensation in connection with the Conversion.

    THE CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS WHICH UNITHOLDERS SHOULD CONSIDER PRIOR TO DECIDING WHETHER TO GIVE OR WITHHOLD THEIR CONSENT. IN PARTICULAR, UNITHOLDERS SHOULD CONSIDER THAT:

    - THE GENERAL PARTNER HAS A CONFLICT OF INTEREST IN RECOMMENDING THE CONVERSION AND MAY BE DEEMED TO BE RECEIVING A BENEFIT IN CONNECTION WITH THE CONVERSION.

    - UNITHOLDERS WILL NOT BE SEPARATELY REPRESENTED IN CONNECTION WITH THE CONVERSION WHICH MAY RESULT IN THE RISK THAT THE BEST INTERESTS OF THE UNITHOLDERS ARE NOT BEING PROTECTED IN CONNECTION WITH THE CONVERSION.

    - BECAUSE OF THE CONVERSION, THE PARTNERSHIP AND THE UNITHOLDERS WILL FOREGO THE POTENTIAL FUTURE TAX BENEFITS ASSOCIATED WITH OPERATING IN PARTNERSHIP FORM (E.G., NO TAX PAID AT THE PARTNERSHIP LEVEL ON ITS TAXABLE INCOME.)

    - IF THE REQUISITE NUMBER OF UNITHOLDERS APPROVE THE CONVERSION, ALL UNITHOLDERS WILL BE BOUND BY SUCH APPROVAL, EVEN THOUGH THEY, INDIVIDUALLY, MAY HAVE VOTED AGAINST THE CONVERSION.

    - UNITHOLDERS WILL HAVE NO APPRAISAL, STATUTORY DISSENTERS', OR SIMILAR RIGHTS IN CONNECTION WITH THE CONVERSION.

    - THE GENERAL PARTNER AND ITS AFFILIATES, WHO CURRENTLY OWN 29.6% OF THE
      PARTNERSHIP'S OUTSTANDING UNITS, WILL OWN     % OF THE TOTAL OUTSTANDING
      SHARES OF COMMON STOCK OF THE COMPANY UPON CONSUMMATION OF THE CONVERSION (WHICH PERCENTAGES HAVE BEEN CALCULATED BASED ON UNITS ACTUALLY OUTSTANDING WITHOUT REGARD TO OPTIONS OUTSTANDING), WHICH WOULD GIVE THE PRINCIPAL STOCKHOLDER AND AFFILIATES OF THE GENERAL PARTNER AS A GROUP SIGNIFICANT INFLUENCE OVER ALL CORPORATE DECISIONS REQUIRING APPROVAL OF THE STOCKHOLDERS OF THE COMPANY.

    - CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S ORGANIZATIONAL DOCUMENTS MAY REDUCE THE LIKELIHOOD OF A TAKEOVER OF THE COMPANY WHICH, IF SUCCESSFUL, MIGHT PERMIT STOCKHOLDERS TO RECEIVE A PREMIUM OVER THE MARKET PRICE OF THE COMMON STOCK.

    - THE GENERAL PARTNER IS UNABLE TO PREDICT THE MARKET PRICE OF THE COMMON STOCK IN RELATION TO CURRENT MARKET PRICES OF THE UNITS.

    IN ADDITION TO THE FACTORS NOTED ABOVE, AN INVESTMENT IN TENERA, WHETHER IN PARTNERSHIP OR IN CORPORATE FORM, IS SUBJECT TO RISKS ASSOCIATED WITH OPERATING CONDITIONS, COMPETITIVE FACTORS, ECONOMIC CONDITIONS, ENERGY INDUSTRY CONDITIONS AND EQUITY MARKET CONDITIONS.

    The Consent Solicitation Statement/Prospectus also constitutes a prospectus in connection with the registration by the Company of the issuance of shares of its Common Stock offered to Unitholders and the principal stockholder of the General Partner in connection with the Conversion.

    Application has been made to list the Common Stock on AMEX. Prior to this offering, there has been no public market for the Common Stock.

    As more fully described herein, the General Partner recommends that Unitholders consent to the Conversion. For a discussion of the reasons underlying the General Partner's recommendation, see "The
Conversion -- Recommendation of the General Partner."


    The Conversion requires the approval of Unitholders of record holding a majority of the Units outstanding as of the close of business on June 2, 1995. The period for solicitation of consents will terminate at 5:00 p.m., Pacific Standard Time, on June 27, 1995, unless extended by the General Partner.

                            ------------------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION.
     NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED
     UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY
      OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CONSENT
        SOLICITATION STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE
        CONTRARY IS UNLAWFUL.

                             AVAILABLE INFORMATION

     The Partnership is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Following the Conversion, the Company will be subject to these requirements and will file such reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed charges.

     The Company has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the SEC with respect to the Common Stock. This Consent Solicitation Statement/Prospectus does not contain all the information set forth in the Registration Statement or the exhibits thereto. Statements contained in this Consent Solicitation Statement/Prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC. Copies of the Registration Statement and the exhibits to such filing are on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the public reference facilities of the SEC described above.
                            ------------------------

     UNTIL            , 1995 (25 DAYS AFTER THE DATE OF THIS CONSENT
SOLICITATION STATEMENT/PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMPANY'S COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
AVAILABLE INFORMATION.................     2
SUMMARY...............................  5...
OVERVIEW..............................     5
  Overview of the Conversion..........     5
  Risk Factors and Other Special
     Considerations...................     6
  The Partnership and the Company.....     9
SUMMARY INFORMATION ABOUT THE
  CONVERSION..........................    10
  Background of the Conversion........    10
  Reasons for the Conversion..........    10
  Disadvantages of the Conversion.....    11
  Allocation of Common Stock Among the
     Unitholders and the Principal
     Stockholder of the General
     Partner..........................    12
  Ownership of TENERA Before and After
     the Conversion...................    13
  Opinion of Independent Financial
     Advisor..........................    13
  Recommendation of the General
     Partner..........................    13
  No Appraisal or Dissenters Rights...    14
  Unitholder Rights...................    14
  Material Federal Income Tax
     Consequences.....................    15
  Comparative Rights of Stockholders
     and Unitholders..................    15
  Consequences if Conversion is Not
     Approved.........................    15
  Conditions to the Conversion........    16
  Management Fees and Expenses........    16
  Management and Executive
     Compensation.....................    16
  Unit Option Plans...................    16
  Record Date and Voting Securities...    16
  Consents Required...................    16
  Procedures for Giving and Revoking
     Consents.........................    17
  Solicitation of Consents............    17
  Exchange of Certificates............    17
  Distributions and Dividends.........    17
  Market Price of Units...............    17
SUMMARY HISTORICAL AND
  PRO FORMA FINANCIAL DATA............    18
TENERA OWNERSHIP STRUCTURE............    20
RISK FACTORS..........................    21

                                        PAGE
                                        ----
  Conversion Risks....................    21
  Operating Risks.....................    25
THE CONVERSION........................    26
  Structure of the Conversion.........    26
  Background of the Conversion........    27
  Reasons for the Conversion..........    29
  Disadvantages of Converting to
     Corporate Form...................    32
  Alternatives to the Conversion......    33
  Allocation of Common Stock Among the
     Unitholders and the Principal
     Stockholder of the General
     Partner..........................    34
  Conflicts of Interest of the General
     Partner..........................    36
  Opinion of Independent Financial
     Advisor..........................    39
  Recommendation of the General
     Partner..........................    41
  The Merger Agreement................    46
  Formation of the Company............    48
  Management Fees and Expenses........    48
  Management and Executive
     Compensation.....................    49
  Unit Option Plans...................    49
  No Statutory Appraisal or
     Dissenters' Rights...............    49
  Unitholder Rights...................    50
  Consequences if Conversion is Not
     Approved.........................    50
  Fiduciary Duties....................    50
  Accounting Treatment................    51
  Costs of the Conversion.............    51
THE CONSENT SOLICITATION..............    52
  Record Date and Voting Securities...    52
  Consents Required...................    52
  Procedures for Giving and Revoking
     Consents.........................    52
  Solicitation of Consents............    52
  Exchange of Certificates............    53
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES........................    53
  Introduction........................    53
  Unitholders.........................    53
  The Company.........................    55
  The General Partner.................    56

                                        PAGE
                                        ----
  Other Taxation......................    56
MARKET PRICES OF UNITS;
  DISTRIBUTIONS.......................    57
CAPITALIZATION........................    58
SELECTED COMBINED FINANCIAL DATA......    59
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................    60
  Year Ended December 31, 1994 versus
     Year Ended December 31, 1993.....    60
  Year Ended December 31, 1993 versus
     Year Ended December 31, 1992.....    61
  Liquidity and Capital Resources.....    62
BUSINESS..............................    64
  General.............................    64
  Background..........................    64
  Services and Products...............    64
  Marketing and Clients...............    67
  Operations..........................    68
  Backlog.............................    68
  Competition.........................    68
  Research and Development............    68
  Patents and Licenses................    69
  Personnel...........................    69
  Properties..........................    69
CERTAIN LEGAL PROCEEDINGS.............    69
MANAGEMENT............................    69
  Directors and Executive Officers....    69
  Executive Compensation..............    71

                                        PAGE
                                        ----
  Directors Compensation..............    72
  Compensation Committee Interlocks
     and Insider Participation........    73
  Effect of Merger on Unit Option
     Plans............................    73
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS........................    73
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT....    74
  Security Ownership of Certain
     Beneficial Owners................    74
  Security Ownership of Management....    75
SUMMARY COMPARISON OF UNITS AND COMMON
  STOCK...............................    76
DESCRIPTION OF STOCK..................    80
  Common Stock........................    80
  Preferred Stock.....................    80
  Anti-Takeover Provisions............    80
  Limitation of Liability.............    81
  Resale of Common Stock..............    81
  Transfer Agent and Registrar........    82
LEGAL OPINIONS........................    82
EXPERTS...............................    82
INDEX TO FINANCIAL STATEMENTS.........   F-1
ANNEX A: FORM OF AGREEMENT AND PLAN OF
  MERGER..............................   A-1
ANNEX B: GLOSSARY OF SIGNIFICANT
  TERMS...............................   B-1
ANNEX C: OPINION OF INDEPENDENT
  FINANCIAL ADVISOR...................   C-1

                                    SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere herein. Unitholders are urged to carefully read this Consent Solicitation
Statement/Prospectus in its entirety. A Glossary of frequently used capitalized and other specialized terms is attached at page B-1.

                                    OVERVIEW

OVERVIEW OF THE CONVERSION

     This Consent Solicitation Statement/Prospectus relates to a proposal to convert the Partnership and the Operating Partnership to corporate form. The Company was recently formed to be the Partnership's and the Operating Partnership's corporate successor. The term "TENERA" as used herein means the Partnership and the Operating Partnership prior to the Conversion and/or the Company after the Conversion. Additionally, as part of the Conversion, the General Partner, which has acted solely as General Partner of the Partnerships and has assets consisting entirely of cash and cash equivalents, will merge with and into the Company.

     If approved by the Unitholders, the Conversion will be effected as follows:

     - The Partnership, the Operating Partnership and the General Partner will merge with and into the Company, as a result of which the Partnerships and the General Partner will thereafter cease to exist, and the Company will succeed to all the assets and liabilities of the Partnerships and the General Partner;

     - Units issued and outstanding immediately prior to the Conversion will be converted into an identical number of shares of Common Stock;

     - The General Partner's aggregate 1.99% general partner interest in the Partnerships will be converted into 184,946 shares of Common Stock and distributed to the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion);


     - Immediately prior to the Conversion, the General Partner will repurchase certain of its outstanding shares of common stock for $1,500,000 in cash, leaving the principal stockholder of the General Partner the sole stockholder and leaving assets of $1,000,000 in cash in the General Partner; and


     - The common stock of the General Partner will be converted into shares of Common Stock.

     Consequently, immediately following the Conversion, as a result of the merger of the Partnerships into the Company the Unitholders will own an aggregate of 9,108,803 shares of Common Stock in lieu of their 9,108,803 currently outstanding Units and the principal stockholder of the General Partner will own 184,946 shares of Common Stock in lieu of the 1.99% general partner interest in the Partnerships. In addition, the principal stockholder of the
General Partner will own all           shares of Common Stock issued with
respect to the merger of the General Partner into the Company. Upon completion of the Conversion, the former Unitholders (including the principal stockholder
of the General Partner) will own      % of the issued and outstanding shares of
Common Stock and the principal stockholder of the General Partner will own
     % of the issued and outstanding shares of Common Stock (exclusive of shares received as a Unitholder). The principal stockholder and affiliates of the
General Partner will own      % of the outstanding shares of Common Stock, which
would give such persons as a group significant influence over all corporate decisions requiring approval of the stockholders of the Company. See "Risk Factors -- Control of TENERA by Principal Stockholder of the General Partner." However, there are no voting arrangements or agreements among the current stockholders and affiliates of the General Partner.

     The General Partner used the percentages of the outstanding equity ownership interests in the Partnership and the Operating Partnership, taken as a whole, currently owned by the General Partner and the Unitholders, respectively, to determine the allocation of percentages of Common Stock issued to the

Unitholders and the principal stockholder of the General Partner with respect to the merger of the Partnerships into the Company. The General Partner used the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion to determine the number of shares of Common Stock issued to the principal stockholder of the General Partner with respect to the merger of the General Partner into the Company. See "The
Conversion -- Allocation of Common Stock Among the Unitholders and the Principal Stockholder of the General Partner."

     The General Partner decided to convert the Partnership and Operating Partnership to corporate form because of the factors listed in "The
Conversion -- Reasons for the Conversion." The General Partner did not consider any alternatives to this transaction other than continuing in partnership form. See "The Conversion -- Alternatives to the Conversion."

RISK FACTORS AND OTHER SPECIAL CONSIDERATIONS

     In evaluating the Conversion, Unitholders should take into account the following risk factors and other special considerations, which are discussed at greater length in "Risk Factors:"

CONVERSION RISKS

     - Conflicts of Interest: Terms of the Conversion. The General Partner has determined the terms of the Conversion, including the consideration to be received by Unitholders and by the principal stockholder of the General Partner, both with respect to their respective interests in the Partnerships and with respect to the merger of the General Partner into the Company. Because the principal stockholder and affiliates of the General Partner control the General Partner and, through the General Partner, the Partnerships, the General Partner has a substantial conflict of interest in determining the terms of the Conversion. Although the Board of Directors of the General Partner believes that the terms of the Conversion are fair to the Unitholders, such terms are not the result of arm's length negotiations. See "Risk Factors -- Conflicts of Interest:
       Terms of the Conversion."

     - Conflicts of Interest: Elimination of Unlimited Liability. Under Delaware partnership law, general partners of a limited partnership are generally subject to unlimited liability for the obligations and liabilities of the limited partnership. As a result of the Conversion, the General Partner will no longer have such unlimited liability and any liability the General Partner may have incurred during the time TENERA operated as a partnership will be assumed by the Company through the merger of the General Partner into the Company. This change in potential liability may be deemed a benefit to the stockholders of the General Partner, thereby presenting the General Partner with a conflict of interest in connection with the Conversion and the transactions contemplated thereby. See "Risk Factors -- Conflicts of Interest:
       Elimination of Unlimited Liability."

     - No Separate Representation of Unitholders. Unitholders are not separately represented in connection with the Conversion. The terms of the Conversion have been determined by the General Partner without consultation with any separate representative of the Unitholders. Because the Unitholders are not separately represented, there is a risk that the best interests of the Unitholders are not being protected in connection with the Conversion. See "Risk Factors -- No Separate Representation of Unitholders."

     - Nonconsenting Unitholders are Bound by Majority Approval. If the requisite number of Unitholders approve the Conversion, all Unitholders will be bound by such approval. If all of the current stockholders of the General Partner and their affiliates, who currently own 29.6% of the outstanding Units of the Partnership (not including the General Partner's 1.99% general partner interest in the Partnerships, which will not be counted in determining whether the Conversion has been approved by the required majority vote), voted in favor of the Conversion, holders of less than 29.1% of the Units held by persons not affiliated with the General Partner would be required to vote in favor of the Conversion to achieve the required majority vote necessary. The effect of this risk is that nonconsenting Unitholders' ownership interests in the Partnership will be converted into an ownership interest in the

       Company even though they, individually, may have voted against the Conversion. See "Risk Factors -- Nonconsenting Unitholders are Bound by Majority Approval."

     - No Statutory Appraisal or Dissenters' Rights. Under applicable Delaware partnership law, Unitholders will have no statutory appraisal, dissenters', or similar rights in connection with the Conversion. Accordingly, the ability of Unitholders to obtain redress for an alleged wrong in connection with the Conversion is limited to Delaware common law. See "Risk Factors -- No Statutory Appraisal or Dissenters' Rights."

     - Control of TENERA by Principal Stockholder of the General
       Partner. Following the Conversion, the principal stockholder and affiliates of the General Partner, who currently owns 29.6% of the
       outstanding Units, will own      % of the outstanding shares of Common
       Stock, which would give such persons as a group significant influence over all corporate decisions requiring approval of the stockholders of the Company. Further, the Company's Board of Directors will initially consist of the current members of the General Partner's Board of Directors who will be able to exert significant influence over the operations of the Company. See "Risk Factors -- Control of TENERA by Principal Stockholder of the General Partner."

     - Tax Considerations. The federal income tax consequences of the Conversion to the Unitholders are uncertain in some respects. As a result of the Conversion the taxable income of the Company will be subject to two levels of taxation: a corporate level tax on any income earned by the Company and a stockholder level tax with respect to any dividends paid by the Company to its stockholders out of any after-tax earnings. There is a risk that following the Conversion the Company will recognize taxable income and be subject to corporate level income tax thereon. If the Conversion did not take place, taxable income earned for taxable years 1995 through 1997 would probably not be subject to entity level taxation. See "Risk Factors -- Tax Considerations" and "The Conversion -- Reasons for the Conversion -- Automatic Taxation as Corporation After 1997."

     - No Active Trading Market. Prior to the Conversion, there has been no market for the Common Stock. Application has been made to list the Common Stock on AMEX under the symbol TNR. There is a risk that if no active trading market develops, the market value of the Common Stock could be materially adversely affected and holders of the Common Stock may be unable to sell their shares. See "Risk Factors -- No Active Trading Market."

     - Uncertainty Regarding Market Price of Common Stock. The General Partner is unable to predict the market price of the Common Stock in relation to current market prices of the Units. The Common Stock will be a new security, reflecting the conversion of TENERA to corporate form and the replacement of the Units with the Common Stock, as well as the capital contribution and dilution of the voting power of the current Unitholders resulting from the merger of the General Partner. If a market does develop for the Common Stock there is a risk that the Common Stock trading price will be lower than the Unit trading price immediately prior to the Conversion. If the Common Stock trades at a price lower than the Unit price, the market value of the Unitholder's ownership interest could be materially reduced. See "Risk Factors -- Uncertainty Regarding Market Price of Common Stock" and "Risk Factors -- Dilution."

     - Differences between Units and Common Stock. There are certain inherent differences between the Units and the Common Stock, including without limitation differences in tax treatment and voting rights. The differences arise primarily from provisions of the Internal Revenue Code of 1986, as amended, and differences between the laws governing limited partnerships and those governing corporations, as well as from their respective governing instruments. See "Summary Comparison of Units and Common Stock" for a description of these differences.

     - Anti-Takeover Provisions. Certain provisions of Delaware law and the Company's organizational documents may reduce the likelihood of a takeover of the Company which, if successful, might permit stockholders to receive a premium over the market price of the Common Stock. See "Risk Factors -- Anti-Takeover Provisions."

     - Dilution.  As a result of the merger of the General Partner into the
       Company and the issuance of           additional shares of Common Stock
       to the principal stockholder of the General Partner, the voting power of the Unitholders not affiliated with the General Partner will be reduced
       from 70.4% to      % (such percentage calculated without regard to the
       General Partner interest in the Partnership which are non-voting interests). Due to the infusion into the Company of $1,000,000 in cash from the General Partner, the issuance of the additional shares of Common Stock to the principal stockholder of the General Partner will not result in dilution of the book value of the Common Stock issued to Unitholders in exchange for Units in the Conversion. However, the issuance and sale of such additional shares could adversely effect the market price of the Common Stock. See "Risk Factors -- Uncertainty Regarding Market Price of Common Stock."

     - Fiduciary Duties. The fiduciary duties owed by the directors of the Company after the Conversion may be less than those owed by the General Partner of the Partnership before the Conversion. See "Risk
       Factors -- Possible Reduction of Fiduciary Duties."

OPERATING RISKS

     - Operating Results. Revenues of the Partnership have decreased each year from the year ended December 31, 1990 to date ($51.2 million in 1990, $44.1 million in 1991, $36.6 million in 1992, $29.3 million in 1993,
       $23.6 million in 1994, and $5.3 million for the three months ended March 31, 1995 and $7.1 million for the three months ended March 31, 1994), while net earnings (loss) from operations over the same periods declined from $7.9 million in 1990, to $(6.4 million) in 1991, $0.8 million in 1992, $(0.3 million) in 1993, $(1.2 million) in 1994, and $0.2 million for the three months ended March 31, 1995 and $0.1 million for the three months ended March 31, 1994. There can be no assurance of the level of earnings, if any, that the Company will be able to derive in the future. See "Risk Factors -- Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     - Industry Trends. Certain trends in the electric power industry have caused some electric utilities to close power plants and to curtail certain other activities traditionally supported by TENERA. This, in turn, has resulted in reduced demand for TENERA's traditional engineering services and software, and thus, a material adverse impact on operating results. TENERA's profitability depends on its ability to successfully adjust to these industry changes, of which there can be no assurance. See "Risk Factors -- Industry Trends" and "Risk Factors -- Operating Results."

     - Access to Capital. Management currently believes that cash expected to be generated from operations, and the Partnership's working capital, in addition to the $1,000,000 in new capital resulting from the merger of the General Partner into the Company as part of the Conversion, are adequate to meet its anticipated needs through December 31, 1995. If cash from operations is less than currently anticipated, TENERA may need to seek other sources of capital. There can be no guarantee that such sources will be available on terms favorable to TENERA, or at all. See "Risk Factors -- Access to Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     - Reliance on Key Personnel. Due to the nature of the consulting and professional services business, the Company's success will depend, to a significant extent, upon the continued services of its officers and key technical personnel and the ability to recruit additional qualified personnel. The Partnership experienced an historically high rate of turnover as revenue and earnings began to decline in 1991 and thereafter and the further loss of such officers and technical personnel and the inability to recruit sufficient additional qualified personnel could have an adverse effect on the Company. See "Risk Factors -- Reliance on Key Personnel."

     - Government Contracts Audits. The Company will assume the Partnership's United States government contracts, which are subject in all cases to audit by governmental authorities. The Partnership incurred a special charge of $2.4 million in 1991 in connection with a then pending audit of certain of its contracts with the Department of Energy ("DOE") relating to the allowability of certain employee compensation costs. The resolution of the proposed rate adjustments which were disputed by the Partnership resulted in the Partnership's recognition of an increase to earnings of $500,000 in the second quarter of 1994 and anticipated cash payments to clients associated with the settlement, net of collections, estimated to be between $400,000 and $500,000, over the balance of 1995 as government contracts with individual clients are closed out. There can be no assurance that no additional charges to earnings of the Company may result from future audits of the Company's government contracts. See "Risk
       Factors -- Government Contracts Audits."

     - Litigation. PLM Financial Services, Inc. has filed an action seeking damages in excess of $500,000 in unpaid equipment rent and other payments allegedly owing to PLM under an equipment lease between PLM and a former subsidiary of the Partnership's Predecessor Corporation. PLM has named the Partnership in the action pursuant to a guaranty of the lease obligations made by the Predecessor Corporation. Management believes it has meritorious defenses in this legal proceeding and that the Partnership will be able to defend this action successfully. Management does not believe that eventual resolution of this matter will have a material effect on the Partnership's results of operations or financial position; however, an adverse outcome could have a material adverse impact on the financial condition of the Partnership. See "Risk
       Factors -- Litigation" and "Certain Legal Proceedings."

     - Competition. The market for engineering and management services and related software products and services is highly competitive and TENERA competes with several larger firms with significantly greater resources. This competition could have a material adverse impact on TENERA's business. See "Risk Factors -- Competition" and
       "Business -- Competition."

     - Reliance on Major Customers. During fiscal 1994, one customer accounted for approximately 29% of the Partnership's total revenues and during the three months ended March 31, 1995, two customers accounted for approximately 19% and 11%. The discontinuation of business relations with these customers may have a material adverse impact on TENERA's business. See "Risk Factors -- Reliance on Major Customers" and
       "Business -- Marketing and Clients."

THE PARTNERSHIP AND THE COMPANY

     The Partnership. The Partnership provides a broad range of professional services and software products to solve complex engineering, environmental and safety challenges associated with the design, construction, licensing and maintenance of power plants and large scale industrial facilities. TENERA's business is focused in engineering and management services and in software services, products and systems. Since its formation in October 1986, it has been TENERA's strategy to provide solutions to the complex technical and regulatory issues facing the commercial electric power industry, particularly with respect to nuclear facilities. See "Business." TENERA conducts its business through the Operating Partnership, and both Partnerships are managed by the General Partner, which has a 1% general partner interest in the Partnership and a 1% general partner interest in the Operating Partnership. The limited partnership interests are represented by the Units, which are traded on AMEX. The stockholders of the General Partner elect the members of the Board of Directors of the General Partner, which is responsible for the overall direction and control of the Partnerships. See "Management." The principal executive offices of the Partnerships are located at 2001 Center Street, Berkeley, California 94704 and their telephone number is (510) 845-5200.

     The General Partner. The General Partner is a Delaware corporation that was organized in October 1986 in connection with the 1986 conversion of TENERA from corporate to partnership form and has acted solely as the General Partner of the Partnerships. The General Partner's sole assets, in addition to its general partner interest in the Partnerships, consists of cash and cash equivalents. The General Partner's principal executive offices are located at P.O. Box 7370, Incline Village, Nevada 89450 and its telephone number is (702) 831-4920.

     The Company. The Company is a Delaware corporation that was organized to succeed to the assets and liabilities of the Partnership, the Operating Partnership and the General Partner pursuant to the Conversion and has not been engaged in any activities other than in connection with the Conversion and its organization. Upon the consummation of the Conversion, the current Unitholders and the principal stockholder of the

General Partner will become the Company's stockholders. After the Conversion, the Company's business strategy will be the same as the Partnership's business strategy and the Company will continue to own the assets currently owned by the Partnership plus $1,000,000 in additional cash from the General Partner. The Company's principal executive offices are located at 2001 Center Street, Berkeley, California 94704 and its telephone number is (510) 845-5200.

     Diagrams illustrating the organizational structure of the Partnership, the Operating Partnership, the General Partner, the Company and the interests of the stockholders of the General Partner, both before and after the Conversion, are set forth immediately following the Summary.

                    SUMMARY INFORMATION ABOUT THE CONVERSION

BACKGROUND OF THE CONVERSION

     TENERA converted its operations from corporate form to its existing limited partnership structure in 1986. That earlier conversion was consummated primarily to eliminate federal income taxes at the entity level, thereby potentially increasing the availability of distributions to investors of cash flow from operations. The Units were designed to appeal to investors seeking a current yield through distributions and to provide investors with passive income to offset passive losses from other investments.

     The anticipated benefits of partnership form have been reduced over the years primarily as a result of two developments. First, significant changes in the federal income tax laws occurred in 1987 which will cause the Partnership to be taxed as a corporation beginning in 1998 and which also eliminated the ability of Unitholders to offset passive losses from other investments with passive income from the Partnership. See "Material Federal Income Tax Consequences."

     Secondly, and more significantly, the Partnership began experiencing operating losses in mid-1991 which resulted in a discontinuation of cash distributions to the Unitholders. The Partnership is not required to make distributions and management currently believes the Partnership will not resume distributions in the foreseeable future, regardless of whether taxable income may be recognized by the Unitholders in the future. Meanwhile the administrative burdens of tax reporting as a partnership remain complex and costly (both to the Partnership and to the Unitholders). Management now believes that the partnership structure no longer provides sufficient benefits to justify its continued administrative costs and burdens and may even result in disadvantages to the Unitholders as earnings are reinvested over the next several years and Unitholders are taxed on their share of the Partnership's taxable income, if any, without any cash distributions.

     The General Partner was formed in connection with the prior 1986 conversion of TENERA to partnership form and has acted solely as the General Partner of the Partnerships. As such, the General Partner has had sole authority and responsibility for the management of the Partnerships and has been liable for all general obligations of the Partnerships to the extent not paid by the Partnerships. In addition, to help assure treatment of the Partnerships as partnerships for federal income tax purposes, the General Partner to the Partnership agreed to and has maintained a net worth of not less than $2,500,000 (in addition to any interest in the Partnerships) and agreed not to withdraw from the Partnership prior to December 31, 1996.

REASONS FOR THE CONVERSION

     The Conversion will convert the Partnership and the Operating Partnership to corporate form, replacing partnership units with stock of a corporation. The General Partner believes there are several principal reasons for converting to corporate form and merging the General Partner into the Company at this time.

     - Absence of Distributions. Because cash distributions on the Units have been eliminated since the quarter ended June 30, 1991, one of the principal advantages to converting to partnership form, i.e., the anticipated yield to investors from the payment of quarterly distributions to Unitholders without double taxation, is no longer beneficial, nor is it likely to be useful in the foreseeable future. Moreover, continuance of the partnership form may be disadvantageous to the Unitholders, who would be taxed on their allocable share of the Partnership's taxable income, if any, without any cash distributions from the Partnership. See "The Conversion -- Reasons for the Conversion -- Absence of Distributions."

     - Automatic Taxation as Corporation after 1997. The General Partner anticipates that, because of certain amendments to the federal tax laws which were enacted after formation of the Partnership, the Partnership will be treated as a corporation for tax purposes during the Partnership's first taxable year beginning after December 31, 1997. See "The Conversion -- Reasons for the Conversion -- Automatic Taxation as Corporation after 1997."

     - Potentially Greater Access to Equity Markets; Expansion of Potential Investor Base. The General Partner believes that the Company may have greater access to the public and private equity capital markets than does the Partnership. The General Partner also believes that the conversion to corporate form may expand TENERA's potential investor base over the long term. However, TENERA has no plans at this time to issue additional equity after the Conversion and does not believe that, given TENERA's recent operating results, an offering of additional equity would be successful. See "The Conversion -- Reasons for the
       Conversion -- Potentially Greater Access to Equity Markets; Expansion of Potential Investor Base."

     - Tax Reporting. The General Partner believes that the cost to TENERA of complying with tax reporting requirements when it is in partnership form is approximately $120,000 more annually than it would be if it were in corporate form and that the complexities of tax reporting associated with partnership investments have become unduly burdensome for the Partnership and most Unitholders. The Conversion would permit the Unitholders to avoid the burdensome need to incorporate Partnership tax information in their personal returns. See "The Conversion -- Costs of the Conversion."

     - Capital Infusion from the General Partner. Management believes that the merger of the General Partner, the sole assets of which, in addition to its general partner interests in the Partnerships, are cash or cash equivalents, will provide additional financial strength to the Company and added liquidity of $1,000,000 as TENERA strives to rebuild its business after the losses and decreased earnings. The General Partner, formed in connection with TENERA's conversion to partnership form in 1986, has acted solely as general partner of the Partnerships. As such, it is liable for the general obligations of the Partnerships to the extent not paid by the Partnerships and its assets have been available for that purpose. While the General Partner will be relieved of that unlimited liability as a result of the Conversion, it has agreed to invest a significant portion of its assets to the Company through the Conversion, thereby increasing the asset base of the Company. See "The Conversion -- Reasons for the Conversion -- Capital Infusion from the General Partner."

DISADVANTAGES OF THE CONVERSION

     The General Partner believes that the only significant disadvantages of converting to corporate form are tax-related. The principal tax disadvantage is that a corporation pays taxes on its net income and its stockholders generally pay taxes with respect to distributions from the corporation, whereas a partnership pays no tax itself on partnership income and its partners generally pay tax on their shares of partnership net income and partnership distributions. See "Material Federal Income Tax Consequences." The Partnership and the Unitholders will forego this potential future tax benefit as a result of the Conversion. However, there is no advantage absent distributions to the Unitholders. Regardless of whether or not taxable income may be recognized by the Unitholders, management does not intend to make further cash distributions in the foreseeable future. Given the operating losses and decreased earnings experienced by the Partnerships since mid-1991, there have been no distributions since June 1991 and management intends to retain and reinvest earnings of TENERA, if any, until such time as its financial position has been strengthened and its operating income restored to levels more similar to those of the Partnerships prior to June 1991.


     Another potential tax disadvantage of the Conversion relates to certain limitations on the ability of stockholders of the Company to utilize suspended passive activity losses after the Conversion. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. Although definitive regulations have not yet been issued regarding the treatment of suspended passive activity losses upon dispositions, TENERA's tax counsel is of the opinion that, more probably than not, suspended passive losses can be used after the Conversion only if a stockholder sells all of his shares of Common Stock to an unrelated person in a transaction in which all realized gain or loss is otherwise recognized. It is also likely, under current authority, that such losses cannot be used to offset dividend income from the Company. However, before the Conversion, suspended passive losses may be used even upon a partial sale of a Unitholder's Units but only to the extent of gain realized and recognized by the holder of such Units upon such sale.


     Another tax disadvantage of converting to corporate form would occur if there were a sale of the assets of TENERA followed by a liquidating distribution to stockholders. In corporate form, TENERA would be taxed on a sale of such assets to the extent any gain was recognized, and the stockholders would be taxed on any subsequent liquidating distribution to the extent such distributions exceed the stockholders' tax basis in their stock. However, any operating losses accumulated between the date the Conversion is consummated and the date of any sale of the assets would reduce the gain recognized on any sale of assets, which would reduce any tax paid by the Company. The Unitholders would be taxed, however, on their share of any gain recognized by the Partnership and on any subsequent liquidating distributions to the extent such distributions exceeded the Unitholders' tax basis in their Units (after adjustment for their allocable share of any gain or loss recognized by the Partnership on the sale).

     Another disadvantage of the Conversion is that the issuance of additional shares of Common Stock to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company will reduce the voting power of the Unitholders not affiliated with the General
Partner from 70.4% to      %. The Board of Directors of the General Partner
believes that this disadvantage to the Unitholders is offset by the infusion into the Company of $1,000,000 in cash from the General Partner. As a result of this capital infusion, the issuance of such additional shares of Common Stock will not result in dilution of the book value of the Common Stock issued to Unitholders in exchange for Units in the Conversion. However, the issuance and sale of such additional shares could adversely effect the market price of the Common Stock.

     Another potential disadvantage of the Conversion is the loss of the unlimited personal liability of the General Partner for the liabilities of the Partnerships, which loss management believes is offset to some degree by the decrease in the management rights of the General Partner (and its stockholders) and the relative increase in the management rights of the holders of the Common Stock (as compared to their rights as former Unitholders). Moreover, the General Partner does not believe that this is relevant to the fairness of the Conversion to the Unitholders since the elimination of liability will not result in any increase or decrease of the Unitholders' obligations or liabilities as equity investors in TENERA.

ALLOCATION OF COMMON STOCK AMONG THE UNITHOLDERS AND THE PRINCIPAL STOCKHOLDER OF THE GENERAL PARTNER

     The Common Stock issued in the Conversion with respect to the merger of the Partnerships into the Company will be allocated 1.99% to the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion) and 98.01% to the Unitholders, which is exactly in accordance with the current respective equity ownership interests of the Unitholders and the General Partner in the Partnerships. The interests of the General Partner in the Partnerships were purchased at the time of the formation of the Partnerships for $253,200 each, a sum equal to 1% of the total capital contributed to each Partnership. The General Partner's 1% general partner interest in the Partnership will be converted into that number of shares of Common Stock equal to 0.99% of the shares of Common Stock to be issued in connection with the merger of the Partnerships and the General Partner's 1% general partner interest in the Operating Partnership will be converted into that number of shares of Common Stock equal to 1% of the shares of Common Stock to be issued in connection with the merger of the Partnerships.

     The determination of the amount of Common Stock to be issued with respect to the merger of the General Partner into the Company was made by the General Partner based on the amount of cash to be received by the Company from the General Partner and the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the

April 4, 1995 public announcement of the Conversion ($          per Unit). The
aggregate cash consideration to be received by the Company ($1,000,000) was
divided by this $          per Unit amount to determine the number of shares of
Common Stock to be issued to the principal stockholder of the General Partner. This per share valuation was calculated to approximate the current market valuation of the Units and the Common Stock on the assumption that, upon consummation of the Conversion, one share of Common Stock would be equal in value to one Unit immediately prior to the Conversion. This per share valuation exceeds the per Unit book value of the Partnership, which was $0.51 per Unit as of March 31, 1995. See "Summary Historical and Pro Forma Financial Information."

OWNERSHIP OF TENERA BEFORE AND AFTER THE CONVERSION

     Upon consummation of the Conversion, through the merger of the Partnerships and the General Partner into the Company, the former Unitholders and the former principal stockholder of the General Partner will own the Company. The Unitholders who are not stockholders or affiliates of the General Partner ("Public Unitholders") currently own 69.0% of the equity in the Partnership and
will own      % of the equity of the Company after the Conversion. The Board of
Directors of the General Partner believes that this reduction in percentage ownership is justified by the capital contribution of $1,000,000 in cash from the merger of the General Partner. See "The Conversion -- Ownership of TENERA Before and After the Conversion."

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     The Board of Directors of the General Partner has retained Wilson Associates (sometimes referred to herein as the "Financial Advisor") to evaluate the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion). While no independent fairness opinion has been rendered with respect to the fairness of the consideration to be received by the Public Unitholders in the Conversion, the Board of Directors has received an opinion from the Financial Advisor dated March 27, 1995 to the effect that, as of the date of the opinion, (i) the receipt of 184,946 shares of Common Stock by the principal stockholder of the General Partner in lieu of the General Partner's 1.99% general partner interest in the Partnerships, and (ii) basing the effective purchase price of the Common Stock to be issued to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company on the greater of the average closing price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair to the Public Unitholders from a financial point of view. This opinion is subject to certain limitations and assumptions stated therein. The Financial Advisor's opinion is set forth in full as Annex C to this Consent Solicitation Statement/Prospectus, and should be read in its entirety. Any description of or reference to the Financial Advisor's opinion is subject to, and qualified in its entirety by reference to, the full text of such fairness opinion as set forth in Annex C. See, "The
Conversion -- Opinion of Independent Financial Advisor."

RECOMMENDATION OF THE GENERAL PARTNER

     From time to time since 1993, the General Partner has considered to varying degrees the desirability of converting the Partnership and Operating Partnership to corporate form. Until recently, the General Partner did not view the arguments in favor of conversion to be sufficiently compelling to recommend a conversion. See "The Conversion -- Recommendation of the General Partner" and "The Conversion -- Decision to Propose Conversion." After fully considering both the advantages and the disadvantages in late 1994 and early 1995, the General Partner has concluded that, on balance, implementing the Conversion is preferable to continuing the partnership structure.

     The Board of Directors of the General Partner has unanimously determined that the Conversion is fair to the Unitholders, and the General Partner recommends that the Unitholders approve the Conversion. The General Partner believes that the Conversion will result in the benefits to the Unitholders and to TENERA described above under "Reasons for the Conversion." The General Partner further believes that these advantages outweigh the disadvantages described above under "Disadvantages of the Conversion." The General Partner also believes that allocating the Common Stock that will be issued in lieu of the General

Partner's interest in the Partnerships and the currently outstanding Units 1.99% to the principal stockholder of the General Partner and 98.01% to the Unitholders, which is exactly in accordance with the current respective equity ownership interests of the Unitholders and the General Partner in the Partnerships, is fair, from a financial point of view, to the Unitholders and the principal stockholder of the General Partner. The General Partner further
believes that the allocation of           shares of Common Stock to the
principal stockholder of the General Partner in consideration of the additional $1,000,000 in capital received upon the merger of the General Partner into the Company, which allocation is based on the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair, from a financial point of view, to the Unitholders and the stockholders of the General Partner.

     The General Partner's recommendation and conclusions are based on an analysis of the advantages and disadvantages of converting from a partnership to corporate form, discussed herein, as well as the recommendations of the Advisory Committee discussed below and the opinion of the Financial Advisor described above. The General Partner determined the terms of the Conversion, after consultation with the Partnership's management. No special committee or other entity was formed or engaged to negotiate or make recommendations on behalf of the Unitholders.

     However, because of the potential conflicts of interest between the General Partner and the Unitholders with respect to the allocation of Common Stock to be issued to the principal stockholder of the General Partner in the Conversion, the standing Advisory Committee of the Board of Directors of the General Partner (consisting of three individuals, two of which are Disinterested Persons) retained separate outside legal counsel and reviewed the proposed terms of the Conversion with respect to the consideration to be received by the Unitholders and the principal stockholder of the General Partner with a view to minimizing the conflicts of interest inherent in the Conversion. The Advisory Committee did not, however, separately evaluate the desirability of converting the Partnerships to corporate form, or undertake the representation of the interests of the Unitholders in the Conversion. The Advisory Committee has advised the Board of Directors that it believes that an investment in the Company by the General Partner of $1,000,000 in cash would be desireable and that the method of allocating the Common Stock described above was fair from a financial point of view to the Unitholders. It should be noted, however, that members of the Advisory Committee are subject to certain conflicts of interest regarding the elimination of unlimited liability of the General Partner to the same extent as the other members of the Board of Directors of the General Partner. See "The Conversion -- Conflicts of Interest of the General Partner" and "The
Conversion -- Fiduciary Duties" and "Risk Factors -- Conflicts of Interest:
Terms of Conversion" and "Risk Factors -- Conflicts of Interest: Elimination of Unlimited Liability."

     Unitholders must evaluate the Conversion in the context of their personal financial and tax positions and are urged to consult with their own business, legal and tax advisors. Unitholders should carefully consider the factors discussed under "Risk Factors" before deciding whether to vote in favor of the Conversion.

     The Partnership has been advised that the stockholders and affiliates of the General Partner intend to vote all of their Units (representing approximately 29.6% of the outstanding Units) in favor of the Conversion.

NO APPRAISAL OR DISSENTERS' RIGHTS

     Unitholders who object to the Conversion will have no statutory appraisal, dissenters' or similar rights (i.e., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value" of their Units and to compel TENERA to purchase their Units for cash in that amount) under state law or the Partnership Agreement, nor will such rights be voluntarily accorded to Unitholders by TENERA. Thus, approval of the Conversion by the majority of Unitholders will bind all holders, and a Unitholder's right to obtain redress will be limited to Delaware common law. Objecting Unitholders will have no alternative to receipt of Common Stock other than selling their Units (or shares of Common Stock) in the market. The Units are currently traded on AMEX under the symbol TLP, and application has been made to list the Common Stock on AMEX. See "Market Prices of Units; Distributions."

UNITHOLDER RIGHTS

     The Exchange Act requires that, in connection with the Conversion, the Partnership, at the request of any Unitholder, provide a list of, or mail soliciting material to, Unitholders. The Partnership will mail copies of proxy statements or other soliciting materials furnished by a requesting Unitholder to Unitholders of record. The requesting Unitholder must provide the materials to be mailed and is responsible for the postage and other reasonable expenses of effecting such a mailing. In the alternative, the Partnership will deliver to a requesting Unitholder, within five business days of the receipt of such request, a reasonably current list of the names, addresses and security positions of Unitholders or any more limited group of Unitholders designated by the requesting Unitholder if available to the Partnership.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The Unitholders and the Company generally will not recognize any gain or loss in connection with the Conversion, except to the extent the Partnership's aggregate tax basis in its assets is less than the liabilities assumed or with respect to a Unitholder whose tax basis in his Units is less than his share of Partnership liabilities. See "Material Federal Income Tax Consequences."

     After the Conversion, the Company will be subject to tax on any net taxable income subsequently derived. Stockholders of the Company will realize taxable income from the ownership of stock in the Company to the extent the Company pays dividends to stockholders that are made out of the Company's current or accumulated earnings and profits or that are in excess of a stockholder's basis in his stock.

     The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. Although definitive regulations have not yet been issued regarding the treatment of suspended passive activity losses upon dispositions, TENERA's tax counsel is of the opinion that, more probably than not, suspended passive losses can be used after the Conversion only if a stockholder sells all of his shares of Common Stock to an unrelated person in a transaction in which all realized gain or loss is otherwise recognized. It is also likely, under current authority, that such losses cannot be used to offset dividend income from the Company. However, before the Conversion, suspended passive losses may be used even upon a partial sale of a Unitholder's Units but only to the extent of gain realized and recognized by the holder of such Units upon such sale.

COMPARATIVE RIGHTS OF STOCKHOLDERS AND UNITHOLDERS

     The shares of Common Stock to be issued in the Conversion will be fully paid and non-assessable and will entitle the holders thereof to one vote per share. The stockholders of the Company will have the right to elect one-third of the Board of Directors of the Company annually. Directors can be removed from office only for cause by the vote of at least 75% of the outstanding shares of Common Stock and vacancies may be filled only by the remaining directors and not by the stockholders. The Unitholders do not currently elect the directors of the General Partner, although they have the right to remove and replace the General Partner at any time by the affirmative vote of the holders of more than 50% of the Units. See "Summary Comparison of Units and Common Stock -- Voting Rights."

     There are certain other material differences between the rights of holders of Units and holders of Common Stock. These differences include, among others, taxation, voting rights, and the right to compel dissolution. These differences arise from the differences between laws governing limited partnerships and laws governing corporations, as well as from their respective governing instruments. For a summary of certain of these differences, see "Summary Comparison of Units and Common Stock" and "Description of Common Stock."

CONSEQUENCES IF CONVERSION IS NOT APPROVED

     If the Conversion is not approved by the Unitholders, or if the Conversion is not consummated for any other reason, the Partnership intends to continue to operate as an ongoing business in its current form, although the General Partner does not anticipate resuming cash distributions in the foreseeable future. The Unitholders would be taxed on their allocable share of taxable income of the Partnerships, if any, whether or not cash distributions are made. If for any reason the General Partner elects not to consummate the merger of the General Partner into the Company (i) the $1,000,000 capital contribution by the General Partner to the Company will not be made, (ii) the additional shares to be issued to the principal stockholder of the General Partner in consideration of such capital contribution will not be issued, and (iii) any liabilities of the General Partner which would have been assumed by the Company as a matter of law as a result of the merger of the General Partner with and into the Company would not be assumed; however, the balance of the Conversion, i.e., the conversion of the Partnerships to corporate form, will go forward if the Conversion is approved by the Unitholders, unless the Board of Directors of the General Partner otherwise determines not to proceed. No other transaction is currently being considered by the Partnership as an alternative to the Conversion.


CONDITIONS TO THE CONVERSION

     The principal conditions to the Conversion are (i) approval of the Conversion by the holders of a majority of the outstanding Units, and (ii) approval of the Common Stock for listing on the AMEX. Approval of the Conversion by the stockholders of the General Partner is a not a condition to the Merger of the Partnerships into the Company.

MANAGEMENT FEES AND EXPENSES

     The General Partner is not entitled to and does not receive any management or other types of fees from the Partnership or the Operating Partnership, but is entitled to be reimbursed for any direct or indirect expenses it incurs on behalf of the Partnership and a portion of the General Partner's expenses and costs which are necessary or appropriate to the conduct of the Partnership. However, during the term of the Advisory Services Agreement between the Operating Partnership and Teknekron Corporation, an affiliate of the General Partner, the General Partner has agreed to incur no material reimbursable costs or expenses. Following the Conversion, the General Partner will cease to exist and, thus, will not receive any management or other fees from the Company. Further, neither the General Partner nor any affiliate of the General Partner will be entitled to any fees or other expenses as a result of the Conversion. The Advisory Services Agreement, pursuant to which the Partnership currently pays Teknekron Corporation monthly fees of $25,000 for certain administrative and management services, will terminate effective upon the consummation of the Conversion. See "The Conversion -- Management Fees and Expenses" and "Certain Relationships and Related Transactions."

MANAGEMENT AND EXECUTIVE COMPENSATION

     The directors and executive officers of the Company are identical to the directors and executive officers of the General Partner and the compensation of the directors and executive officers of the Company will be substantially identical to the compensation of the directors and executive officers of the General Partner immediately preceding the Conversion (subject to changes to compensation that would occur whether or not the Conversion is consummated). See "Management -- Executive Compensation."

UNIT OPTION PLANS

     Pursuant to the Conversion, the Company will adopt and amend the Partnership's 1992 Unit Option Plan and its 1993 Outside Director Compensation and Unit Option Plan to reflect the change to corporate form. Except for such changes and minor conforming changes, the amended 1992 Unit Option Plan and the amended 1993 Outside Director Compensation and Unit Option Plan will be identical to the existing plans and all outstanding options for Units will be automatically converted to options for Common Stock at the original exercise price and on the same terms and conditions as the original Unit options. See "Management -- Effect of Merger on Unit Option Plans." Such changes will not result in increased compensation to the executive officers or directors of Company.

RECORD DATE AND VOTING SECURITIES


     The Board of Directors of the General Partner has fixed the close of business on June 2, 1995 as the record date (the "Record Date") for the determination of the Unitholders entitled to give or withhold consent to the Conversion. The Units are the only class of voting securities of the Partnership outstanding. As of the Record Date, there were 9,108,803 Units issued and outstanding. Of the total Units outstanding on the Record

Date, 2,695,469 Units were held by the General Partner and its affiliates and 6,413,334 Units were held by approximately 596 other Unitholders of record. The holders of Units outstanding on the Record Date are entitled to cast one vote per Unit held with respect to the Conversion.


CONSENTS REQUIRED

     The consent of the holders of record of more than 50% of the issued and outstanding Units is required for approval of the Conversion. In the event the Conversion is adopted, each Unitholder will be bound by the Conversion whether or not such Unitholder consented to its adoption. Under applicable partnership law, Unitholders have no statutory appraisal or dissenters' rights in connection with the adoption and consummation of the Conversion. The Partnership has been advised that the stockholders and affiliates of the General Partner intend to vote all of their Units (representing approximately 29.6% of the outstanding Units) in favor of the Conversion.

PROCEDURES FOR GIVING AND REVOKING CONSENTS


     Unitholders may consent to the Conversion by indicating their approval on the accompanying consent form. The period for solicitation of consents will terminate at 5:00 p.m. Pacific Standard Time, on June 27, 1995, unless extended by the Board of Directors of the General Partner. The Partnership Agreement does not limit the ability of the Board of Directors of General Partner to extend the solicitation period. Each Unitholder is urged to sign, date and return promptly the enclosed consent form in the enclosed envelope to TENERA, L.P., 2001 Center Street, Berkeley, California 94704-1204, Attention: Corporate Secretary. Any consent given pursuant to the solicitation of consents may be revoked by the person giving it at any time before termination of the solicitation period. Any consent may be revoked by filing with the Secretary of the General Partner a written notice of revocation or a duly executed written consent bearing a later date than the prior consent. Any written notice revoking a consent to the Conversion should be sent to TENERA, L.P., 2001 Center Street, Berkeley, California 94704-1204, Attention: Corporate Secretary.


SOLICITATION OF CONSENTS

     Consents are being solicited on behalf of the General Partner. Consents are being solicited by mail, and certain directors, officers and regular employees of the General Partner may also solicit consents by telephone, telegram, facsimile or personal interviews. Such persons will receive no additional compensation for performing such services. All expenses of the solicitation of consents, including the cost of preparing and mailing this Consent Solicitation Statement/Prospectus to Unitholders, will be borne by the Partnership.

EXCHANGE OF CERTIFICATES

     SURRENDER AND EXCHANGE OF CERTIFICATES REPRESENTING UNITS IS NOT REQUIRED. From and after the Effective Time, each depositary receipt evidencing ownership of Units will be deemed to evidence ownership of an identical number of shares of Common Stock. However, as promptly as practicable following the Effective Time of the Merger, the Company will make available to Chemical Mellon Shareholder Services (the "Exchange Agent") certificates representing shares of Common Stock and a letter of transmittal will be furnished to holders of depositary receipts for Units containing instructions relating to the surrender of such depositary receipts in exchange for the appropriate number of shares of Common Stock. See "The Consent Solicitation -- Exchange of Certificates."

DISTRIBUTIONS AND DIVIDENDS

     No distributions have been declared or paid by the Partnership since June 1991. Whether or not the Conversion is consummated, cash distributions will not be resumed unless and until there are significant improvements in TENERA's operating results and overall financial condition and the General Partner does not anticipate such improvements in the foreseeable future.

MARKET PRICE OF UNITS

     Effective January 28, 1988, the Units began trading on, and high and low sales prices are currently reported by, AMEX under the symbol TLP. See "Market Prices of Units; Distributions."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary historical financial data set forth herein is based upon the combined financial statements included elsewhere in this Consent Solicitation Statement/Prospectus. See "Selected Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Combined Financial Statements of the Partnership appearing elsewhere in this Consent Solicitation Statement/Prospectus.

                            TENERA, L.P. HISTORICAL

                                                                                    THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                     MARCH 31,
                                 -----------------------------------------------   ---------------------
                                  1994      1993      1992      1991      1990       1995        1994
                                 -------   -------   -------   -------   -------   ---------   ---------
                                 (IN THOUSANDS, EXCEPT PER UNIT AND STATISTICAL
                                                    AMOUNTS)                       (UNAUDITED) (UNAUDITED)
                                 -----------------------------------------------
OPERATIONS DATA
Revenue........................  $23,600   $29,340   $36,648   $44,128   $51,161    $ 5,344     $ 7,079
Operating Income (Loss)........   (1,239)     (315)      826    (6,176)    8,291        196         132
Net Earnings (Loss)............   (1,202)     (294)      795    (6,434)    7,922        196         145
Earnings (Loss) per Equivalent
  Unit(1)......................    (0.13)    (0.03)     0.08     (0.66)     0.85       0.02        0.02
Cash Distributions per
  Equivalent Unit(1)...........       --        --        --      0.31      0.81         --          --
Portion of Cash Distributions
  per Equivalent Unit
  Representing a Return of
  Capital for Original
  Unitholders..................       --        --        --      0.14      0.33         --          --
Ratio of Earnings to Fixed
  Charges......................       --        --     11.89        --     77.17      13.25      146.00
Weighted Average Equivalent
  Units(1).....................    9,555     9,646     9,710     9,736     9,366      9,541       9,588

CASH FLOW DATA
Net Cash Provided by Operating
  Activities...................       17     1,472      (626)    6,632     7,409       (483)        166
Cash Distributions.............       --        --        --     5,021     7,506         --          --
Net Increase (Decrease) in Cash
  and Cash Equivalents.........      363     1,085    (1,418)      774    (1,425)      (504)        (19)

FINANCIAL POSITION AT DECEMBER
  31, MARCH 31, RESPECTIVELY
Cash and Cash Equivalents......    1,943     1,580       495     1,913     1,139      1,439       1,561
Working Capital................    4,024     5,196     5,383     5,109     9,001      4,277       5,253
Total Assets...................    8,616     9,345    11,111    13,402    19,943      8,810       9,952
Total Liabilities..............    4,069     3,524     4,932     7,727    10,259      4,067       4,055
Partners' Capital..............    4,547     5,821     6,179     5,675     9,273      4,743       5,897
Book Value per Equivalent
  Unit(1)(2)...................     0.48      0.60      0.64      0.58      0.99       0.50        0.62

OTHER INFORMATION
Number of Employees (actual)...      170       202       263       361       372        160         201

- ---------------
(1) Equivalent Units represent both the general and limited partners' interest in earnings.

(2) Calculated using the Equivalent Units outstanding at March 31 and December 31, respectively.

     THE FOLLOWING PRO FORMA RESULTS DO NOT PURPORT TO BE INDICATIVE OF THE
        RESULTS OF OPERATIONS WHICH ACTUALLY WOULD HAVE OCCURRED HAD THE
      CORPORATION ACTUALLY BEEN FORMED AT THE BEGINNING OF EACH PERIOD OR
                 WHICH MAY BE EXPECTED TO OCCUR IN THE FUTURE.


     The following table sets forth a summary of unaudited pro forma financial data of the Company, as adjusted, as of the dates or for the periods indicated to give effect to the Conversion as if it had occurred as of January 1, 1994 of the period presented for the operations information and at March 31, 1995 for the financial position data. The table should be read in conjunction with the unaudited pro forma financial statements and notes thereto of TENERA, Inc. included elsewhere in this Consent Solicitation Statement/Prospectus.


                       TENERA, INC. PRO FORMA (UNAUDITED)

                                                                                      THREE MONTHS
                                                                     YEAR ENDED          ENDED
                                                                    DECEMBER 31,       MARCH 31,
                                                                        1994              1995
                                                                    (UNAUDITED)       (UNAUDITED)
                                                                   --------------     ------------
                                                                        (IN THOUSANDS, EXCEPT
                                                                         PER SHARE AMOUNTS)
OPERATIONS DATA
Revenue..........................................................     $ 23,600          $  5,344
OPERATING INCOME (LOSS)..........................................       (1,124)              225
NET EARNINGS (LOSS)..............................................       (1,087)              127
NET EARNINGS (LOSS) AFTER TRANSACTIONAL EXPENSES OF THE
  CONVERSION.....................................................       (1,237)              (23)
NET EARNINGS (LOSS) PER SHARE....................................        (0.10)             0.01
NET EARNINGS (LOSS) AFTER TRANSACTIONAL EXPENSES OF THE
  CONVERSION PER SHARE...........................................        (0.12)               --
WEIGHTED AVERAGE SHARES(1).......................................       10,555            10,541
FINANCIAL POSITION
Cash and Cash Equivalents........................................                          2,439
WORKING CAPITAL..................................................                          5,058
TOTAL ASSETS.....................................................                          9,810
SHAREHOLDERS' EQUITY.............................................                          5,524
BOOK VALUE PER SHARE(1)(2).......................................     $                 $   0.52

- ---------------
(1) Pro forma shares include 1,000,000 shares assumed to be issued in exchange for the General Partner's capital infusion of $1,000,000 at an assumed price of $1.00 per share. Actual number of shares to be issued will be based on the per share purchase price, which is the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion (see "The Conversion -- Allocation of Common Stock Among the Unitholders and the Principal Stockholder of the General Partner").

(2) Calculated as March 31, 1995 pro forma Partners' Capital divided by March 31, 1995 pro forma weighted average shares.

                           TENERA OWNERSHIP STRUCTURE

                                  RISK FACTORS

     UNITHOLDERS SHOULD CAREFULLY EXAMINE THE ENTIRE CONSENT SOLICITATION STATEMENT/PROSPECTUS AND SHOULD GIVE PARTICULAR ATTENTION TO THE FOLLOWING RISK
FACTORS:

CONVERSION RISKS

     Conflicts of Interest: Terms of Conversion. In considering the recommendation of the Board of Directors of the General Partner with respect to the Conversion, Unitholders should be aware that the current members of the Partnership's management and the Board of Directors of the General Partner have certain interests which may present them with conflicts of interests in connection with the Conversion and the transactions contemplated thereby. The Board of Directors of the General Partner has determined the terms of the Conversion, including the consideration to be received by Unitholders and by the principal stockholder of the General Partner, both with respect to their respective interests in the Partnerships and with respect to the merger of the General Partner into the Company. Because the stockholders and affiliates of the General Partner control the General Partner and, through the General Partner, the Partnerships, the Board of Directors has a substantial conflict of interest in determining the terms of the Conversion. Although the Board of Directors believes that the terms of the Conversion are fair to the Unitholders, such terms are not the result of arm's-length negotiations. In light of this conflict, the Advisory Committee of the Board of Directors has advised the Board of Directors of the General Partner that it believes the method of allocating the Common Stock between the Unitholders and the principal stockholder of the General Partner is fair, from a financial point of view to the Unitholders and the principal stockholder of the General Partner, but there can be no assurance that the terms of the Conversion are as favorable as could be obtained absent such potential conflicts of interest. However, the Board of Directors has received the opinion of the Financial Advisor as to the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion). For additional information concerning the potential conflicts of interest between the General Partner and the Unitholders in the Conversion, see "The Conversion -- Background of the Conversion," "-- Allocation of Common Stock Among the Unitholders and the Principal Stockholder of the General Partner," "-- Conflicts of Interest of the General Partner," and "-- Recommendation of the General Partner."

     Conflicts of Interest: Elimination of Unlimited Liability. Under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), general partners are generally subject to unlimited liability with respect to partnership obligations and liabilities. Thus, the General Partner would normally be liable for acts of the Partnership and the Operating Partnership. The Partnership Agreement, however, provides broad indemnity to the General Partner and its affiliates and their respective directors, officers, employees and agents for liabilities they may incur by reason of serving in such capacities. Nonetheless, as a result of the Conversion, the General Partner will no longer be liable for acts of the Partnership and the Operating Partnership either on a going forward basis or with respect to any liability that the General Partner may have incurred during the period TENERA has operated as a partnership, because the Company, will assume all liabilities of the General Partner through the merger of the General Partner into the Company. The General Partner has not instituted any procedure or procedures to eliminate or minimize the potential conflicts of interest identified above. However, the General Partner has a fiduciary duty to the Unitholders to exercise good faith, fairness and loyalty in handling the affairs of the Partnership. Moreover, the Advisory Committee of the Board of Directors of the General Partner, a majority of which are Disinterested Persons, advised the General Partner regarding the terms of the Conversion with a view to minimizing the conflicts of interest inherent in the Conversion, and has advised the Board of Directors that it believes that the method of allocating the Common Stock between the Unitholders and the principal stockholder of the General Partner is fair, from a financial point of view, to Unitholders and the General Partner, notwithstanding this conflict of interest. It should be noted, however, that members of the Advisory Committee are subject to conflicts of interest relating to the elimination of unlimited liability to the same extent as the other members of the Board of Directors of the General Partner. See "The Conversion -- Conflicts of Interest of the General Partner" and "The Conversion -- Fiduciary Duties."

     No Separate Representation of Unitholders. The terms of the Conversion were evaluated and determined by the General Partner without independent representation of the Unitholders, and the Partnerships, the General Partner and the Company have been represented by the same legal counsel, although the Advisory Committee did retain separate legal counsel. The Public Unitholders will not be separately represented in connection with the Conversion. The General Partner's decision not to have separate representation for the Public Unitholders in connection with the Conversion was based on the following: (i) the fact that the principal stockholder of the General Partner and the Unitholders will receive the exact percentage of the Common Stock issued with respect to the merger of the Partnerships into the Company as the Unitholders and the General Partner currently own in the Partnership and the Operating Partnership, on a combined basis; (ii) the Advisory Committee of the Board of Directors (comprised of three individuals, two of which are Disinterested Persons) retained separate outside legal counsel and has advised the Board of Directors of the General Partner that it believes that the method of allocating the Common Stock to the principal stockholder of the General Partner with respect to the merger of both the Partnerships and the General Partner into the Company, is fair from a financial point of view to the Unitholders and the principal stockholder of the General Partner; (iii) the Board of Directors received the opinion of the Financial Advisor as to the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion); and (iv) the Board of Directors is comprised of a majority of directors who are not stockholders, officers, employees, agents or otherwise affiliates of the General Partner, except for their positions as directors of the General Partner.

     Because the Unitholders are not separately represented in the Conversion, there is a risk that the best interests of the Unitholders are not being protected in connection with the Conversion and that, had independent representation been obtained, it is possible that the terms and conditions of the Conversion could be different. However, the General Partner has a fiduciary duty to the Unitholders to exercise good faith, fairness and loyalty in handling the affairs of the Partnership. See "The Conversion -- Fiduciary Duties." Unitholders considering the Conversion are advised to consult with their own representatives regarding the advisability of their giving or withholding consent.

     Nonconsenting Unitholders are Bound by Majority Approval. The consent of the holders of record of more than 50% of the outstanding Units is required for approval of the Conversion. If the Conversion receives the approval of the requisite percentage of outstanding Units, all of the existing Units will be converted into shares of Common Stock. If all of the current stockholders and affiliates of the General Partner, who currently own 29.6% of the outstanding Units, voted in favor of the Conversion, less than 27.8% of the Public Unitholders would be required to vote in favor of the Conversion to achieve the required majority vote necessary. However, there are no voting arrangements or agreements among the current stockholders or affiliates of the General Partner. If the Conversion is adopted, each Unitholder will be bound by the Conversion, even though such Unitholder did not consent, and the non-consenting Unitholders will thereafter own shares of Common Stock.

     No Statutory Appraisal or Dissenters' Rights. Under the Delaware Act, Unitholders will have no statutory appraisal, dissenters' or similar rights in connection with the Conversion (nor will such rights be voluntarily accorded to the Unitholders by the Partnership). This is distinguishable from Delaware corporate law whereby dissenting stockholders of a corporation, in certain transactions, may have the statutory right to have their shares appraised and to receive payment of the "fair value" of such shares in cash. Accordingly, non-consenting Unitholders will have no alternative to the receipt of Common Stock upon approval of the Conversion other than selling their Units prior to the consummation of the Conversion and the ability of Unitholders to obtain redress for an alleged wrong in connection with the Conversion is limited to Delaware common law. For a discussion of certain of a Unitholder's rights under Delaware law and the fiduciary obligations owed to a Unitholder, see "The Conversion -- Fiduciary Duties."

     Tax Considerations. The federal income tax consequences of the Conversion to the Unitholders are uncertain in some respects. The Partnership, as such, is generally not subject to federal income tax. Instead, Unitholders and the General Partner report their allocable share of Partnership income and, subject to certain limitations, the losses of the Partnership in their respective tax returns, whether or not any cash is actually distributed to the Unitholders. As a corporation, the Company will be subject to federal income taxes on any income it recognizes. As stockholders of the Company after the Conversion, former Unitholders generally will also be subject to income tax on receipt of dividends, if any, from the Company. In the aggregate, therefore, the total tax burden on the Company and its stockholders with respect to amounts actually distributed to stockholders could exceed the total tax burden if TENERA were to remain a partnership. Nonetheless, TENERA, whether in corporate or partnership form, does not anticipate paying distributions or dividends for the foreseeable future. See "Risk Factors -- Operating Risks -- No Distributions or Dividends."

     Regardless of whether the Conversion is implemented, distributions made by the Partnership would become subject to double taxation after January 1, 1998 because of current tax laws applicable to publicly-traded partnerships.

     As a result of the Conversion, TENERA will be relieved of the cost of complying with the tax-reporting requirements associated with partnership form which are significantly greater than the cost of complying with reporting requirements associated with corporate form. The General Partner believes that the Partnership may realize annual savings of tax-reporting costs of approximately $120,000 for 1996 and 1997 if the Conversion is consummated. These savings will partially offset the non-recurring transaction costs of the Conversion which are expected to be approximately $370,000. See "The
Conversion -- Costs of the Conversion."

     Although definitive regulations have not yet been issued, temporary Treasury regulations suggest that suspended passive activity losses attributable to Units can be used after the Conversion only if the holder of such Units sells all of such holder's Common Stock to an unrelated person in a fully taxable transaction.

     For a discussion of other tax considerations, Unitholders should carefully review the information contained in "Material Federal Income Tax Consequences." Unitholders are urged to consult with their own tax advisors with respect to the specific tax consequences to them, including the application and effect of foreign, state or local income tax and other laws.

     Control of TENERA by Principal Stockholder of the General
Partner. Following the Conversion, the control of the Company will be vested in the stockholders who will be entitled annually to elect one-third of the Board of Directors. However, the principal stockholder and affiliates of the General
Partner, who currently own 29.6% of the outstanding Units, will own      % of
the outstanding shares of Common Stock upon consummation of the Conversion, which would give such persons as a group significant influence over all corporate decisions requiring approval of the stockholders of the Company. However, there are no voting arrangements or agreements among the current stockholders or affiliates of the General Partner. Moreover, the Company's Board of Directors will initially consist of the current members of the General Partner's Board of Directors who will be able to exert significant influence over the operations of the Company. Currently, control of TENERA is vested in the General Partner and Unitholders have limited rights to vote only in special circumstances. See "Summary Comparison of Units and Common Stock -- Voting Rights."

     No Active Trading Market. Prior to the Conversion there has been no market for the Common Stock. The Units currently trade on AMEX. See "Market Prices of Units; Distributions." Application has been made to list the Common Stock on AMEX under the symbol TNR. Upon issuance, it is anticipated that the Common Stock will be traded on the AMEX but there can be no guarantee that an active trading market for the Common Stock will develop. If no active trading market develops for the Common Stock, there is a risk to Unitholders that they may be unable to sell the shares of Common Stock they receive in the Conversion.

     Uncertainty Regarding Market Price of Common Stock. The General Partner is unable to predict the market price of the Common Stock in relation to current market prices of the Units. The Common Stock will be a new security, reflecting the conversion of TENERA to corporate form and the replacement of the Units with Common Stock, as well as the capital contribution and dilution of the voting power of the current Unitholders resulting from the merger of the General Partner. If a market does develop for the Common Stock there is a risk that the Common Stock trading price will be lower than the Unit trading price immediately prior to the Conversion. If the Common Stock trades at a price lower than the Unit price, the market value of the Unitholder's ownership interest could be materially reduced. See " -- Dilution."

     Anti-Takeover Provisions. The Partnership Agreement contains many provisions which are designed to vest in the General Partner the right to manage the business of the Partnership and to restrict the right of the Unitholders to change management and to approve transactions of a type which are generally subject to stockholder approval in the case of a corporation. The Partnership does not hold annual meetings of Unitholders and does not permit the Unitholders to vote on many of the matters upon which stockholders of the Company will be permitted to vote. Upon consummation of the Conversion, the Partnership will cease to exist and the stockholders of the Company will have the rights described under "Description of Common Stock" and "Summary Comparison of Units and Common Stock."

     Certain provisions of the Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law may reduce the likelihood of a takeover of the Company which, if successful, might permit stockholders to receive a premium over the market price of the Common Stock. These provisions include a classified Board of Directors, authorization for the Board of Directors to issue classes or series of Preferred Stock, a prohibition on stockholder action by written consent, a requirement that stockholders notify the Company in advance of any director nominees to be proposed at any meeting of stockholders, and a provision that directors can be removed from office only for cause by the vote of at least 75% of the outstanding shares of Common Stock and vacancies may be filled only by the remaining directors and not by the stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests. See "Description of Capital Stock -- Anti-Takeover Provisions."

     Dilution.  As a result of the Conversion and the merger of the General
Partner into the Company and the issuance of           additional shares of
Common Stock to the principal stockholder of the General Partner, the principal stockholder and affiliates of the General Partner, who currently own 29.6% of
the outstanding Units, will own      % of the outstanding shares of Common Stock
upon consummation of the Conversion. Accordingly, upon consummation of the Conversion, the voting power of the public Unitholders will be reduced from
70.4% to      %. Due to the infusion into the Company of $1,000,000 in cash from the General Partner in connection with the merger of the General Partner, the issuance of the additional shares of Common Stock to the principal stockholder of the General Partner will not result in dilution of the book value of the Common Stock issued to Unitholders in exchange for Units in the Conversion. However, the issuance and sale of such additional shares could adversely effect the market price of the Common Stock. See "-- Uncertainty Regarding Market Price of Common Stock."

     Differences Between Units and Common Stock. There are certain inherent differences between the Units and the Common Stock, including without limitation differences in tax treatment and voting rights. The differences arise primarily from provisions of the Internal Revenue Code of 1986, as amended, and differences between the laws governing limited partnerships and those governing corporations, as well as from their respective governing instruments. See "Summary Comparison of Units and Common Stock" for a description of these differences.

     Possible Reduction of Fiduciary Duties. At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders. Therefore, although it is unclear whether or to what extent there are any differences in such fiduciary duties, it is possible that the fiduciary duties of the directors of the Company to its stockholders could be less than those of the General Partner to the Unitholders, which may result in decreased potential liability of the directors of the Company. See "The Conversion -- Fiduciary Duties."

OPERATING RISKS

     The following risk factors are relevant to an investment in TENERA, whether in partnership or corporate form. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations." Except for the infusion of $1,000,000 of capital from the General Partner, the Conversion will not generally affect TENERA's financial condition and the Company will continue to be subject to the following risks.

     Operating Results. Revenues of the Partnership have decreased each year from the year ended December 31, 1990 to date ($51.2 million in 1990, $44.1 million in 1991, $36.6 million in 1992, $29.3 million in 1993, $23.6 million in 1994, and $5.3 million for the three months ended March 31, 1995 and $7.1 million for the three months ended March 31, 1994), while net earnings (loss) from operations over the same periods declined from $7.9 million in 1990, to $(6.2 million) in 1991, $0.8 million in 1992, $(0.3 million) in 1993, $(1.2 million) in 1994, and $0.2 million for the three months ended March 31, 1995 and $0.1 million for the three months ended March 31, 1994. There can be no assurance of the level of earnings, if any, that the Company will be able to derive in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Industry Trends. As a result of the recent slowdown in the construction of power plants and the absence of new power plants scheduled for construction, the market for engineering services and software relating to initial licensing and construction of power plants has contracted, and the market for services and software related to efficient and profitable operation of existing capacity has expanded. This trend has caused some electric utilities to close power plants and to curtail certain other activities traditionally supported by TENERA. This reduced demand for TENERA's traditional engineering services and software, which has caused TENERA to discontinue certain business units and related facilities and to downsize and realign engineering staff, has had a material adverse impact on operating results. TENERA's profitability depends on its ability to successfully adjust to these industry changes through continued downsizing and realignment of engineering staff and through the successful development and marketing of new engineering services and software. There can be no assurance that TENERA will be able to fully adjust its services and products to meet the changing needs of the industry. See "-- Operating Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Background."

     Access to Capital. Management currently believes that cash expected to be generated from operations, the Partnership's working capital and borrowings currently outstanding under its loan facility, in addition to the $1,000,000 in new capital resulting from the merger of the General Partner into the Company as a part of the Conversion, are adequate to meet its anticipated near-term needs. If cash from operations is less than currently anticipated, TENERA may need to seek other sources of capital. There can be no guarantee that such sources will be available on terms favorable to TENERA, or at all, and given TENERA's recent operating results, the General Partner does not believe that an offering of additional equity would be successful at this time or in the immediately foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Reliance on Key Personnel. Due to the nature of the consulting and professional services business, the Company's success will depend, to a significant extent, upon the continued services of its officers and key technical personnel and the ability to recruit additional qualified personnel. The Partnership experienced an historically high rate of turnover as revenue and earnings began to decline in 1991 and thereafter, and the further loss of such officers and technical personnel and the inability to recruit sufficient additional qualified personnel could have an adverse effect on the Company.

     Government Contracts Audits. The Company will assume the Partnership's United States government contracts, which are subject in all cases to audit by governmental authorities. The Partnership earlier in 1994 concluded an audit begun in 1991 of certain of its government contracts with the DOE relating to the allowability of certain employee compensation costs. The Partnership made a special charge to earnings in 1991 for a $2.4 million provision for the potential rate adjustments then disputed by the Partnership and the government. As a result of resolving the dispute, the Partnership recognized an increase to earnings of $500,000 in the second quarter of 1994. Cash payments to clients associated with the settlement, which are estimated to be between $400,000 and $500,000, which were accrued for in the 1991 Special Charge to searnings, are expected to be made over the balance of 1995, as government contracts with individual clients are closed out. There can be no assurance that no additional charges to earnings of the Company may result from future audits of the Company's government contracts.

     Litigation. PLM Financial Services, Inc. has filed an action in the Superior Court of California for the County of Alameda seeking damages in excess of $500,000 in unpaid equipment rent and other payments allegedly owing to PLM under an equipment lease between PLM and TERA Power Corporation, a former subsidiary of TERA Corporation, the Partnership's Predecessor Corporation. PLM has named the Partnership in the action pursuant to a guaranty of the lease obligations made by the Predecessor Corporation. Management believes that the guaranty has been exonerated and the Partnership will be able to defend this action successfully. Management does not believe that eventual resolution of this matter will have a material effect on the Partnership's results of operations or financial position; however, an adverse outcome could have a material adverse impact on the financial condition of the Partnership. See "Certain Legal Proceedings."

     Competition. The market for engineering and management services and related software products and services is highly competitive and TENERA competes with several larger firms with significantly greater resources. The primary competitive factor in the market for engineering and management services is price, and a number of TENERA's competitors are able to offer such services at prices that are lower than those offered by TENERA. This competition has had, and is expected to continue to have, a material adverse impact on TENERA's business. See "Business -- Competition."

     Reliance on Major Customers. During fiscal 1994, one customer, Westinghouse Hanford Co. ("Westinghouse"), accounted for approximately 29% of the Partnership's total revenues and during 1995, two customers, Westinghouse and Martin Marietta Energy Systems, Inc. ("Martin"), accounted for approximately 19% and 11%, respectively, of the Partnership's total revenues. All outstanding customer contracts are cancelable upon notice by either party, and therefore, there can be no assurance that relationships with customers will be maintained. The discontinuation of business relations with this customer could have a material adverse impact on TENERA's business. See "Business -- Marketing and Clients."

                                 THE CONVERSION

STRUCTURE OF THE CONVERSION

     If approved by the Unitholders and implemented, the Conversion will be effected as follows:

     - The Partnership, the Operating Partnership and the General Partner will merge with and into the Company, as a result of which the Partnerships and the General Partner will thereafter cease to exist, and the Company will succeed to all the assets and liabilities of the Partnerships and the General Partner;

     - Units issued and outstanding immediately prior to the Conversion will be converted into an identical number of shares of Common Stock;

     - The General Partner's aggregate 1.99% general partner interest in the Partnerships will be converted into 184,946 shares of Common Stock of the Company and distributed to the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion);


     - Immediately prior to the Conversion, the General Partner will repurchase certain of its outstanding shares of common stock for $1,500,000 in cash, leaving the current principal stockholder of the General Partner the sole stockholder and leaving assets of $1,000,000 in cash in the General Partner; and


     - The common stock of the General Partner will be converted into shares of Common Stock.

     Consequently, immediately following the Conversion, as a result of the merger of the Partnerships into the Company the Unitholders will own an aggregate of 9,108,803 shares of Common Stock in lieu of their 9,108,803 currently outstanding Units and the principal stockholder of the General Partner will own 184,946 shares of Common Stock in lieu of the 1.99% general partner interest in the Partnerships. In addition, the principal stockholder of the General Partner will
own all           shares of Common Stock attributable to the merger of the
General Partner into the Company. Upon completion of the Conversion, the
Unitholders will own      % of the issued and outstanding shares of Common Stock
and the principal stockholder of the General Partner will own      % of the
issued and outstanding shares of Common Stock (exclusive of shares received as a Unitholder). The principal stockholder and affiliates of the General Partner
will own      % of the outstanding shares of Common Stock, which would give such persons as a group significant influence over all corporate decisions requiring approval of the stockholders of the Company. See "Risk Factors -- Control of TENERA by Principal Stockholder of the General Partner." However, there are no voting arrangements or agreements among the current stockholders and affiliates of the General Partner.

     The General Partner used the percentages of the outstanding equity ownership interests in the Partnership and the Operating Partnership, taken as a whole, currently owned by the General Partner and the Unitholders, respectively, to determine the allocation of percentages of Common Stock issued to the Unitholders and the principal stockholder of the General Partner with respect to the merger of the Partnerships into the Company. The General Partner used the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion to determine the number of shares of Common Stock issued to the principal stockholder of the General Partner with respect to the merger of the General Partner into the Company. See "-- Allocation of Common Stock Among the Unitholders and the Principal Stockholder of the General Partner."

     The General Partner decided to convert the Partnership and Operating Partnership to corporate form because of the factors listed in "-- Reasons for the Conversion." The General Partner did not consider any alternatives to this transaction other than continuing in partnership form. See "-- Alternatives to the Conversion."

BACKGROUND OF THE CONVERSION

     Original Conversion to Partnership Form. The Partnerships succeeded to the business and operations of TERA Corporation (the "Predecessor Corporation") on December 30, 1986. On that date, the Predecessor Corporation transferred substantially all of its assets, subject to substantially all of its liabilities, to the Partnerships. Upon the Predecessor Corporation's dissolution and liquidation, its stockholders received one Unit for each share of common stock of the Predecessor Corporation. That earlier conversion was consummated primarily to eliminate federal income taxes at the entity level, thereby potentially increasing the availability of distributions to investors of cash flow from operations (with the cash which would otherwise be used to pay taxes incurred by the corporation then available for distribution to equity holders). The Units were designed to appeal to investors seeking a current yield through distributions and to provide investors with passive income to offset passive losses from other investments.

     The General Partner was formed in connection with the prior 1986 conversion to partnership form to act solely as the General Partner of the Partnerships. As such, the General Partner has had sole authority and responsibility for the management of the Partnerships and has been liable for all general obligations of the Partnerships to the extent not paid by the Partnerships. In addition, to help assure treatment of the Partnerships as partnerships for federal income tax purposes, the General Partner agreed to maintain a net worth of not less than $2,500,000 (in addition to any interest in the Partnerships) and agreed not to withdraw from the Partnership prior to December 31, 1996.

     While the Partnership achieved many of its objectives in the initial four years of its existence, the anticipated benefits of partnership form have been reduced over the years primarily as a result of two developments. First, significant changes in the federal income tax laws occurred in 1987 which will cause the Partnership to be taxed as a corporation beginning in 1998 and which also eliminated the ability of Unitholders to offset passive losses from other investments with passive income from the Partnership and the ability of most Unitholders to derive current tax benefits from net operating losses. Initially management believed these changes would likely cause the Partnerships to convert to corporate form in late 1997, which would permit the

Partnerships to obtain the tax benefits of a single level of taxation for as long a period as possible. See "Material Federal Income Tax Consequences."

     Secondly, and more significantly, however, the Partnership began experiencing operating losses in mid-1991 which resulted in the discontinuation of cash distributions to the Unitholders. See " -- Performance of TENERA as a Partnership." The Partnership is not required to make distributions and management currently believes the Partnership will not resume distributions in the foreseeable future, regardless of whether taxable income may be recognized by the Unitholders, as TENERA continues to reinvest its earnings until there is a material and sustained increase in operating profits. Thus, the Units are no longer of interest to investors seeking current yields.

     Meanwhile, the administrative burdens of tax reporting as a partnership remain complex and costly (both to the Partnership and to the Unitholders). Management now believes that the partnership structure no longer provides sufficient benefits to justify its continued administrative costs and burdens and may even result in disadvantages to the Unitholders as earnings are reinvested over the next several years and Unitholders are taxed on their share of the Partnership's taxable income, if any, without any cash distributions.

     Performance of TENERA as a Partnership. In the years following its formation, the Partnerships achieved many of their original objectives in converting to the limited partnership structure. From January 1987 through the second quarter of 1991, cash distributions were made to the Unitholders ranging from $0.77 per Unit in 1987 to $0.81 per Unit in 1990, and $0.21 per Unit for the quarter ended March 31, 1991 to $0.10 per Unit for the quarter ended June 30, 1991. At the same time, the trading price of the Units rose from $3.00 per Unit on December 31, 1986 to a high of $8.625 per Unit in the second quarter of 1991. During the initial four year period since the 1986 conversion, the Partnership's revenues ranged from a low of $31,812,000 in 1988 to $51,161,000 in 1990, while net earnings of the Partnership, which were a high of $8,966,000 in 1987, thereafter ranged from a low of $5,844,000 in 1989 to $7,922,000 in 1990.

     Beginning in 1988, the Partnership expanded its management services to include consulting for the DOE and its contractors, providing operational, safety, and environmental assistance at DOE-owned nuclear reactor sites. During this growth period, the Partnership's government-related billings increased from approximately $550,000 in 1988, to $12,800,000 in 1990. While this new government contract work developed, the existing management services, environmental services, and software systems and services also continued to expand their revenue and earnings. During this period of rapidly expanding backlog, the Partnership more than doubled in size its employee base from 170 employees in 1987, to 372 employees in 1990, and grew from four offices in three states to twelve offices in nine states, in order to service the needs of the Partnership's clients.

     Revenue in 1991 declined to $44,128,000 and the Partnership experienced a net loss of $6,434,000 of which $7,534,000 were special charges. Included in special charges was $3,712,000 of certain non-cash compensation costs incurred in connection with the compromise of certain employee claims under TENERA's Entrepreneurial Equity Incentive Plan ("EEIP"). Also included in special charges was a $2,400,000 provision established for potential rate adjustments asserted on certain contracts in connection with the dispute between the Company and the United States government with respect to the allowability of certain costs. See "Risk Factors -- Government Contracts Audit." Additional special charges in the fourth quarter of 1991 included a net amount of $1,293,000 incurred for various costs and expenses principally associated with management and organizational restructuring and downsizing programs.

     The Partnership's principal market, the electric utility industry, has undergone considerable changes in the past five years, which have had a negative impact on the Partnership's revenues. Electric utilities in the United States face a complex mix of economic and regulatory pressures. As a result of gradual deregulation, as well as a desire to meet projected growth in demand for electricity through higher operating efficiency rather than investment in new plants, utilities and regulatory authorities are concentrating on increasing operational efficiency and implementing detailed operational guidelines instead of new plant construction. As a result of the slowdown in construction of power plants and the absence of new power plants scheduled for construction, the market for services and software related to efficient and profitable operation of existing capacity has expanded and the market for services and software relating to initial licensing and construction has contracted.

This trend has caused some electric utilities to close power plants and curtail certain activities TENERA has traditionally supported. See
"Business -- Background."

     Primarily as a result of these adverse changes in demand for engineering services and products traditionally provided by TENERA, revenues continued to decline during 1992, 1993, and 1994, to $23,600,000 in 1994 and the total number of clients decreased from over 250 in 1991, to approximately 73 at December 31, 1994 and approximately 53 at March 31, 1995. Revenue concentration from government clients increased from approximately 15% in 1991 to 27% of total revenue in 1993, to 36% of total revenue in 1994 and to approximately 34% of total revenue in the three months ended March 31, 1995.

     In response to these energy industry changes, the Partnership has downsized its operations significantly. At March 31, 1995 the Partnership had 160 employees. Additionally, the number of offices has been reduced to nine in 1995, from fifteen in 1991 and since 1991, and the Company has instituted a number of on-going cost-reduction programs, to further reduce its direct and indirect costs, including travel expenses and outside professional services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Decision to Propose Conversion. The General Partner and the Partnership's management began considering the desirability of converting the Partnerships to corporate form in mid-1993 in light of the continued absence of any cash distributions due to the operating results of the Partnerships since 1991. At that time the Board of Directors of the General Partner elected to defer further consideration of such conversion to permit management to concentrate its efforts solely on returning the Partnerships to profitability.

     In September 1994, management resumed its review of the desirability of a conversion to corporate form and proceeded to identify and evaluate advantages, disadvantages, consequences and legal matters associated with a corporate conversion. With the results of this analysis increasingly supporting, on balance, the advisability of proposing the Conversion to the Unitholders, management presented its initial analysis to the Board of Directors at its meeting on September 13, 1994. The Board of Directors concurred in this analysis and asked management to proceed with further investigation of the advisability of the Conversion and the preparation of all necessary materials to submit the proposed Conversion for consideration by the Unitholders.

     Management also analyzed the desirability of the General Partner merging into the Company as part of the Conversion and explored the willingness of the principal stockholder of the General Partner, through such a merger to, in essence, invest all or a portion of the assets of the General Partner in the Company, thereby providing additional capital and liquidity to the Company. Management concluded that a cash infusion of $1,000,000 would provide additional resources to the Company as it continues to work towards increasing profitability, rebuilding revenues and strengthening the overall financial condition of the TENERA.

     In the judgment of the General Partner, the reasons to convert to corporate form have become increasingly compelling. This judgment is based on the fact that, regardless of whether the Conversion is consummated, TENERA will not resume distributions in the foreseeable future, and if TENERA is able to generate and sustain operating earnings and has taxable income, it is possible that the Unitholders will incur taxable income without any cash distributions from the Partnership; if TENERA instead incurs losses, it will forego the opportunity to accumulate operating losses in the new corporate entity for each period it remains in partnership form. In addition, the General Partner believes that if TENERA is going to convert, it is preferable to do so sooner rather than later, so that the benefits of conversion, including relief from the complexities and costs of tax reporting associated with partnership form, may begin to be realized by TENERA and the Unitholders. For a discussion of the alternatives which were considered, see
"-- Alternatives to the Conversion" below.

REASONS FOR THE CONVERSION

     The General Partner believes there are several principal reasons for converting to corporate form and merging the General Partner into the Company at this time: (i) the principal advantage of operating in partnership form (i.e., one level of federal income tax) is not currently useful and is not expected to be useful in the foreseeable future, given the expectation that TENERA will not resume distributions, regardless of whether taxable income may be recognized by Unitholders; (ii) the fact that even without the Conversion the Partnership will automatically be treated as a corporation and not as a partnership for federal income tax purposes after 1997;
(iii) the potential for TENERA Common Stock to attain greater acceptance within the investment community than the Partnership's Units and an expansion of the potential investor base in TENERA; (iv) the complexities and costs of tax reporting associated with partnership form (both to the Partnership and the Unitholders) will be reduced if TENERA is in corporate form; and (v) the merger of the General Partner, the sole assets of which are cash or cash equivalents, will provide additional financial strength to the Company and added liquidity of $1,000,000 as TENERA strives to rebuild its business after the losses and decreased earnings experienced since 1991. These factors are closely interrelated, and relative weights were not assigned to them.

     Absence of Distributions. Because of the operating losses and continuing decline in revenues experienced by the Partnership since 1991, the Partnership has not made cash distributions to Unitholders since the quarter ended June 30, 1991, and does not expect to do so in the foreseeable future. The ability to distribute income free of corporate income tax, combined with the expectation that TENERA could sustain a policy of making substantial cash distributions, was a primary reason TENERA converted to partnership form beginning in 1987. Thus, the principal advantage of being structured as a partnership is not currently available to TENERA or its Unitholders, nor is it likely to be available in the foreseeable future. Subject to the discretion of the Board of Directors to declare distributions from time to time, cash distributions will not be resumed unless and until there are significant improvements in TENERA's operating results and overall financial condition, and the General Partner does not anticipate resuming any distributions, whether or not there may be taxable income of the Partnership, in the foreseeable future. To the extent that the Partnership has taxable income, the Unitholders will be taxed on their allocable share of such income, without any cash distributions from the Partnership.

     Automatic Taxation as Corporation After 1997. Bryan Cave, special tax counsel to the Company and the Partnership in connection with the Conversion, has delivered an opinion that the Partnership, more likely than not, will be automatically taxable as a corporation for taxable years beginning after December 31, 1997 assuming that the Partnership continues (i) to derive over 10% of its gross income from sources other than investments, real estate, and natural resource activity for its first taxable year beginning after December 31, 1997 and (ii) to be publicly traded. Tax counsel's opinion is also based upon their review of the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change.

     The effect of the Partnership being automatically converted to, and taxed as, a corporation is particularly relevant to the Unitholders and TENERA if TENERA begins generating income which is subject to federal income taxes. See "Alternatives to the Conversion."

     The Revenue Act of 1987 (the "1987 Tax Act") amended the Code by adding
Section 7704, which provides that certain publicly traded partnerships will be treated as corporations and not as partnerships for federal income tax purposes. Tax counsel's opinion is based on the conclusions that the Partnership's gross income from operations would, more likely than not, not be treated as "qualifying income" for purposes of the safe-harbor provisions of Section 7704 of the Code. Section 7704 generally requires a publicly traded partnership to be treated as a corporation unless 90% of its gross income consists of certain qualifying passive-type income and certain income relating to natural resources. Tax counsel has concluded that the Partnership's gross income from operations, which are more active in nature, would more likely than not, not be considered qualifying income. As a consequence, the Partnership would not be able to qualify for the "qualifying income" exception to the general rule which taxes publicly traded partnerships as corporations.

     Under a transition rule, however, the Partnership will not be treated as a corporation for tax purposes until the earlier of (i) the Partnership's first taxable year beginning after December 31, 1997, or (ii) the time at which the Partnership adds a substantial new line of business after December 17, 1987. In addition, a partnership otherwise qualifying for relief under this transition rule will no longer qualify if it elects to be taxed as a corporation after December 17, 1987. The Partnership has not made such an election.

     Under the deemed conversion rules, at such time as the Partnership is first treated as a corporation, the Partnership will be treated as if it had transferred all of its assets to a newly-formed corporation in exchange for the stock of the corporation and the assumption of all its liabilities (including the Partnership's share, pursuant to Section 752 of the Code, of the Operating Partnership's liabilities), and then distributed such stock to the Unitholders in exchange for their Units.

     The deemed conversion of the Partnership into a corporation, like the actual Conversion proposed by the General Partner, would generally be tax-free to the Unitholders except to the extent the Partnership's aggregate tax basis in its assets is less than the liabilities assumed (or (i) if as a result of a Section 743(b) adjustment, a Unitholder's tax basis in his share of Partnership assets is less than his share of Partnership liabilities assumed or (ii) with respect to a Unitholder whose tax basis in his Units is less than his share of Partnership liabilities as determined pursuant to Section 752).

     To the extent a Unitholder recognized any gain from a deemed conversion occurring at the end of 1997, such gain would be offset by his share of the Partnership losses from prior years that were previously suspended by the at-risk, basis or passive loss limitations. Consequently the only Unitholders who might recognize gain on a deemed conversion that cannot be offset by previously suspended losses are corporations which previously utilized their share of Partnership losses (because corporations are not generally subject to the passive loss limitations).

     Potentially Greater Access to Equity Markets: Expansion of Potential Investor Base. Because certain types of investors do not typically invest in limited partnership securities, the Company may in the future have greater access to the public and private equity capital markets than does the Partnership, potentially enabling the Company to raise equity capital on more favorable terms than are now available to the Partnership. This greater access may be of benefit if TENERA proposes to issue equity securities in the future. TENERA has no plans, however, at this time to issue additional equity after the Conversion and the General Partner does not believe that, given TENERA's recent operating results, an offering of additional equity would be successful.

     The Conversion may also lead to expansion of TENERA's potential investor base over the long term to include institutional investors, tax exempt entities (including employee benefit plans, individual retirement accounts, Keogh plans and other retirement plans) and foreign persons that do not typically invest in partnership equity securities because of various tax and administrative reasons. Such potential investors prefer investment in corporate stock instead of partnership units for the following reasons: (i) many institutional investors avoid investment in limited partnership units because of the increased complexity of partnership tax reporting; (ii) virtually all of the income derived by a Unitholder which is a tax-exempt entity will be unrelated business taxable income, and thus will be taxable to such Unitholder; and (iii) a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Unit and thus will be required to file federal income tax returns and pay tax on such Unitholders' share of the Partnership's taxable income. An expanded investor base could result in a more active and diversified trading market for the Common Stock than currently exists for the Units.

     No assurances can be given that the Company will be able to issue additional equity securities, or that the Conversion will result in any increase in the Company's investor base or the receipt of any additional investor interest.

     Tax Reporting. The General Partner believes that tax reporting as a corporation would save TENERA approximately $120,000 annually over the current cost of tax reporting as a partnership. This would represent an aggregate savings of $240,000 to TENERA for the years 1996 and 1997. The General Partner believes that the additional costs which accompany reporting as a partnership would be justifiable if operating in partnership form was currently, or anticipated in the future to be, advantageous to the Unitholders. However, the principal reasons for operating in partnership form, namely the ability to make distributions which are not taxed at the entity level and to provide investors with passive income that could be offset by passive losses from other investments, are not currently available to the Partnership, nor can the Unitholders utilize any pass-through of net operating losses.

     Because of certain amendments to the federal tax laws since the formation of the Partnership, most investors in publicly traded partnerships cannot offset passive activity income from such partnerships by passive losses from other investments. Accordingly, even if the Partnership were to generate income, Unitholders generally could not use passive losses from other investments to offset such income. Moreover, most Unitholders cannot derive current tax benefits from net operating losses. The General Partner believes that most current Unitholders are subject to the passive loss rules and, therefore, cannot use net operating losses of the Partnership ("passive activity" losses) either to reduce their share of net portfolio income of the Partnership or to offset any of their income from other sources. Under these rules, unless a Unitholder is a certain type of corporation, the Unitholder is generally permitted to deduct losses incurred by the Partnership only to the extent they offset passive income from the Partnership and cannot use such losses to offset other income.

     In addition, the Partnership's organization as a limited partnership makes the preparation of tax returns by Unitholders and the Partnership more complex and expensive than it would be if TENERA were a corporation. The General Partner believes that the complexities of tax reporting associated with partnership investments have become unduly burdensome for most Unitholders under current conditions. The ownership of Common Stock rather than Units will greatly simplify tax reporting with respect to an investment in TENERA on each holder's individual federal tax returns.

     The reporting burden associated with partnership investments would be reduced, but not eliminated, if certain significant proposals currently pending before Congress are enacted. However, even if simplification legislation is enacted, it appears unlikely to affect the current limitation on the ability of limited partners to use passive losses.

     Capital Infusion from the General Partner. Management believes that the merger of the General Partner, the sole assets of which, in addition to its general partner interests in the Partnerships, are cash or cash equivalents, with and into the Company will provide additional financial strength to the Company and added liquidity of $1,000,000. Management further believes that such additional financial strength and liquidity will enhance TENERA's ability to rebuild its business after the losses and decreased earnings experienced since 1991. The General Partner, formed in connection with TENERA's conversion to partnership form in 1986, has acted solely as general partner of the Partnerships. As such, it is liable for the general obligations of the Partnerships to the extent not paid by the Partnerships and its assets have been available for that purpose. While the General Partner will be relieved of that unlimited liability as a result of the Conversion, it has agreed to invest a significant portion of its assets to the Company through the merger of the General Partner into the Company, thereby increasing the asset base of the Company. Moreover, this elimination of liability will not increase or decrease the Unitholder's obligations or liabilities as equity investors in TENERA.

DISADVANTAGES OF CONVERTING TO CORPORATE FORM

     The General Partner believes that the only significant disadvantages of converting to corporate form are tax-related. The principal tax disadvantage is that a corporation pays taxes on its net income and its stockholders generally pay taxes on any dividends from the corporation, whereas a partnership pays no entity-level tax and its partners pay tax on their share of partnership net income and on distributions that exceed their tax basis in their partnership interests. The Partnership and the Unitholders will forego this potential future tax benefit as a result of the Conversion. However, there is no advantage absent distributions to the Unitholders. Regardless of whether or not taxable income may be recognized by the Unitholders, management does not intend to make further cash distributions in the foreseeable future. There have been no distributions since June 1991, given the operating losses and decreased earnings experienced by the Partnerships in the interim. Management intends to retain and reinvest earnings of TENERA until such time as its financial position has been strengthened and its operating income restored to levels more akin to those of the Partnerships prior to June 1991. The disadvantage in corporate form of the added entity taxation described above could have significant adverse economic effect (i) at such time as the Company both has net taxable income and pays dividends, or (ii) if the Company disposes of its assets at a time when the value of its assets exceeds its basis in such assets. The higher that operating revenues are, the more significant the first adverse effect could be.

     Another potential tax disadvantage of the Conversion relates to certain limitations on the ability of stockholders of the Company to utilize suspended passive activity losses after the Conversion. The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. Although definitive regulations have not yet been issued regarding the treatment of suspended passive activity losses upon dispositions, TENERA's tax counsel is of the opinion that, more probably than not, suspended passive losses can be used after the Conversion only if a stockholder sells all of his shares of Common Stock to an unrelated person in a transaction in which all realized gain or loss is otherwise recognized. It is also likely, under current authority, that such losses cannot be used to offset dividend income from the Company. However, before the Conversion, suspended passive losses may be used even upon a partial sale of a Unitholder's Units but only to the extent of gain realized and recognized by the holder of such Units upon such sale.


     Another tax disadvantage of converting to corporate form would occur if there were a sale of the assets of TENERA followed by a liquidating distribution to stockholders. In corporate form, TENERA would be taxed on a sale of such assets, to the extent any gain was recognized, and each stockholder would be taxed on any subsequent liquidating distributions to the extent such stockholder's share of the liquidating distributions exceeds the stockholder's tax basis in its stock. By contrast, so long as no actual or deemed conversion occurs, any gain recognized by TENERA on a sale of its assets would be "passed through" to the Unitholders, who would then be able to use any accumulated losses to reduce the taxable amount payable by them on such gain.

     After consummation of the Conversion, any operating losses accumulated between the date the Conversion is consummated and the date of a sale of the assets would reduce the gain recognized on the sale of the assets. Any reduction in the amount of gain recognized on the sale would reduce the tax paid by the Company. If TENERA remained in partnership form and consummated a similar transaction, there would not be any tax at the partnership level. However, the Unitholders would be taxed on their share of any gain recognized by the Partnership and on any subsequent liquidating distributions, to the extent such distributions exceed the Unitholders' tax basis in their Units (after adjustment for any gain or loss recognized by the Partnership on the sale).

     Once TENERA converts to corporate form, it will not be able, for tax purposes, to return to being taxed as a partnership.

     Another disadvantage of the Conversion is that the issuance of additional shares of Common Stock to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company
will reduce the voting power of the public Unitholders from 69.1% to      %. The
Board of Directors of the General Partner believes that this disadvantage to the Unitholders is offset by the infusion into the Company of $1,000,000 in cash from the General Partner. As a result of this capital infusion, the issuance of such additional shares of Common Stock will not result in dilution of the book value of the Common Stock issued to Unitholders in exchange for Units in the Conversion. However, the issuance and sale of such additional shares could adversely effect the market price of the Common Stock.

     Another potential disadvantage of the Conversion is the loss of the unlimited personal liability of the General Partner for the liabilities of the Partnerships, which loss management believes is offset to some degree by the decrease in the management rights of the General Partner (and its stockholders) and the relative increase in the management rights of the holders of the Common Stock (as compared to their rights as former Unitholders). See "The
Conversion -- Conflicts of Interest of the General Partner." Moreover, the Board of Directors of the General Partner does not believe that this is relevant to the fairness of the Conversion to the Unitholders since the elimination of liability will not result in any increase or decrease of the Unitholders' obligations or liabilities as equity investors in TENERA.

ALTERNATIVES TO THE CONVERSION

     The only alternative to the Conversion considered by the General Partner was continuing the existence of the Partnership as a limited partnership. The benefit of continuing the existence of the Partnership as a limited partnership is the possible reduction of aggregate federal taxes payable by the Partnership and its Unitholders compared to the possible aggregate federal taxes payable by the Company and its stockholders with respect to the taxable income of TENERA, if the Partnership and the Company were to make significant current distributions to their equity holders, or with respect to any gain recognized on the disposition of assets or otherwise, if such a transaction were to occur. See "Material Federal Income Tax Consequences." The Board of Directors of the General Partner believes that, because the Partnership is unlikely to make any distributions in the near future and no sale of assets transaction is currently contemplated, this benefit is outweighed by the benefits of the Conversion described above in "-- Reasons for the Conversion."

     The General Partner did not attempt to quantify the value of TENERA were it to remain in partnership form because the General Partner believes that those values, whatever they are, may be preserved and enhanced through the Conversion. See " -- Reasons for the Conversion." The Board of Directors of the General Partner considered the trading price of the Units on the AMEX in establishing the allocation of the Common Stock for the merger of the General Partner and the capital contribution resulting from that merger. Based on a trading price of $0.8125 per unit (as reported on the AMEX on January 31, 1995), the market value of the Partnership as a going concern was $7,597,918. The General Partner further believes that, unless TENERA's financial results and business prospects improve significantly, and unless cash distributions were resumed, it is not likely that the market price of the Units would increase materially. The Board of Directors of the General Partner also believes that initially upon Conversion, the market price of the Common Stock of the Company would likely approximate the market price of the Units, and accordingly, established the allocation of Common Stock to be received by the principal stockholder of the General Partner upon the merger of the General Partner into the Company, based on the greater of the average closing sales price of the Units as reported on the AMEX for the 60 trading-day period immediately preceding and immediately following the public announcement of the Conversion. See "-- Allocation of Common Stock Among the Unitholders and the Stockholder of the General Partner."

     The General Partner did not consider liquidation of the Partnership as an alternative to the Conversion because the General Partner believes that the continued operation of TENERA, whether in corporate or partnership form, is more beneficial to Unitholders than liquidation. The General Partner believes liquidation is not a viable alternative, because of the nature of TENERA's business, i.e., professional services, and the resulting nature of its assets. At December 31, 1994, the Partnerships' current assets consist principally of cash and cash equivalents ($1,943,000 at December 31, 1994), billed and unbilled receivables ($5,469,000 net of allowances at December 31, 1994) and other current operating assets ($681,000 at December 31, 1994). The remaining noncurrent assets, are principally property and equipment ($523,000 at December 31, 1994), consisting primarily of office furnishings and computer equipment. Management believes in a liquidation, the net proceeds of these assets, after payment of current liabilities consisting of bank loan payable in default, accounts payable and accrued compensation ($4,069,000 at December 31, 1994), are not likely to exceed, and may be less than, their book value ($4,547,000 at December 31, 1994). The Partnership's intangible assets are principally its ongoing contracts and the professional capabilities of its employees. The General Partner believes that termination of its existing contracts, as part of a liquidation of the Partnerships, could result in liabilities under those contracts which could require the payment of a significant portion of the current assets and proceeds from the sale of the capital assets to the other parties to such contracts as creditors of the Partnership, leaving very little, if anything, to be distributed to the Unitholders. Consequently, the Board of Directors of the General Partner believes that in the long-term, the value of the Common Stock of the Company will equal or exceed the value of the Partnership's Units and that both the value of the Common Stock and the Units would exceed the amount that would be distributed to Unitholders if the Partnership were liquidated.

     The sale of the Partnerships at a price resulting in a per Unit distribution to the Unitholders in excess of the then market value of the Units could be more beneficial to the Unitholders than the continued operation of TENERA in partnership or corporate form. However, the General Partner does not believe that the sale of the Partnerships is a viable alternative to the Conversion because it believes that the Partnerships are not an attractive candidate for acquisition at this time. This belief is based on the operating losses and declining revenues of TENERA since 1991 and the fact that, although the General Partner has not made inquiries as to potential buyers of the Partnerships, there have been no inquiries by third parties regarding such a transaction in the last four years.

ALLOCATION OF COMMON STOCK AMONG THE UNITHOLDERS AND THE PRINCIPAL STOCKHOLDER OF THE GENERAL PARTNER

     Allocation of Common Stock: Merger of the Partnerships. The Common Stock issued in the Conversion with respect to the merger of the Partnerships into the Company will be allocated 1.99% to the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to consummation of the Conversion) and 98.01% to the Unitholders, which is exactly in accordance with the respective equity ownership interests of the Unitholders and the General Partner in the Partnership and the Operating Partnership, on a combined basis. The General Partner currently owns a 1% general partner interest in the Partnership and the Unitholders currently own a 99% limited partnership interest in the Partnership. The General Partner currently owns a 1% general partner interest in the Operating Partnership and the Partnership owns a 99% limited partnership interest. The interests of the General Partner in the Partnerships were purchased at the time of the formation of the Partnerships for $253,200 each, a sum equal to 1% of the total capital contributed to each Partnership. The General Partner's 1% general partner interest in the Partnership will be converted into that number of shares of Common Stock equal to 0.99% of the shares of Common Stock to be issued in connection with the merger of the Partnerships because the Partnership owns 99% of the Operating Partnership, which holds the assets of TENERA, and 1% of 99% equals 0.99%. The General Partner's 1% general partner interest in the Operating Partnership will be converted into that number of shares of Common Stock equal to 1% of the shares of Common Stock to be issued in connection with the merger of the Partnerships. The sole reason for the allocation of Common Stock described above is to ensure that the equity ownership percentages that the former Unitholders and the principal stockholder of the General Partner will hold in the Common Stock issued with respect to the merger of the Partnerships into the Company are the same as the equity ownership percentages currently held by the Unitholders and the General Partner in the Partnerships. The General Partner did not consider any alternative methods to such allocation provisions.

     Allocation of Common Stock: Merger of the General Partner. The determination of the amount of Common Stock to be issued with respect to the merger of the General Partner into the Company was made by the General Partner, after consultation with the Advisory Committee of the Board of Directors of the General Partner, based on the amount of cash to be received by the Company from the General Partner and the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and
immediately following the public announcement of the Conversion ($          per
Unit). The aggregate cash consideration to be received by the Company
($1,000,000) was divided by this $          per Unit amount to determine the
number of shares of Common Stock to be issued to the principal stockholder of the General Partner. This per share valuation was calculated to approximate the current market valuation of the Units and the Common Stock on the assumption that, upon consummation of the Conversion, one share of Common Stock would have the same market value as one Unit immediately prior to the Conversion. The sole reason the General Partner used the method described above for determining the amount of Common Stock to be issued with respect to the merger of the General Partner into the Company was to minimize the conflicts of interest inherent in the General Partner merger by using the valuation method that would most likely be used in an arm's-length transaction. Although there are a number of variables which may influence the price paid for the common stock of a publicly traded company in an arm's-length transaction, the Board of Directors of the General Partner believes that using the market value of the Common Stock to determine the amount of Common Stock to be issued most closely approximates the price that would be paid for newly issued shares of the Company by an independent third party in an arm's-length transaction. The Board of Directors of the General Partner considered the per Unit book value of the Partnership as a method for determining the amount of Common Stock to be issued, but determined not to use book value because the per share valuation of the Common Stock based on market value significantly exceeds the per Unit book value of the Partnership, which was $0.48 per Unit as of December 31, 1994. See "Summary Historical and Pro Forma Financial Information," " -- Opinion of Independent Financial Advisor," "-- Conflicts of Interest of the General Partner," and "Risk
Factors -- Conflicts of Interest: Terms of the Conversion."

     Ownership of TENERA Before and After the Conversion. Upon consummation of the Conversion, through the merger of the Partnerships and the General Partner into the Company, the former Unitholders and the principal stockholder of the General Partner will own the Company. The Public Unitholders (i.e., Unitholders who are not stockholders or affiliates of the General Partner) currently own a greater percentage interest in the Partnership than they will own in the equity of the Company after the Conversion. The Board of Directors of the General Partner believes that this reduction in percentage ownership is justified by the capital contribution of $1,000,000 in cash from the merger of the General Partner. The following table compares the ownership of the Partnerships by the Public Unitholders, the General Partner, affiliates of the General Partner, and the principal stockholder of the General Partner prior to the Conversion to the ownership of the Company by such persons after the Conversion.

                              OWNERSHIP OF TENERA

                                                BEFORE CONVERSION            AFTER CONVERSION
                                              ---------------------     --------------------------
                                                UNITS     OWNERSHIP     COMMON STOCK     OWNERSHIP
                                              ----------  ---------     ------------     ---------
Public Unitholders.........................    6,413,334     69.01%       6,413,334             .%
Teknekron Technology MLP I Corp.
  (General Partner)........................            0      1.99%               0             0%
Affiliates of the General Partner Other
  than its Principal Stockholder...........      257,891      2.77%         257,891             .%
                                              ----------  ---------     ------------     ---------
  Subtotal.................................    6,671,225     71.78%           ,   ,             .%
Principal Stockholder of the General
  Partner..................................    2,437,578     26.23%           ,   ,             .%
                                              ----------  ---------     ------------     ---------
Total......................................    9,108,803    100.00%           ,   ,        100.00%
                                                ========  =========     ===========      =========

CONFLICTS OF INTEREST OF THE GENERAL PARTNER

     The Board of Directors of the General Partner has not retained an unaffiliated representative to act solely on behalf of the Public Unitholders for purposes of negotiating or making recommendations with respect to the terms of the Conversion and/or preparing a report concerning the fairness of such Conversion. Therefore, Public Unitholders will not be separately represented in connection with the Conversion. In considering the recommendation of the Board of Directors of the General Partner with respect to the Conversion, Unitholders should be aware that the current members of the Partnership's management, the Board of Directors of the General Partner and the principal stockholder of the General Partner have certain interests which present them with conflicts of interests in connection with the Conversion and the transactions contemplated thereby.

     Terms of the Conversion: Allocation of Common Stock. The General Partner has determined the terms of the Conversion, including the consideration to be received by Unitholders and by the principal stockholder of the General Partner, both with respect to their respective interests in the Partnerships and with respect to the merger of the General Partner into the Company. Because the principal stockholder and affiliates of the General Partner control the General Partner and, through the General Partner, the Partnerships, the Board of Directors has a substantial conflict of interest in determining the terms of the Conversion. Although the Board of Directors believes that the terms of the Conversion are fair to the Unitholders, such terms are not the result of arm's-length negotiations. Because of this conflict of interest between the General Partner and the Unitholders, both with respect to the allocation of Common Stock to be issued in the merger of the Partnerships and with respect to the merger of the General Partner, the standing Advisory Committee of the Board (consisting of three individuals, two of which are Disinterested Persons) reviewed the proposed terms of the Conversion with respect to the consideration to be received by the Unitholders and the principal stockholder of the General Partner and provided their advice to the Board. Pursuant to the terms of the Partnership Agreement, the Advisory Committee advises the Board of Directors from time to time with respect to any conflict of interest between the General Partner and the Partnership or the Unitholders.

     The Advisory Committee met several times between November 1994 and March 1995, to review and evaluate the proposed terms of the Conversion in view of the conflicts of interest among the General Partner, the Partnership and the Unitholders. In the course of its investigation the Advisory Committee retained the services of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, as independent legal counsel to the Advisory Committee. The Advisory Committee advised the Board of Directors that securing an evaluation of the fairness of the proposed transaction by an independent financial advisor would help assure the Board that it was taking appropriate steps to mitigate the effect of conflicts of interests. Based upon this recommendation, the Board of Directors retained the Financial Advisor and the Committee considered the Financial Advisor's opinion and analysis in making its recommendations.

     The Committee considered the effect of conflicts of interest on (a) the fairness to the Unitholders, from a financial point of view, of the allocation of Common Stock to be received by the Unitholders and the principal stockholder of the General Partner, and (b) the merger of the General Partner into the Company and the issuance of Common Stock to the principal stockholder of the General Partner in exchange for $1,000,000 in additional capital provided by the General Partner as a part of the merger. The Advisory Committee's role was limited to advising the Board on minimizing the effects of conflicts of interest. The Advisory Committee did not evaluate the desirability of converting the Partnership to corporate form or the alternatives to the Conversion. Similarly, the Advisory Committee did not undertake the representation of the Public Unitholders in the Conversion, did not assess whether terms more advantageous to the Unitholders might be negotiated with the General Partner and its affiliates, and did not negotiate any of the terms of the Conversion on behalf of the Unitholders or any other party.

     The Advisory Committee advised the Board of Directors that the proposed method of allocating the shares of Common Stock to be issued upon conversion of the Unitholder's and the General Partner's respective interests in the Partnerships helps to reduce the effect of conflicts of interest present in the contemplated transaction since it effectively continues all such parties respective interests unchanged, and further advised that it believes that such a method of allocation was a fair apportioning of Common Stock of the Company in respect of interests in the Partnership. The Advisory Committee considered and relied on the Financial Advisor's opinion which concluded in effect that the receipt of 184,946 shares of Common Stock by the principal stockholder of the General Partner in lieu of the General Partner's 1.99% general partner interest in the Partnerships is fair to Public Unitholders from a financial point of view. The Advisory Committee further recognized that the Unitholders' interests in TENERA were not diluted as a result of the merger of the Partnerships into the Company. The percentages of the Company's Common Stock that the Unitholders and the principal stockholder of the General Partner will receive in respect of their current interests in the Partnerships, will be the same as their respective percentage interests (direct or indirect) in the collective distributions and allocations of the Partnerships on a combined basis prior to the Conversion. Although this allocation differs from an allocation of shares based upon the parties' respective capital accounts, an allocation based on capital accounts would only have reduced the Unitholders' allocation of Common Stock. The proposed transaction reflects the Committee's position on this method of allocation.

     The Advisory Committee further advised the Board of Directors that the proposed method of allocating the Common Stock to be issued in connection with the merger of the General Partner into the Company, which merger will result in $1,000,000 in additional capital to the Company helps to reduce the effect of conflicts of interest present in the contemplated transaction since it bases the effective purchase price for such shares on a value determined by reference to an independent trading market rather than a price specified by the Board of Directors, and further advised that it believed that such a method of allocation would be fair to the Public Unitholders from a financial point of view. The foregoing, however, does not constitute a position by the Advisory Committee as to the fairness of the effective price that will be paid for the shares in such merger. The Advisory Committee considered and relied on the Financial Advisor's opinion which concluded that basing the effective purchase price of the shares issued in exchange for such additional capital on the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion was fair to the Unitholders from a financial point of view. The proposed transaction had originally provided that the effective price be based on the average closing sales prices for 30-day periods, however, the Committee suggested extending the period to 60 days, which suggestion was adopted by the Board of Directors. The Committee further believed that this market valuation represents a fair approach for establishing the amount an independent third party would pay for newly issued shares in an arm's-length transaction. By linking the effective price to be paid by the principal stockholder of the General Partner to an independent market price, the effect of the conflict of interest resulting from the acquisition of additional shares by the sole stockholder of the General Partner is mitigated. The Committee was cognizant of the fact that it may be the case that a single buyer could not acquire for $1,000,000 through open market purchases the same percentage interest as will be allocated to the General Partner and that TENERA has not sought equity financing on similar terms from other sources. However, the Committee was also aware, based on the Company's financial position and the advice of management, that additional financing was required by the Company and that TENERA's current bank lender was unwilling to provide additional financing. The Committee concluded, based on the analysis of the Financial Advisor presented to the Board of Directors of the General Partner, that the Company could not obtain equity financing on terms more favorable than those offered by the General Partner. The Board of Directors agreed with the Committee's positions and adopted its advice on these issues. The Committee also noted that the infusion of the additional $1,000,000 of capital could conceivably have been accomplished through a direct sale of stock to the General Partner rather than its merger into the Company, and advised that such a structure would effectively reduce the effect of conflicts of interest relating to the elimination of the General Partner's liability for the Partnership's obligations and the Company's assumption through the merger of any other liabilities of the General Partner. The Board did not adopt that revised structure since, for tax reasons, the General Partner would only make the investment through a merger. See "Opinion of Independent Financial Advisor" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Furthermore, it should be noted that members of the Advisory Committee are subject to conflicts of interest regarding the elimination of the General Partner's unlimited liability to the same extent as the other members of the Board of Directors of the General Partner and there can be no assurance that the terms of the Conversion are as favorable as could be obtained absent such conflicts of interest. See "Risk Factors -- Conflicts of Interest: Terms of Conversion" and "-- Conflicts of Interest: Elimination of Unlimited Liability."

     Other Factors Considered. The Advisory Committee, in its review, identified several other conflicts of interest in connection with the Conversion that may be relevant to the determination of the fairness of the allocation of Common Stock among the Unitholders and the principal stockholder of the General Partner from a financial point of view. These included the fact that a portion of the initial capital contributions made to the General Partner by its stockholders at the time of the Partnership's formation would be returned to the stockholders immediately prior to the Conversion and the fact that the General Partner's liability for the obligations of the Partnerships would be eliminated through the Conversion. Under the Delaware Act, general partners are generally subject to unlimited liability with respect to partnership obligations and liabilities to the extent not paid by the Partnerships. Thus, the General Partner would normally be liable for acts of the Partnership and the Operating Partnership. The Partnership Agreement, however, provides broad indemnity to the General Partner and its affiliates and their respective directors, officers, employees and agents for liabilities they may incur by reason of serving in such capacities. Nonetheless, as a result of the Conversion, the General Partner will no longer be liable for acts of the Partnership and the Operating Partnership on a going forward basis. In addition, as a result of the merger of the General Partner into the Company, the Company will assume the liability, if any, that the General Partner may have incurred during the period TENERA has operated as a limited partnership.

     In considering these factors, the Advisory Committee concluded that the elimination of the General Partner's liability for obligations of the Partnership occurring after the Conversion, the Company's assumption of such liability for obligations occurring prior to the Conversion and the distribution of some of the General Partner's assets to its stockholders immediately prior to the Conversion were not relevant to a determination of the fairness to the Unitholders from a financial point of view, of the allocation of Common Stock in the Conversion. The Advisory Committee noted that the elimination of the General Partner's liability will result solely as an incidence of changing from partnership to corporate form and will not result in any increase or decrease of the Unitholders' obligations or liabilities as equity investors in TENERA. Likewise, the return of some of the General Partner's net assets to its stockholders immediately prior to the Conversion, including a portion of the original capital contributions made to the General Partner at the time of its formation, will not affect the fairness of the allocation of Common Stock in the Conversion from a financial point of view because the Unitholders have no right as investors to any portion of such capital contribution in the General Partner, whether or not the Conversion is consummated.

     The Advisory Committee also considered the relevance of the elimination of the General Partner's liability for the obligations of the Partnership in considering the desirability of the merger of the General Partner into the Company as part of the Conversion and the allocation of the Common Stock to the principal stockholder of the General Partner in connection therewith. The Advisory Committee again concluded that such elimination of liability will not result in any increase or decrease of the Unitholders' obligations or liabilities as equity investors in TENERA and is not relevant to the consideration of whether the Company could benefit from the infusion of additional capital and liquidity of $1,000,000 in exchange for the issuance of
an additional           shares of Common Stock.

     In recognizing the incidental benefit to the General Partner of the release of general partner liability, the Committee also was aware that the Advisory Services Agreement will be terminated upon consummation of the Conversion resulting in a loss of fees to an affiliate of the General Partner and a savings to the Company. While these fees are not, to the Committee's knowledge, being exchanged for the elimination of liability, the Committee was aware that this loss of fees will represent an incremental disadvantage to the General Partner and advantage to the Company.

     As a result of its deliberations, the Advisory Committee concluded that, assuming the Conversion were to proceed, the fairness of the allocation of Common Stock from a financial point of view would not be affected by these conflicts of interest, which will not change the ownership percentages of the Unitholders and the General Partner (and indirectly its stockholders) in the Common Stock issued with respect to the merger of the Partnerships from the ownership percentages currently held by the Unitholders and the General Partner in the Partnerships.

OPINION OF INDEPENDENT FINANCIAL ADVISOR


     The Board of Directors of the General Partner has retained Wilson Associates to evaluate the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion). Wilson Associates, an independent corporate valuation firm, was selected by the General Partner upon the recommendation of the Advisory Committee based on the experience of John C. Wilson, President of Wilson Associates, in the valuation of businesses and their securities in connection with mergers and acquisitions, and in valuations for estate, corporate and other purposes. Mr. Wilson has been the President of Wilson Associates for over six years, during which time he has performed over six hundred evaluations. His prior experience includes twelve years of investment banking (Dean Witter Reynolds and Pacific Securities) and six years as a Certified Public Accountant with Deloitte & Touche. He has also served as chief financial officer of two public companies. Mr. Wilson received a Bachelor of Science degree and a Masters in Business Administration from the University of California at Berkeley.


     The Board of Directors has received an opinion from the Financial Advisor dated March 27, 1995 to the effect that, as of the date of the opinion, (i) the receipt of 184,946 shares of Common Stock by the principal stockholder of the General Partner in lieu of the General Partner's 1.99% general partner interest in the Partnerships, and (ii) basing the effective purchase price of the Common Stock to be issued to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company on the greater of the average closing price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair to the Public Unitholders from a financial point of view. This opinion is subject to certain limitations and assumptions stated therein. The Financial Advisor's opinion is set forth in full as Annex C to this Consent Solicitation Statement/Prospectus, and should be read in its entirety. Any description of or reference to the Financial Advisor's opinion is subject to, and qualified in its entirety by reference to, the full text of such fairness opinion as set forth in Annex C.

     In requesting the opinion from the Financial Advisor, the General Partner did not impose any limitations upon the scope of the investigation that the Financial Advisor deemed necessary to enable it to deliver its opinion. In connection with its opinion, however, the Financial Advisor was not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of the Partnership, its securities or any of its business or assets. In addition, the terms of the merger of the General Partner into the Company were determined by the General Partner. The Financial Advisor was not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the merger of the General Partner into the Company. Moreover, the Financial Advisor expressed no opinion as to the price at which the Common Stock will trade after the consummation of the Conversion, or the fairness of the consideration to be received by the Public Unitholders in the Conversion.

     In connection with rendering its opinion and as more fully set forth therein, the Financial Advisor reviewed draft documents related to the Conversion and various financial and other information regarding the Partnership that was publicly available or furnished by the General Partner.

     On March 30, 1995, the Financial Advisor delivered to the Board of Directors of the General Partner its written opinion concerning, and its analyses of, the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner. In rendering its opinion, the Financial Advisor considered, among other things (i) certain of the Partnership's historical financial statements, (ii) the recent trading history of the Units, (iii) projected cash flows of the Partnership for the period 1995 to 1999, (iv) certain analysis based on a discounted debt-free cash flow valuation of the Partnership, (v) certain analysis based on selected financial data of certain publicly-traded companies comparable to the Partnership, and the market value of the securities of such companies, (vi) certain risks to which the business of the Partnership is subject, (vii) the appropriateness of a control premium, (viii) the elimination of the unlimited liability of the General Partner as a result of the Conversion and the Merger, and (ix) certain information regarding the business of the Partnership and the industry in which it operates.

     The Financial Advisor's analysis of the recent trading history of the Units focused on the period from September 1, 1994 through March 31, 1995. The Financial Advisor presented the following information with respect to the foregoing period:

                                                                      AVERAGE          PRICE
                                              SHARES      TRADING      UNITS      ---------------
                     MONTH                    TRADED       DAYS       TRADED      HIGH       LOW
    ----------------------------------------  -------     -------     -------     -----     -----
    March 1995..............................   84,500        20        4,225      $ .81     $ .50
    February 1995...........................   68,300        13        5,253      $ .81     $ .56
    January 1995............................   55,600        14        3,971      $ .94     $ .63
    December 1994...........................  192,600        20        9,630      $ .94     $ .63
    November 1994...........................   46,600        17        2,741      $1.06     $ .75
    October 1994............................   96,600        21        4,600      $1.31     $1.00
    September 1994..........................   60,200        17        3,541      $1.13     $ .69

     The Financial Advisor's review of the historical financial statements of the Partnerships focused on the years 1992 through 1994 and included a review of the Partnerships' annual financial results for such years, and the quarterly financial results for the quarters ended March 31, June 30, and September 30, 1994, as compared to the results for the comparable periods of 1993. The projected cash flows for the Partnerships for the period 1995 through 1999 considered by the Financial Advisor were based on economic projections developed by the Financial Advisor in consultation with representatives of the Partnership. The discounted debt-free cash flow analysis performed by the Financial Advisor focused on these projected cash flows to determine the valuation of TENERA as of March 1995 by adding the present value of these cash flows to the present value of the Partnership's capitalized projected 1999 net income. The Partnership's 1999 projected net income was capitalized with a price/earnings multiple of 12 times, the estimated price/earnings multiple of the industrial services industry in the 1997-1999 period. A discount rate of 35% was used to determine the present value of the cash flows. A 35% discount rate was applied to that valuation because the Units are thinly traded (the "blockage discount"). The discounted debt-free cash flow valuation of the Partnership produced a valuation of TENERA as of March 1995 of $.76 per Unit with the blockage discount and $1.17 per Unit without the blockage discount.

     The Financial Advisor's analysis of certain comparable publicly traded companies was developed to test the valuation derived from its discounted debt-free cash flow analysis. The comparable companies analysis focused on:
Comarco, Inc., a provider of engineering and computer services deriving a significant portion of its revenues from government contracts, principally the Department of Defense; TRC Companies, a company providing environmental engineering, testing and consulting services to industry and government; and VSE Corp., a company providing engineering, development, manufacturing, testing and management services, with a significant portion of its revenues generated by sales to the U.S. government. The Financial Advisor determined the market value of each of the foregoing companies by multiplying its recent trading price with the number of shares outstanding. The Financial Advisor also obtained for each company its revenues, book value, earnings per share for the last twelve months and estimated earnings for 1995. Computations were then made of TENERA's market value to revenues, market value to book value, market value to earnings per share for the last twelve months and market value to 1995 estimated earnings using the average multiples of the comparable companies for each of the foregoing valuation parameters (i.e., .52, 2.3, 14.8 and 11.0, respectively). The foregoing analysis yielded a comparable companies valuation of TENERA of $.67 per Unit with the blockage discount, and $1.03 without the discount. The Financial Advisor then averaged the values derived from the discounted debt-free cash flow valuation and the comparable companies valuation to achieve a final valuation of TENERA of $.72 to $1.10 per Unit.

     The Financial Advisor also analyzed the value of the General Partner's 1.99% general partner interest in the Partnerships based on projected cash flows to the General Partner for the years 1995 through 1999. Discounting this cash flow stream at 20% (approximately double the prime rate on bank loans) yielded a present value of $149,533 for this cash flow. The Financial Advisor then compared the present value of the General Partner's cash flow (i.e., $149,533) to the value of the Common Stock to be received by the principal stockholder of the General Partner for the 1.99% general partner interest in the Partnerships based on the then current market price of the Units of approximately $.75 per Unit (i.e., $136,800).

     The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Accordingly, the summary set forth above does not purport to be a complete description of the analyses underlying the Financial Advisor's opinion. The Financial Advisor believes that its analyses must be considered as a whole and that the selection of portions of its analysis and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. In its analysis, the Financial Advisor made numerous assumptions including, among other things, the accuracy and completeness of all financial and other information provided to the Financial Advisor, including the assurances of management of the General Partner that they were unaware of any facts that would make such information provided to the Financial Advisor incomplete or misleading. The Financial Advisor did not undertake any independent verification of such information or perform or obtain an independent evaluation or appraisal of the assets or earnings of the Partnership. Any projections or estimates contained in the Financial Advisor's analyses are not necessarily indicative of future results, prices or values, which may be significantly more or less favorable than as set forth in such analyses.

     For its services in connection with its opinion, the Financial Advisor has received a fee of $10,000 (which fee was payable whether or not such opinion was favorable). Such fee was negotiated between the General Partner and the Financial Advisor. The Partnership also agreed to reimburse the Financial Advisor for certain out-of-pocket expenses and to indemnify the Financial Advisor against certain liabilities, including certain liabilities under the federal securities laws.

RECOMMENDATION OF THE GENERAL PARTNER

     The General Partner believes the Conversion is fair and in the best interests of the Partnership and the Unitholders. For purposes of the General Partner's belief as to fairness, the term Conversion includes the process by which the decision to propose the Conversion was made. After fully considering both the advantages and the disadvantages in late 1994 and early 1995, the Board of Directors of the General Partner has unanimously concluded that, on balance, implementing the Conversion is preferable to continuing the partnership structure and the Board of Directors of the General Partner unanimously recommends that the Unitholders approve the Conversion.

     In reaching its recommendation, the General Partner considered several factors. The General Partner considered the fact that TENERA has not made distributions since mid-1991 and is not likely to make distributions in the foreseeable future and that, if TENERA is able to generate and sustain operating earnings and has taxable income, it is possible that the Unitholders will incur taxable income without any cash distributions. The General Partner also considered the fact that any continuing operating losses are unlikely to benefit the Unitholders given the passive loss limitations now in effect and that TENERA would be foregoing the opportunity to accumulate any such operating losses in the new corporate entity while it remains a partnership. Additionally, TENERA could save an estimated $120,000 per year if it were to report for tax purposes as a corporation rather than as a partnership. This annual savings represents an aggregate savings of approximately $240,000 for the tax reporting periods of 1996 and 1997. Thereafter the savings would not be available because the Partnership will be automatically converted into a corporation for tax reporting purposes. See "-- Reasons for the Conversion -- Automatic Taxation as a Corporation After 1997."

     The General Partner also considered the alternative to the Conversion of continuing the existence of the Partnership as a limited partnership. The General Partner considered that the principal advantage of operating in partnership form (i.e., one level of federal income tax) is not currently useful and is not expected to be useful in the foreseeable future, given the expectation that TENERA will not resume distributions, regardless of whether taxable income may be recognized by Unitholders. Accordingly, continuation of TENERA in partnership form could be detrimental to investors in the event that TENERA generates taxable income without making distributions. The General Partner further considered the complexities and costs of tax reporting associated with partnership form, the fact that the Partnership will automatically be treated as a corporation and not as a partnership for federal income tax purposes after 1997 and the potential for the Common Stock to attain greater acceptance within the investment community than the Units and for an expanded investor base. The General Partner concluded that the Conversion would be more beneficial to the Unitholders than continuing the existence of the Partnership as a limited partnership and a recommendation to that effect was fair.

     The General Partner also considered that converting to corporate form would result in TENERA being treated as a separate taxpayer whose income, gains, losses and deductions would be reported on its own tax return, rather than being passed on directly to Unitholders in the context of possible operating losses. Such operating losses, if accumulated at the corporate level, could be used to offset, partially or wholly, any future taxable income of TENERA. The General Partner concluded therefore that conversion to a corporation would probably not have a significant detrimental economic impact on the Unitholders.

     The General Partner did not consider the liquidation of the Partnership as an alternative to the Conversion because the General Partner believes that the continued operation of TENERA, whether in corporate or partnership form, is more beneficial to Unitholders than a liquidation. The General Partner believes liquidation is not a viable alternative because, due to the nature of TENERA's business, the net proceeds of its assets in liquidation are not likely to exceed, and may be less than, their book value ($4,547,000 at December 31, 1994), and less than the market value of the Partnership based on the current market price of the Units. The General Partner did not consider a sale of the Partnerships as a viable alternative to the Conversion because given the operating losses and declining revenues and earnings since 1991, the General Partner believes the Partnerships are not an attractive candidate for acquisition by third parties as a going concern at this time and, although the General Partner has not made inquiries as to potential buyers of the Partnerships, there have been no inquiries by third parties regarding such a transaction in the last four years.

     The General Partner believes that the allocation of Common Stock in the Conversion among the Unitholders and principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion) is fair. This belief is principally based on the analyses and conclusions of the General Partner after careful review of the factors discussed below, the factors considered by the Advisory Committee (see "-- Conflicts of Interest of the General Partner" above), the recommendations of the Advisory Committee, and the opinion of the Financial Advisor.

     In considering the terms of the Merger regarding the allocation of the Common Stock to be issued in connection with the merger of the Partnerships into the Company, the General Partner determined that the equity ownership percentages that the former Unitholders and the principal stockholder of the General Partner will hold in such Common Stock, should be the same as the equity ownership percentages currently held by the Unitholders and the General Partner in the Partnerships and the sole purpose of the allocation provisions was to preserve such equity ownership interests. The percentage equity ownership interests of the General Partner and the Unitholders are approximately equal to their respective initial aggregate capital contributions. The General Partner reviewed the substantially similar treatment of the interests of the Unitholders and the principal stockholder of the General Partner and concluded that for fairness purposes there were no material differences between the Unitholders and the principal stockholder of the General Partner in the allocation of the Common Stock with respect to the merger of the Partnerships. There were no other methods of allocating the shares of Common Stock presented or considered because the General Partner determined that preservation of the parties' equity ownership interests in the Common Stock issued with respect to the merger of the Partnerships was equitable and appropriate in light of the Conversion's primary purpose to change the form of organization. The fact that there was no independent fairness opinion regarding the amount of Common Stock to be issued to the Unitholders in connection with the merger of the Partnerships was considered by the General Partner. The absence of such a fairness opinion on this aspect of the Conversion means that Unitholders will not receive any assurances from an independent third party that these terms of the Conversion are fair to the Unitholders. However, the Common Stock issued to the Unitholders with respect to the merger of the Partnerships into the Company is based on a one-for-one exchange of Units for Common Stock and will be allocated among the Unitholders and the principal stockholder of the General Partner exactly in accordance with the respective equity ownership interests of the Unitholders and the General Partner in the Partnerships. In addition, the General Partner did receive an opinion of the Financial Advisor as to the fairness, from a financial point of view, to the Public Unitholders of the amount of Common Stock issued to the principal stockholder of the General Partner in connection with the merger of the Partnerships in lieu of the General Partner's 1.99% general partner interest in the Partnerships. Moreover, under the Delaware Act the General Partner recognized that it has a duty to exercise fairness in handling the affairs of the Partnership. See "The
Conversion -- Fiduciary Duties." The General Partner therefor concluded that even in the absence of an independent fairness opinion on this issue, the terms of the Conversion regarding the amount of Common Stock to be issued to the Unitholders in connection with the merger of the Partnerships are fair to the Unitholders.

     In considering the terms of the Merger regarding the amount of Common Stock to be issued in connection with the merger of the General Partner, the Board of Directors of the General Partner reviewed the proposed method of calculating the number of shares to be issued based on dividing the amount of cash to be received by the Company from the General Partner ($1,000,000) by the per share price which is the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding ($0.69 per Unit)
and immediately following ($     per Unit) the April 4, 1995 public announcement
of the Conversion. The average closing sales prices of the Units for these periods was derived from the closing sales prices as reported on AMEX, which were the same as the closing sales prices for the Units as reported on the
consolidated transaction reporting system. This $     per share valuation was
calculated to approximate the current market valuation of the Units and the Common Stock on the assumption that, upon consummation of the Conversion, one share of Common Stock would have the same market value as one Unit immediately prior to the Conversion. The General Partner recognized that the market price of the Common Stock after the Conversion may not be the same as the market price of the Units before the Conversion, but the General Partner concluded that determining the market price of the Units was the best way to determine what the market price of the Common Stock is likely to be given the fact that Company will succeed to the business, assets and liabilities of the Partnerships. The sole reason the General Partner used this method of determining the amount of Common Stock to be issued with respect to the merger of the General Partner into the Company was to minimize the conflicts of interest inherent in the General Partner merger by using the valuation method that would most likely be used in an arm's-length transaction. The General Partner recognized that there are a number of variables which may influence the price paid for the common stock of a publicly traded company in an arm's-length transaction. However, after consultation with the Advisory Committee of the Board of Directors, the Board of Directors of the General Partner concluded that using the market value of the Common Stock to determine the amount of Common Stock to be issued most closely approximates the price that would be paid for newly issued shares of the Company by an independent third party in an arm's-length transaction and was fair to the Unitholders and the principal stockholder of the General Partner from a financial point of view. Moreover, in reaching its conclusions the Board of Directors has reviewed and relied upon the opinion of the Financial Advisor described above. The Board of Directors of the General Partner also considered the per Unit book value of the Partnership as a method for determining the amount of Common Stock to be issued, but determined not to use book value because the per share valuation of the Common Stock based on market value significantly exceeds the per Unit book value of the Partnership, which was $0.48 per Unit as of December 31, 1994. See "Summary Historical and Pro Forma Financial Information," "-- Conflicts of Interest of the General Partner" and "Risk Factors -- Conflicts of Interest: Terms of the Conversion."

     The General Partner also considered that the merger of the General Partner (the sole assets of which, in addition to its general partner interests in the Partnerships, are cash or cash equivalents), will provide additional financial strength to the Company and added liquidity of $1,000,000 which may enhance TENERA's ability to rebuild its business after the losses and decreased earnings experienced since 1991. The Board of Directors of the General Partner considered that the General Partner was formed in connection with TENERA's conversion to partnership form in 1986 and has acted solely as general partner of the Partnerships. As such, it is liable for the general obligations of the Partnerships to the extent not paid by the Partnerships and its assets have been available for that purpose. In addition, to help assure treatment of the Partnerships as partnerships for federal income tax purposes, the General Partner agreed to and has maintained a net worth of not less than $2,500,000. While the General Partner will be relieved of unlimited liability as a result of the Conversion and will no longer be required to maintain a $2,500,000 net worth after the Conversion, the Unitholders will neither increase nor decrease their obligations as equity investors in TENERA as a result of that elimination of liability. Further, the General Partner has agreed to transfer a significant portion of its assets to the Company through the merger of the General Partner into the Company, which will increase the asset base of the Company. The General
Partner considered that the issuance of      additional shares of Common Stock
to the principal stockholder of the General Partner in connection with the merger of the General Partner will reduce the voting power of the Public
Unitholders from 69.1% to      %. The Board of Directors of the General Partner
believes, however, that this disadvantage to the Public Unitholders is offset by the infusion into the Company of $1,000,000 in cash from the General Partner. As a result of this capital infusion, the issuance of such additional shares of Common Stock will not result in dilution of the book value of the Common Stock issued to Public Unitholders in exchange for Units in the Conversion. Although the issuance and sale of such additional shares could adversely effect the market price of the Common Stock, the General Partner concluded that this risk was minimized by the fact that, as discussed immediately above, the price paid for such additional shares is based on the market value of the Units, which is expected to approximate the market price of the Common Stock.

     The General Partner considered that if all of the current stockholders of the General Partner and their affiliates, who currently own 29.6% of the outstanding Units of the Partnership, voted in favor of the Conversion, the holders of less than 29.1% of the Units held by persons not affiliated with the General Partner would be required to vote in favor of the Conversion to achieve the required majority vote necessary. However, there are no voting arrangements or agreements among the current stockholders or affiliates of the General Partner. The General Partner also considered that the principal stockholder of
the General Partner will own      % of the outstanding shares of Common Stock of
the Company upon consummation of the Conversion and the initial Board of Directors of the Company will consist of the current members of the General Partner's Board of Directors. As a result, the principal stockholder of the General Partner will be able to exercise significant influence over matters requiring stockholder approval for as long as he continues to hold such shares, and the Company's Board of Directors will initially consist of the current members of the General Partner's Board of Directors who will be able to exert significant influence over the operations of the Company. The General Partner concluded that the continuing influence of the General Partner, both as stockholders and members of the Board of Directors of the Company, is not a distinction which affects the fairness of the Conversion because stockholders of the General Partner currently control the General Partner, which in turn controls the management and affairs of the Partnership and, thus, corporate governance of the Company would be similar to current governance of the Partnership. Further, with respect to the influence of the Board of Directors of the Company, such members would have a fiduciary duty to the stockholders of the Company. See "-- Fiduciary Duties." The General Partner's 1% equity ownership interest in the Partnership is a general partner interest and is not being solicited to approve the Conversion.

     In reaching its recommendations and conclusions, the General Partner also considered the fact that the Unitholders will have no separate representation in connection with the Conversion. While the lack of such representation could increase the risk that the best interests of the Unitholders are not being protected in connection with the Conversion, the General Partner considered that
(i) the principal stockholder of the General Partner and the Unitholders will receive that exact percentage of the Common Stock issued with respect to the merger of the Partnerships into the Company as the Unitholders and the General Partner currently hold in the Partnerships'; (ii) the Advisory Committee of the Board of Directors (comprised of individuals, two of which are Disinterested Persons) retained separate outside legal counsel, has advised the Board of Directors of the General Partner that it believes that the method of allocating the Common Stock between the Unitholders and the principal stockholder of the General Partner with respect to the merger of the General Partner and the Partnerships into the Company, is fair from a financial point of view to the Unitholders and the principal stockholder of the General Partner; (iii) the Board of Directors received the opinion of the Financial Advisor as to the fairness to the Public Unitholders from a financial point of view of the consideration to be received in connection with the Conversion by the principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the consummation of the Conversion); and
(iv) the Board of Directors is comprised of a majority of directors who are not stockholders, officers, employees, agents or otherwise affiliates of the General Partner, except for their positions as directors of the General Partner, and who in the aggregate own less than 1% of the outstanding Units. The General Partner also recognized its fiduciary duty to the Unitholders to exercise good faith, fairness and loyalty in handling the affairs of the Partnership and concluded that by fulfilling its fiduciary duty any possibility that the Unitholders' best interests were not being protected should be minimized and the lack of separate representation should not affect the fairness of the Conversion.

     In reaching the recommendations to Unitholders to approve the Conversion, the General Partner considered the conflicts of interest to which it is subject, as described under "Risk Factors -- Conflicts of Interest: Elimination of Unlimited Liability" and "-- Conflicts of Interest: Terms of the Conversion." The General Partner has not instituted any procedures to eliminate or minimize the potential conflicts of interest. However, the General Partner believes it has satisfied its fiduciary duty to the Unitholders to exercise good faith, fairness and loyalty in handling the affairs of the Partnership. The General Partner further believes that the conflict of interest to which it is subject with respect to the elimination of unlimited liability for Partnership obligations to the extent not paid by the Partnership does not affect the fairness of the terms of the Conversion.

     Moreover, as required by the Section 6.11(a) of the Partnership Agreement, in connection with the formation of the Partnership in 1986, the Board of Directors formed the standing Advisory Committee of the Board and appointed members to the Committee, a majority of which members have been and continue to be Disinterested Persons, as required by the Partnership Agreement. The Committee currently consists of William A. Hasler (appointed to the Committee by the full Board in May 1992) and Barry L. Williams (appointed to the Committee by the full board in November 1994), both of whom are Disinterested Persons, and Michael D. Thomas, Chairman and Chief Executive Officer of the General Partner (appointed to the Committee by the full Board in November 1994). The Board of Directors of the General Partner consulted with the Advisory Committee with respect to the conflicts of interest inherent in the allocation of the Common Stock to be issued in connection with the Merger. The Advisory Committee reviewed the proposed terms of the Conversion with respect to the consideration to be received by the Unitholders and the principal stockholder of the General Partner with a view to minimizing the conflicts of interest inherent in the Conversion, but did not separately evaluate the desirability of converting the Partnerships to corporate form. The Advisory Committee has advised the Board of Directors that it believes that an investment in the Company by the General Partner of $1,000,000 in cash would be desirable and the method of allocating the Common Stock to be issued in connection with the Conversion between the Unitholders and the principal stockholder of the General Partner is fair from a financial point of view to the Unitholders. It should be noted, however, that members of the Advisory Committee are subject to conflicts of interest regarding the elimination of unlimited liability to the same extent as the other members of the Board of Directors of the General Partner. See "Conversion -- Conflicts of Interest of the General Partner" and "-- Fiduciary Duties."

     The General Partner also considered the absence of statutory appraisal and similar rights available to the Unitholders, as described under "Risk
Factors -- No Statutory Appraisal or Dissenters' Rights." The absence of statutory appraisal rights does not affect the underlying fairness of the Conversion, but does limit a Unitholder's ability to obtain redress. The General Partner noted a Unitholder's ability to obtain redress under the common law of Delaware and concluded that the absence of statutory appraisal rights does not affect its recommendation to Unitholders to approve the Conversion.

     All of the factors listed above were considered by the General Partner as a whole in reaching its belief with respect to the overall fairness of the Conversion (including the process by which its decision was made), and it was impracticable to assign relative weights to the factors considered.

THE MERGER AGREEMENT


     The Conversion will be effected pursuant to an Agreement and Plan of Merger, dated as of June 6, 1995 (the "Merger Agreement"), among the Company, the Partnership, the Operating Partnership and the General Partner. The following is a summary of certain provisions of the Merger Agreement, which is attached as Annex A hereto and is hereby incorporated by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.


     The Merger. Subject to the terms and conditions of the Merger Agreement, the Partnership, the Operating Partnership and the General Partner will be merged with and into the Company. Upon consummation of the Merger, all of the assets and liabilities held by the Partnership, the Operating Partnership and the General Partner at the time of the Merger will be transferred to the Company by operation of law; the Partnership, the Operating Partnership and the General Partner will thereafter cease to exist; and every issued and outstanding Unit will automatically be converted into one share of Common Stock and the right to receive, upon exchange therefor of the depositary receipt representing such Units, a certificate representing such share of Common Stock. The General Partner's 1% general partner interest in each of the Partnership and the Operating Partnership will be converted into that number of shares of Common Stock equal to 1.99% of the shares of Common Stock to be issued in connection with the merger of the Partnerships and the right to receive a certificate or certificates representing such shares of Common Stock. The common stock of the
General Partner will be converted into           shares of Common Stock, which
amount of additional shares was determined by dividing the $1,000,000 of cash to be received by the Company from the General Partner in the Merger by $ per share, which per share amount is the greater of the average closing sales price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion.


     Effective Time. The Merger will become effective after all of the conditions to consummation of the Merger have been satisfied or waived, where permissible, or on such later date as the parties may mutually agree (the "Effective Time"), by filing with the Secretary of State of the State of Delaware a certificate of merger as required by applicable Delaware law. See "-- Conditions to the Merger." It is presently anticipated that the Effective Time of the Merger will be 12:01 a.m. on June 30, 1995.


     Exchange of Units. SURRENDER AND EXCHANGE OF DEPOSITARY RECEIPTS REPRESENTING UNITS FOR CERTIFICATES REPRESENTING COMMON STOCK IS NOT REQUIRED. However, at, or as promptly as practicable following the Effective Time, (i) the Company will make available or cause to be made available to the Exchange Agent certificates representing shares of Common Stock, and (ii) a letter of transmittal will be furnished to holders of depositary receipts that formerly represented Units containing instructions relating to the surrender of such depositary receipts in exchange for the appropriate number of shares of Common Stock. The signatures on each letter of transmittal accompanying depositary receipts must be guaranteed by a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. The Company and the Partnership expect that the certificates representing shares of Common Stock will be issuable approxi-mately 15 business days following the Effective Time. Unitholders should not submit their depositary receipts for exchange until such letter of transmittal is received. UNITHOLDERS SHOULD NOT SEND ANY DEPOSITARY RECEIPTS WITH THE CONSENT CARD THAT ACCOMPANIES THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS.

     After the Effective Time, there will be no further transfers on the transfer books of the Partnership of Units that were outstanding immediately prior to the Effective Time. If a depositary receipt is presented for transfer after the Effective Time, it will be canceled and the appropriate number of shares of Common Stock will be issued in exchange therefor.

     Although the Partnership has made arrangements for Unitholders to promptly surrender depositary receipts in exchange for certificates evidencing shares of the Common Stock upon receipt of a letter of transmittal, such surrender and exchange is not required. From and after the Effective Time, each depositary receipt evidencing ownership of Units will be deemed to evidence ownership of an identical number of shares of Common Stock. The Company will be entitled to treat each registered holder of a Unit or Units as the owner of an identical number of shares of Common Stock, notwithstanding any failure of such Unitholder to surrender the depositary receipt representing such Units.

     If any certificate for shares of Common Stock is to be issued to a person other than a person in whose name a surrendered depositary receipt is registered, it will be a condition to such issuance that the depositary receipt so surrendered be properly endorsed and otherwise in proper form for transfer. It will also be a condition to issuance that the person requesting such issuance shall have paid any transfer and other taxes required by reason of such issuance in a name other than that of the registered holder of the depositary receipt surrendered, or shall have established to the satisfaction of the Company that such tax either has been paid or is not payable.

     Agreements of the Company, the Partnerships and the General Partner. The Merger Agreement provides that the Company, the Partnerships and the General Partner will, upon the terms and subject to the conditions thereof, use their best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including making all necessary filings and seeking all necessary consents. The Company has also agreed to take such action as reasonably may be required under applicable state securities laws in connection with issuance of the Common Stock pursuant to the Merger.

     The Merger Agreement provides that the Company, the Partnership and the Operating Partnership must to the fullest extent permitted under applicable law and under the Partnership's and the Operating Partnership's Certificate of Limited Partnership and Partnership Agreement and the Company's Certificate of Incorporation and By-Laws, as the case may be, indemnify, defend and hold harmless the present and former general partners, officers, directors, stockholders, employees, fiduciaries and agents of the Partnership, the Operating Partnership and the General Partner and their respective subsidiaries and affiliates against all costs and/or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement arising out of actions or omissions occurring prior to the Effective Time.

     Unit Option Plans. At the Effective Time, the Company will adopt and amend the Partnership's 1992 Unit Option Plan and the 1993 Outside Directors Compensation and Unit Option Plan to reflect the fact that the option holders' options will relate to shares of Common Stock instead of Units and all outstanding options for Units will be automatically converted to options for Common Stock at the original exercise price and on the same terms and conditions as the original Unit options. Except for the changes from Units to Common Stock and minor conforming changes, the amended 1992 Unit Option Plan and the 1993 Outside Directors Compensation and Unit Option Plan will be identical to the existing plans. See "Management -- Effect of Merger on Unit Option Plans."

     Conditions to the Merger. The obligations of each party to effect the Merger are subject, among other things, to the following conditions: (i) approval of the Conversion by the affirmative vote of the holders of a majority of the outstanding Units; (ii) approval of the Common Stock for listing on AMEX;
(iii) no statute, rule or regulation will have been enacted or promulgated by any government authority, and there will be no order or injunction of a United States or state court of competent jurisdiction in effect, which prohibits the consummation of the Merger and the transactions contemplated thereby; (iv) receipt of all required consents; (v) counsel to the Partnership will have rendered an opinion to the effect that the distribution of Common Stock to Unitholders pursuant to the Merger will generally not produce recognizable gain or loss to Unitholders; and (vi) receipt of all permits, qualifications and other governmental approvals as are required under applicable law in connection with the Merger and the transactions contemplated thereby.

     Termination and Amendment. The Merger Agreement may be terminated at any time prior to consummation of the Merger: (i) by mutual written consent of the Boards of Directors of the Company and the General Partner or (ii) by either the Company, the Partnership, the Operating Partnership or the General Partner if any court of competent jurisdiction in the United States or other United States governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger. Additionally, the General Partner has the right to terminate the Merger Agreement solely with respect to the merger of the General Partner into the Company upon the determination of the Board of Directors of the General Partner prior to the Effective Time.

     In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect, except that the obligations pursuant to the Merger Agreement relating to (i) indemnification, (ii) fees and expenses and
(iii) confidentiality will survive such termination. In the event of termination of the Merger Agreement solely with respect to the merger of the General Partner into the Company, the Merger Agreement will remain in full force and effect except for the provisions relating to the merger of the General Partner into the Company and the issuance of additional shares of Common Stock to the principal stockholder of the General Partner in connection therewith.

     At any time before or after approval of the Conversion by the Unitholders, the Merger Agreement may be amended in any manner (except the right of Unitholders to receive one share of Common Stock in exchange for every outstanding Unit) as may be determined in the judgment of the respective Boards of Directors of the Company and the General Partner to be necessary, desirable or expedient in order to clarify the intention of the parties thereto or to effect or facilitate the purposes and intent of the Merger Agreement. If any amendment to the Merger Agreement is material to the Unitholder's decision to vote for or against the Conversion, the Company will distribute to the Unitholders information regarding the amendment prior to the expiration of the solicitation period.

FORMATION OF THE COMPANY


     The Company was recently formed for the purpose of effecting the Merger. Prior to the Merger, the Company will have substantially no assets and no operations. Upon consummation of the Merger, the Company will succeed to all of the assets and liabilities of the Partnership, the Operating Partnership and the General Partner and will own and manage the properties and assets that are currently held by the Partnerships and the General Partner to the same extent the Partnerships and the General Partner does, except that immediately prior to the Merger, the General Partner, which currently has assets consisting of approximately $2,500,000 in cash and cash equivalents, will repurchase certain of its outstanding shares of common stock for cash, leaving assets of $1,000,000 in cash which will become assets of the Company pursuant to the Merger. See "Business." The Board of Directors and officers of the Company are exactly the same as the Board of Directors and officers of the General Partner. Upon consummation of the Merger, the Company will adopt the compensation policies and plans of the Partnership and adopt and amend the Partnership's 1992 Unit Option Plan and 1993 Outside Directors Compensation and Unit Option Plan. See "Management -- Effect of Merger on Unit Option Plans." The Board of Directors and officers of the Company will not receive any compensation for serving in such capacities prior to the Merger. The level of compensation of the Company's officers and directors upon consummation of the Merger will be the same as that of the officers and directors of the General Partner (subject to changes to compensation that would occur whether or not the Merger is consummated). The Company will be bound by the terms and conditions of the employment agreement with Joe C. Turnage, Senior Vice President of the General Partner, to the same degree as the Partnership is bound. See "Management -- Executive Compensation." Neither the General Partner nor any affiliate of the Partnership will receive fees or other payments solely because of the Merger.

MANAGEMENT FEES AND EXPENSES

     The General Partner is not entitled to and does not receive any management or other types of fees from the Partnership or the Operating Partnership. Under the Partnership Agreement, the General Partner is entitled to be reimbursed for any direct or indirect expenses it incurs on behalf of the Partnership and a portion of the General Partner's expenses and costs which are necessary or appropriate to the conduct of the Partnership. However, during the term of the Advisory Services Agreement between the Operating Partnership and Teknekron Corporation, whereby Teknekron Corporation, an affiliate of the General Partner, provides management and administrative services to the Partnership for a monthly fee of $25,000 effective January 1, 1995, the General Partner has agreed to incur no material costs or expenses which are reimbursable by the Partnership or the Operating Partnership. The Advisory Services Agreement will terminate effective upon the consummation of the Conversion. See "Certain Relationships and Related Transactions." Following the Conversion, the General Partner will cease to exist and will not be entitled to, nor will it receive, any management or other fees from the Company. Further, neither the General Partner nor any affiliate of the General Partner will be entitled to any fees or other expenses as a result of the Conversion.

     The table below sets forth the actual amount of fees, distributions and reimbursed expenses paid by the Partnership or the Operating Partnership to the General Partner and its affiliates for the fiscal years ending December 31, 1994, 1993, and 1992 and the three months ended March 31, 1995 and 1994. The table also sets forth the pro forma amount of reimbursed expenses and fees that would have been paid if the Conversion would have been in effect during such periods.

                          MANAGEMENT FEES AND EXPENSES

                                            YEARS ENDED DECEMBER 31,           THREE MONTHS ENDED
                                       ----------------------------------          MARCH 31,
                                         1994         1993         1992       --------------------
                                       --------     --------     --------      1995         1994
                                                                              -------     --------
                                                                              (UNAUDITED) (UNAUDITED)
Actual Amount Paid to General
  Partner............................  $      0     $      0     $      0     $     0     $      0
Actual Amount Paid to Affiliates*....   600,000      600,000      600,000      75,000      150,000
Pro Forma Amount to General
  Partner............................         0            0            0           0            0
Pro Forma Amount to Affiliates*......   600,000      600,000      600,000      75,000      150,000

- ---------------
* Represents amount paid to Teknekron Corporation, an affiliate of the principal stockholder of the General Partner, pursuant to the Advisory Services Agreement.

MANAGEMENT AND EXECUTIVE COMPENSATION

     The directors and executive officers of the Company are identical to the directors and executive officers of the General Partner and the compensation of the directors and executive officers of the Company upon consummation of the Conversion, will be substantially identical to the compensation of the directors and executive officers of the General Partner immediately preceding the Conversion (subject to changes to compensation that would occur whether or not the Conversion is consummated). See "Management -- Directors and Executive Officers."

UNIT OPTION PLANS

     Pursuant to the Conversion, the Company will adopt and amend the Partnership's 1992 Unit Option Plan and the 1993 Outside Director Compensation and Unit Option Plan to reflect the change to corporate form. Except for such changes and minor conforming changes, the amended 1992 Unit Option Plan and 1993 Outside Director Compensation and Unit Option Plan will be identical to the existing plans and all outstanding options for Units will be automatically converted to options for Common Stock at the original exercise price and on the same terms and conditions as the original Unit options. See
"Management -- Effect of Merger on the Unit Option Plans." Such changes will not result in increased compensation to the executive officers or directors of Company.

NO STATUTORY APPRAISAL OR DISSENTERS' RIGHTS

     Under Delaware law and the terms of the Partnership Agreement, if the Conversion is approved, objecting Unitholders will have no statutory appraisal, dissenters' or similar rights (i.e., the right, instead of receiving Common Stock, to seek a judicial determination of the "fair value" of the Units and to compel TENERA to purchase their Units for cash in that amount), nor will such rights be voluntarily accorded to Unitholders by TENERA. Thus, approval of the Conversion by the requisite majority of Unitholders will bind all holders. Objecting Unitholders will have no alternative to receipt of Common Stock other than selling their Units (or shares of Common Stock) in the market. The Units are currently traded on AMEX under the symbol TLP, and application has been made to list the Common Stock on AMEX. See "Market Prices of Units." The ability of Unitholders to obtain redress for an alleged wrong in connection with the Conversion is limited to Delaware common law. See "Risk Factors -- No Statutory Appraisal or Dissenters' Rights." For a discussion of certain of a Unitholder's rights under Delaware law and the fiduciary obligations owned to a Unitholder see "-- Fiduciary Duties."

UNITHOLDER RIGHTS

     The Exchange Act requires that, in connection with the Conversion, the Partnership, at a requesting Unitholder's option, provide a list of, or mail soliciting material to, Unitholders. The Partnership will mail copies of proxy statements or other soliciting materials furnished by a requesting Unitholder to record Unitholders. The requesting Unitholder must provide the materials to be mailed and is responsible for the postage and other reasonable expenses of effecting such a mailing. In the alternative, the Partnership will deliver to a requesting Unitholder, within five business days of the receipt of such request, a reasonably current list of the names, addresses and security positions of Unitholders or any more limited group of Unitholders designated by the requesting Unitholder if available to the Partnership.

CONSEQUENCES IF CONVERSION IS NOT APPROVED


     If the Conversion is not approved by the Unitholders, or if the Conversion is not consummated for any other reason, the Partnership intends to continue to operate as an ongoing business in its current form, although the General Partner does not anticipate resuming cash distributions in the foreseeable future. The Unitholders would be taxed on their allocable share of taxable income of the Partnerships, if any, whether or not cash distributions are made. If for any reason the General Partner elects not to consummate the merger of the General Partner into the Company (i) the $1,000,000 capital contribution by the General Partner to the Company will not be made, (ii) the additional shares to be issued to the principal stockholder of the General Partner in consideration of such capital contribution will not be issued, and (iii) any liabilities of the General Partner which would have been assumed by the Company as a matter of law as a result of the merger of the General Partner with and into the Company would not be assumed; however, the balance of the Conversion, i.e., the conversion of the Partnerships to corporate form pursuant to the merger of the Partnerships with and into the Company, will go forward if the Conversion has been approved by the Unitholders, unless the Board of Directors of the General Partner otherwise determines not to proceed. No other transaction is currently being considered by the Partnership as an alternative to the Conversion.


FIDUCIARY DUTIES

     As a general partner of a limited partnership, under Delaware law the General Partner owes the Unitholders the fiduciary duties of good faith, fairness and loyalty in handling the affairs of the Partnership. This fiduciary duty also includes a duty to refrain from self-dealing to the advantage of the General Partner at the expense of the Partnership. The Partnership Agreement provides that the Board of Directors of the General Partner must maintain an Advisory Committee, a majority of which must be Disinterested Persons. The Advisory Committee, whose purpose is solely advisory in nature, advises the General Partner regarding matters as to which possible conflicts of interest may arise and periodically reviews the policies and procedures of the General Partner and the Partnership in order to avoid or mitigate possible conflicts of interest. The Partnership Agreement further generally provides that whenever a conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and the Partnership, the Operating Partnership or any Unitholder, on the other hand, the General Partner must, upon the advice of the Advisory Committee, resolve such conflict of interest considering in each case, (i) the relative interests of each party to such conflict, and agreement, transaction or situation and the benefits and burdens relating to such interest;
(ii) any customary or accepted industry practices, and (iii) any applicable generally accepted accounting practices or principles. Additionally, the Partnership Agreement provides that in the absence of bad faith by the General Partner, any determination made by the General Partner in accordance with the foregoing provision will not constitute a breach of the Partnership Agreement. The General Partner believes that it has satisfied its fiduciary duties to Unitholders in connection with the proposal of the Conversion by resolving any potential conflicts as provided in the Partnership Agreement. See "-- Conflicts of Interest." For a discussion of the particular factors the General Partner considered in the satisfaction of its fiduciary duties, see "-- Recommendation of General Partner."

     The General Partner may also have obligations under securities and state corporate laws to disclose all material information concerning the Partnership's affairs at certain times. The General Partner believes that through quarterly and annual filings on Forms 10-Q and 10-K, annual tax reporting on Form K-1 and disclosing the information contained herein, it has satisfied its duties to disclose all material information to the Unitholders.

     Following consummation of the Conversion, the directors and officers of the General Partner will serve as directors and officers of the Company. Under Delaware law, a director's fiduciary duties to the stockholders of the Company will likely be held to be substantially similar to those currently owed by the General Partner to Unitholders under Delaware law. At least one Delaware court has stated that the fiduciary duties of a general partner to limited partners are comparable to those of a director to stockholders. Other courts, however, have indicated that the fiduciary duties of a general partner are greater than those of a director to stockholders.

     The Partnership Agreement provides that neither the General Partner nor any of its affiliates will be liable to the Partnership or the Unitholders for errors in judgment or for acts or omissions taken in good faith. Thus, the General Partner and its affiliates may have a more limited liability to the Unitholders than would otherwise be the case absent such provisions. Similarly, the Company's Certificate of Incorporation provides that a director of the Company shall not be liable for any act or omission in the director's capacity as director except to the extent the director is found liable for (i) a breach of the duty of loyalty, (ii) an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) a transaction in which the director receives an improper personal benefit or (iv) an act or omission for which the liability of a director is expressly provided for under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders). Furthermore, under the Partnership Agreement, the Partnership is required to indemnify the General Partner and any officer, director, employee and agent of the General Partner against liabilities and expenses incurred by the General Partner or such persons if (i) the General Partner or such persons acted in good faith and in a manner it or they reasonably believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, and (ii) the General Partner's or such persons' conduct did not constitute gross negligence or willful misconduct, unless a court determines that such person is fairly and reasonably entitled to indemnification despite such negligence or misconduct. The partnership agreement of the Operating Partnership contains provisions equivalent to the above-described provisions of the Partnership Agreement of the Partnership. In addition, the Company's By-Laws provide indemnification to all its directors, officers, employees and agents.

     Based upon a recent Delaware Chancery Court decision, the directors of the General Partner owe fiduciary duties to the Unitholders under the Partnership Agreement. The scope of such fiduciary duties, however, has not yet been clearly established. The nature of fiduciary duties is an evolving area of the law and it is unclear whether or to what extent there are differences in such fiduciary duties. However, it is possible that the fiduciary duties of the directors of the Company to its stockholders could be less than those of the General Partner to the Unitholders. Unitholders who have questions concerning fiduciary duties should consult with their legal counsel.

ACCOUNTING TREATMENT

     For financial accounting purposes, the Conversion will be treated as a reorganization of affiliated entities, with the assets and liabilities recorded at their historical costs.

COSTS OF THE CONVERSION

     The Partnership estimates that the total costs and expenses of the Conversion will be approximately $370,000 whether or not successfully completed. Such costs and expenses include registration and filing fees, legal and accounting fees and expenses, stock exchange and exchange agent fees and printing fees and expenses. The costs of the Conversion, whether or not successfully completed, will be paid by the Partnership. Therefore, the General Partner and the Unitholders will ultimately absorb the cost of the proposal to effect the Conversion, whether or not the Conversion is approved or completed.

     The following is a statement of certain estimated fees and expenses incurred in connection with the Conversion:

        Securities and Exchange Commission fees...........................  $  2,500
        AMEX filing fee...................................................    20,000
        Legal fees and expenses...........................................   200,000
        Accounting fees and expenses......................................    96,500
        Printing, engraving, and mailing expenses.........................    30,000
        Miscellaneous.....................................................    21,000
                                                                            --------
                  TOTAL...................................................  $370,000
                                                                            ========

                            THE CONSENT SOLICITATION

RECORD DATE AND VOTING SECURITIES


     The Board of Directors of the General Partner has fixed the close of business on June 2, 1995 as the Record Date for the determination of the Unitholders entitled to give or withhold consent to the Conversion. The Units are the only class of voting securities of the Partnership outstanding. As of the Record Date, there were 9,108,803 Units issued and outstanding held by approximately 604 Unitholders of record. The holders of Units outstanding on the Record Date are entitled to cast one vote per Unit held with respect to the Conversion.


CONSENTS REQUIRED

     The consent of the holders of record of more than 50% of the issued and outstanding Units is required for approval of the Conversion. In the event the Conversion is adopted, each Unitholder will be bound by the Conversion whether or not such Unitholder consented to its adoption. Under applicable Delaware law, Unitholders have no statutory appraisal or dissenters' rights in connection with the adoption and consummation of the Conversion. The Partnership has been advised that the stockholders and affiliates of the General Partner intend to vote all of their Units (representing approximately 29.6% of the outstanding Units), in favor of the Conversion.

PROCEDURES FOR GIVING AND REVOKING CONSENTS


     Unitholders may consent to the Conversion by indicating their approval on the accompanying consent form. The period for solicitation of consents will terminate at 5:00 p.m., Pacific Standard time, on June 27, 1995, unless extended by the Board of Directors of the General Partner. Each Unitholder is urged to sign, date and return promptly the enclosed consent form in the enclosed envelope to TENERA, L.P. at 2001 Center Street, Berkeley, California 94704-1204,
Attention: Corporate Secretary. Any consent given pursuant to the solicitation of consents may be revoked by the person giving it at any time before termination of the solicitation period. Consents may be revoked by filing with the Secretary of the General Partner, a written notice of revocation or a duly executed written consent bearing a later date than the consent. Any written notice revoking a consent to the Conversion should be sent to TENERA, L.P. at 2001 Center Street, Berkeley, California 94704-1204,
Attention: Corporate Secretary.

SOLICITATION OF CONSENTS

     Consents are being solicited by and on behalf of the General Partner. Consents are being solicited by mail, and certain directors, officers and regular employees of the General Partner may also solicit consents by telephone, telegram, facsimile or personal interviews. Such persons will receive no additional compensation for performing such services. All expenses of the solicitation of consents, including the cost of preparing and mailing this Consent Solicitation Statement/Prospectus to Unitholders, will be borne by the Partnership.

EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, the Company will mail to all Unitholders of record a letter of transmittal containing instructions with respect to the surrender of certificates for Units in exchange for certificates representing shares of Common Stock. Upon surrender to the Exchange Agent of one or more certificates for Units, together with a properly completed letter of transmittal, there will be issued and mailed to former Unitholders a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled.

     UNITHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED FORM OF CONSENT. THEY SHOULD RETAIN SUCH CERTIFICATES UNTIL THEIR RECEIPT OF THE LETTER OF TRANSMITTAL AFTER THE EFFECTIVE TIME. THE SURRENDER AND
EXCHANGE OF CERTIFICATES FOR UNITS FOR CERTIFICATES REPRESENTING SHARES OF COMMON STOCK IS NOT REQUIRED. FROM AND AFTER THE EFFECTIVE TIME, CERTIFICATES FOR UNITS WILL BE DEEMED TO EVIDENCE SHARES OF COMMON STOCK.

     If any certificate representing Common Stock is to be issued in a name other than that in which the certificate for Units surrendered in exchange therefor is registered on the books of the Partnership as of the Effective Time, it will be a condition of such issuance that (i) that certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and (ii) the person requesting such exchange pay to the Company any transfer or other taxes required by reason of the issuance of a certificate representing Common Stock in any name other than that of the registered owner of the certificate surrendered, or the person requesting such exchange establish to the satisfaction of the Company that such tax has been paid or is not applicable.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

INTRODUCTION

     This section is a summary of the material federal income tax matters of general application that should be considered by Unitholders in light of the proposed Conversion. Unless noted otherwise, the federal income tax consequences applicable to Unitholders set forth herein constitute the opinion of Bryan Cave, special counsel to the Partnership. This summary is based on the provisions of the Code, existing and proposed regulations thereunder, current administrative rulings and court decisions, and certain factual assumptions set forth herein. There can be no assurance that the legal authorities on which this discussion is based will not change, perhaps retroactively, that the factual assumptions underlying this discussion are accurate, or that there will not be a change in the future in the circumstances of TENERA that would affect this discussion. It is impractical to comment on all aspects of federal, state, local and foreign law that may affect the tax consequences of the Conversion. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a view contrary to the statements of legal conclusions described below. NO RULING FROM THE IRS HAS BEEN OR WILL BE SOUGHT WITH RESPECT TO THE CONVERSION. UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM OF THE CONVERSION.

UNITHOLDERS


     Pre-Conversion Operations of the Partnership. The income and deductions of the Partnership incurred during 1995 prior to the Conversion will be allocated among the Unitholders, and each Unitholder's basis in its Units will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the Conversion. Under current plans, the conversion will be effective at 12:01 a.m. on June 30, 1995. Each Unitholder will receive a Schedule K-1 or K-1 substitute for 1995 reflecting the income and deductions allocated to him during the period in 1995 he owned such Units, even if he sells his Units prior to the Conversion.


     Pre-Conversion Sale of Units. The tax consequences to a Unitholder who sells Units prior to the Conversion are not affected by the Conversion. They are as follows:

          Character and Amount of Gain or Loss. The Unitholder may recognize both ordinary income and capital gain or loss. The ordinary income amount will be approximately the amount of ordinary income that would have been allocated to the Unitholder in respect of the sold Units if the Partnership had sold all its assets. This amount will vary depending upon certain factors, including the amount paid for the Units, the date acquired and the types of assets held by the Partnership. The capital gain or loss amount will normally be the difference between the Unitholder's adjusted tax basis in the Unit and the amount realized from the sale of the Unit (reduced by the portion resulting in ordinary income).

          Suspended Deductions. Any losses previously allocated to a Unitholder that the Unitholder has not been able to use because of the basis or at-risk limitations can be used to the extent of any gain recognized on the sale of Units; ability to use these suspended losses will cease after the Conversion. Any losses previously allocated to a Unitholder that the Unitholder has not been able to use because of the passive loss limitations ("suspended passive losses") can be used in full if a Unitholder sells all Units owned to an unrelated person in a transaction in which all realized gain or loss is recognized. A Unitholder who sells less than all of the Units owned will be entitled to deduct suspended passive losses to the extent of gain realized and recognized on the sale.

     The Conversion. The Conversion, although a merger under state law, should be treated for federal tax purposes as a two-step process. The first step is a contribution by the Partnership of its assets to the Company in exchange for (i) a constructive issuance of Common Stock to the Partnership plus (ii) the assumption by the Company of the Partnership's liabilities. The second step is a constructive distribution of the Common Stock issued by the Company to the Unitholders and principal stockholder of the General Partner (who will be the sole stockholder of the General Partner immediately prior to the Conversion), in proportion to the respective interests of the Unitholders and the General Partner in the Partnership.

     The tax consequences to a Unitholder who receives shares of Common Stock as a result of the Conversion will be as follows:

          General Non-Recognition. The Conversion will generally be taxfree to the Unitholders. However, in the event that the aggregate adjusted tax basis of the assets transferred by the Partnership to the Company is less than the total liabilities assumed by the Company (excluding certain liabilities for items not yet deductible by the Partnership at the time of the Conversion but deductible by the Company thereafter), the Partnership will recognize gain and such gain will pass through to the Unitholders and the General Partner in proportion to their respective interests at the time as an item of Partnership gain. This pass through will be the same to all partners, without regard for differences in their individual tax basis for Units. The General Partner currently believes that the Partnership's aggregate tax basis in its assets is more than the liabilities assumed, excluding liabilities for items not deductible by TENERA but deductible by the Company only when paid. However, this calculation is subject to change prior to the Effective Time of the Merger. To the extent a Unitholder recognizes any gain by reason of the foregoing, such gain will be offset by his share of the Partnership losses from prior years that were previously suspended by the at-risk, basis or passive loss limitations. Consequently, the only Unitholders who may recognize gain on the Conversion that cannot be offset by previously suspended losses are corporations which previously fully utilized their share of Partnership losses (because corporations are generally not subject to the passive loss limitations). See "-- Sale of Shares" below.

          Tax Basis and Holding Period. A Unitholder's aggregate tax basis in all shares received in the Conversion will equal his aggregate tax basis in his Units, as adjusted for 1995 operations and any gain recognized on the Conversion, reduced by his share of Partnership liabilities immediately before the Conversion. This basis will be prorated among all shares of Common Stock received by the Unitholder. The holding period required for long-term capital gains treatment is more than one year. For holding period purposes, the holding period for the Units will be "tacked" to the holding period for the Common Stock received in the Conversion.

          Suspended Deductions. Any loss previously allocated to a Unitholder in prior years or during 1995 that has not been used because of the at-risk limitations or because of lack of adequate basis to absorb the loss can be used only to the extent of any income or gain recognized on the Conversion, as discussed under "-- General Non-Recognition" above. A Unitholder will also be entitled to deduct suspended passive losses to the extent of gain realized and recognized on the Conversion. Any passive losses not so used may subsequently be used only as provided below under "-- Sale of Shares." Any suspended losses attributable to the basis and at-risk rules that remain after the Conversion will disappear.

          Control Assumption. The above conclusions are based on the assumption that not more than 20% of the shares of Common Stock transferred to Unitholders pursuant to the Conversion will be subsequently sold pursuant to contracts entered into prior to the Conversion (the "Control Assumption"). Neither the Partnership nor the General Partner is aware of any contracts that have been or will be entered into prior to the Conversion which would make the Control Assumption incorrect. If the Control Assumption were not correct, each Unitholder might be required to recognize gain or loss on the transfer by the Partnership of its assets to the Company as if the Partnership had sold the assets for an amount equal to the value of the Common Stock received in the Conversion, plus the amount of liabilities assumed by the Company in the Conversion. Moreover, each Unitholder's basis in the Common Stock received might be increased (or reduced) by the gain (or loss) recognized, and each Unitholder's holding period in the shares of Common Stock received would begin on the day after the Conversion.

          Sale of Shares. A Unitholder who receives shares in the Conversion and thereafter sells those shares will recognize gain or loss measured by the difference between the amount realized on the sale and his tax basis in his shares sold. Although definitive Treasury Regulations have not yet been issued concerning dispositions, available authority including Congressional Committee Reports implies that no part of a suspended passive loss can be used on a sale of only some of the shares, not even to the extent of any gain realized on the sale, but that all of the suspended passive loss can be used if a stockholder sells all shares to an unrelated person in a transaction in which all realized gain or loss is otherwise recognized. As to when a loss is otherwise recognized, see "-- Pre-Conversion Sale of Units -- Suspended Deductions."

          Ownership of Shares. After the Conversion, a stockholder will be taxable only on distributions received from the Company, if any. Non-liquidating distributions will be taxable as dividends to the extent of any current or accumulated earnings of the Company. See " -- The Company" below. Any non-liquidating distributions in excess of current or accumulated earning and profits of the Company, or any liquidating distributions will be treated as a tax-free return of capital to the extent of the stockholder's basis in the shares and as capital gain to the extent of the balance, assuming that the shares are held as capital assets. Except on the sale of all shares, a stockholder probably will not be entitled to use any passive loss, even to offset any dividends thereafter received from the Company (see "-- Sale of Shares" above).

THE COMPANY

     The Conversion. Following the Conversion, substantially all the assets and liabilities formerly owned by the Partnership, the Operating Partnership, and the General Partner immediately prior to the Conversion, will be owned by the Company. The Company will not recognize any gain or loss on the Conversion. Although there is no direct authority governing the federal income tax treatment of transactions (such as the Conversion) involving a merger of a partnership into a corporation, the aggregate tax basis the Company will have in the assets at the Effective Time should equal the Operating Partnership's tax basis in its assets on such date plus the General Partner's basis in its assets immediately prior to the Conversion, other than its interest in the Partnerships. Such basis will be increased by any gain recognized by the Operating Partnership on the Conversion in the unlikely event that any such gain is recognized. The Company's basis in its assets will generate future tax deductions to the Company to the extent that the assets are depreciable or amortizable, or when they are sold. The holding period of each asset currently held by the Operating Partnership will carry over to the Company.

     Control Assumption. The foregoing analysis of the tax consequences to the Company of the Conversion assumes the validity of the Control Assumption. If the Control Assumption were not valid, the Company still would not recognize gain or loss, but the Company's tax basis in the assets acquired from the Partnership would equal the value of the shares issued in the Conversion plus the amount of the Partnership's liabilities assumed in the Conversion.

     Post-Conversion Operations. Following the Conversion, the income and deductions attributable to the assets and liabilities previously held by the Operating Partnership will be included in the tax return filed by the Company, and the Company will pay taxes on any taxable profits it recognizes from time to time. Additionally, net operating losses incurred by the Company after the Conversion will generally be available to offset the Company's income in subsequent years.

THE GENERAL PARTNER

     The General Partner will experience the same tax consequences upon the Conversion as a Unitholder with respect to its general partner interests in the Partnership and the Operating Partnership. The General Partner will not recognize gain on its merger into the Company.

OTHER TAXATION

     After the Conversion, the Company will be subject to state franchise taxes and other state and local taxes. Neither the Partnership nor its advisers have independently attempted to (i) determine the amount of transfer or excise taxes that will be imposed upon the Partnership or the Company as a result of the Conversion, (ii) determine the state or local tax that may be imposed on the Partnership or the Company as a result of the Conversion or (iii) determine any tax that may be imposed on a Unitholder by the country, state or other jurisdiction in which he resides or is a citizen.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS
INTENDED TO BE A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE CONVERSION. UNITHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE CONVERSION.

                     MARKET PRICES OF UNITS; DISTRIBUTIONS


     The Units are listed for trading on AMEX under the symbol TLP. The first trading day on AMEX was January 28, 1988, at which time 8,699,447 Units were outstanding. There were approximately 600 Unitholders of record as of January 31, 1995. On May 22, 1995, the high and low sales prices of the Units as traded on AMEX were $0.875 and $0.875, respectively.


                                     1995                 1994                  1993                  1992
                               -----------------   -------------------   -------------------   ------------------
                                PRICE RANGE OF       PRICE RANGE OF        PRICE RANGE OF        PRICE RANGE OF
                                 TENERA, L.P.      TENERA, L.P. UNITS    TENERA, L.P. UNITS    TENERA, L.P. UNITS
                                     UNITS
                               -----------------   -------------------   -------------------   ------------------
                                HIGH        LOW     HIGH         LOW      HIGH         LOW      HIGH        LOW
                               -------     -----   -------     -------   -------     -------   ------     -------
First Quarter................  $0.9375     $0.50   $1.6875     $1.25     $3.125      $1.25     $3.75      $2.00
Second Quarter...............       --        --    1.4375      1.0625    2.50        1.5625    3.375      2.00
Third Quarter................       --        --    1.1875      0.50      2.1875      1.375     3.00       2.00
Fourth Quarter...............       --        --    1.3125      0.625     1.6875      1.25      2.00       1.0625

     The Board of Directors of the General Partner determines the amount of cash distributions which the Partnership may make to Unitholders after consideration of projected cash requirements and a determination of the amount of retained funds necessary to provide for growth of the Partnership's business. The Partnership has made no distributions since June 1991. Whether or not the Conversion is consummated, cash distributions will not be resumed unless and until there are significant improvements in the operating results and overall financial condition of TENERA. The General Partner does not anticipate such an improvement in the foreseeable future.

     The Partnership made no cash distributions to Unitholders in 1992, 1993, 1994 or for the three months ended March 31, 1995.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Partnership as of March 31, 1995 and as adjusted to reflect the Conversion, assuming the conversion had occurred on such date. The information presented below should be read in conjunction with the combined financial statements of the Partnership and the unaudited pro forma financial information included elsewhere in this Consent Solicitation Statement/Prospectus.

                                                                  MARCH 31, 1995
                                                    -------------------------------------------
                                                        THE                             THE
                                                    PARTNERSHIP                       COMPANY
                                                    (HISTORICAL)    ADJUSTMENTS     (PRO FORMA)
                                                    -----------     -----------     -----------
                                                     (IN THOUSANDS, EXCEPT UNIT/SHARE AMOUNTS)
PARTNERS' CAPITAL
General Partner...................................    $   316         $  (316)        $    --
Limited Partners' equity, (9,108,803 Units issued
  and outstanding.................................      5,568          (5,568)             --
Treasury Units (425,636 Units)....................     (1,141)          1,141              --
SHAREHOLDERS' EQUITY
Preferred Stock, (10,000,000 Shares authorized; 0
  shares issued prior to and after Conversion)....         --              --              --
Common Stock, (25,000,000 Shares authorized; 1,000
  shares issued prior to Conversion(1), 10,541,153
  after Conversion(2)(3)).........................         --             105             105
Additional Paid-In-Capital........................         --           5,419           5,419
                                                    -----------     -----------     -----------
TOTAL PARTNERS'/SHAREHOLDERS' EQUITY..............      4,743             781           5,524
                                                    -----------     -----------     -----------
TOTAL CAPITALIZATION..............................    $ 4,743         $   781         $ 5,524
                                                    ==========      ===========     ===========

- ---------------
(1) The Partnership contributed $1,000 to the Company on November 10, 1994 as consideration for the receipt of 1,000 shares of Common Stock. Pursuant to the terms of the Agreement and Plan of Merger (a form of which is attached hereto as Annex A), the 1,000 shares of Common Stock will be retired and canceled and shall cease to be outstanding upon consummation of the Merger.

(2) To record the Company's initial capitalization through the issuance of 9,541,153 shares of the Company's common stock, $0.01 par value, in respect of the outstanding units of the Partnership and outstanding General Partner interests, 9,108,803 shares will be issued in exchange for Limited Partnership interests, 184,946 shares will be issued for General Partner interests. This reflects their approximate current respective ownership interests in the Partnership.

(3) To record the merger of the General Partner's cash assets of $1,000,000 after the Conversion, into the Company in exchange for the issuance of 1,000,000 shares of the Company's Common Stock at a pro forma price per share of $1.00. The actual number of shares to be issued will be based on the per share purchase price (see "The Conversion -- Structure of the Conversion"). This amount shown is net of transactional expenses that are charged to expenses and closed to equity through the additional paid in capital account.

                        SELECTED COMBINED FINANCIAL DATA


     The following selected combined financial data should be read in conjunction with the combined financial statements and the notes thereto included elsewhere herein. The combined financial statement of operations data set forth below with respect to the years ended December 31, 1994, 1993 and 1992 and the combined balance sheet data at December 31, 1994 and 1993 are derived from, and are qualified by reference to, the audited combined financial statements included elsewhere in this Consent Solicitation Statement/Prospectus. The combined financial statement of operations data set forth below with respect to the years ended December 31, 1991 and 1990 and the combined balance sheet data at December 31, 1992, 1991 and 1990 are derived from, and are qualified by reference to, the audited combined financial statements not included in this Consent Solicitation Statement/Prospectus. The selected historical financial data for the three months ended March 31, 1995 and 1994, have been derived from unaudited combined financial statements. The unaudited combined financial statements include all adjustments, consisting of only normal recurring adjustments, which the Partnership considers necessary for a fair statement of results of operations data, and financial position for the unaudited periods.



                                  TENERA, L.P.

                              FINANCIAL HIGHLIGHTS

                                                                                        THREE MONTHS ENDED MARCH
                                                  YEAR ENDED DECEMBER 31,                          31,
                                      -----------------------------------------------   -------------------------
                                       1994      1993      1992      1991      1990        1995          1994
                                      -------   -------   -------   -------   -------   -----------   -----------
                                      (IN THOUSANDS, EXCEPT PER UNIT AND STATISTICAL AMOUNTS)
OPERATIONS DATA
Revenue.............................  $23,600   $29,340   $36,648   $44,128   $51,161     $ 5,344       $ 7,079
Operating Income (Loss).............   (1,239)     (315)      826    (6,176)    8,291         196           132
Net Earnings (Loss).................   (1,202)     (294)      795    (6,434)    7,922         196           145
Earnings (Loss) per Equivalent
  Unit(1)...........................    (0.13)    (0.03)     0.08     (0.66)     0.85        0.02          0.02
Cash Distributions per Equivalent
  Unit(1)...........................       --        --        --      0.31      0.81          --            --
Portion of Cash Distributions per
  Equivalent Unit Representing a
  Return of Capital for Original
  Unitholders.......................       --        --        --      0.14      0.33          --            --
Ratio of Earnings to Fixed
  Charges...........................       --        --     11.89        --     77.17       13.25        146.00
Weighted Average Equivalent
  Units(1)..........................    9,555     9,646     9,710     9,736     9,366       9,541         9,588
CASH FLOW DATA
Net Cash Provided by Operating
  Activities........................       17     1,472      (626)    6,632     7,409        (483)          166
Cash Distributions..................       --        --        --     5,021     7,506          --            --
Net Increase (Decrease) In Cash and
  Cash Equivalents..................      363     1,085    (1,418)      774    (1,425)       (504)          (19)
FINANCIAL POSITION AT DECEMBER 31
Cash and Cash Equivalents...........    1,943     1,580       495     1,913     1,139       1,439         1,561
Working Capital.....................    4,024     5,196     5,383     5,109     9,001       4,277         5,253
Total Liabilities...................    4,069     3,524     4,932     7,727    10,259       8,810         9,952
Total Assets........................    8,616     9,345    11,111    13,402    19,943       4,067         4,055
Partners' Capital...................    4,547     5,821     6,179     5,675     9,273       4,743         5,897
Book Value per Equivalent
  Unit(1)(2)........................     0.48      0.60      0.64      0.58      0.99        0.50          0.62
OTHER INFORMATION
Number of Employees (actual)........      170       202       263       361       372         160           201

- ---------------
(1) Equivalent Units represent both the general and limited partners' interest in earnings.

(2) Calculated as Partners' Capital divided by Equivalent Units outstanding at December 31 and at March 31, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  TENERA, L.P.
                             RESULTS OF OPERATIONS

                                           YEARS ENDED DECEMBER 31,                          QUARTER ENDED MARCH 31,
                          -----------------------------------------------------------   ---------------------------------
                                   1994                      1993                                1995
                          -----------------------   -----------------------    1992     -----------------------    1994
                                     % INCREASE                % INCREASE     -------              % INCREASE     -------
                           % OF      (DECREASE)      % OF      (DECREASE)      % OF      % OF      (DECREASE)      % OF
                          REVENUE   TO PRIOR YEAR   REVENUE   TO PRIOR YEAR   REVENUE   REVENUE   TO PRIOR YEAR   REVENUE
                          -------   -------------   -------   -------------   -------   -------   -------------   -------
Revenue.................    100           (20)        100           (20)        100       100           (25)        100
Direct Costs............     62           (22)         63           (13)         58        60           (26)         61
General and
  Administrative
  Expenses..............     45            (6)         39           (22)         40        37           (26)         37
Other Income
  (Expenses)............      0          (124)          1           345           0         1          (600)          0
Special Item............      2            --          --             0          --        --            --          --
                          -------       -----       -------       -----       -------   -------       -----       -------
  Operating Income
    (Loss)..............     (5)          293          (1)         (138)          2         4            49           2
Interest Income
  (Expense).............      0            76           0           168           0         0          (100)          0
                          -------       -----       -------       -----       -------   -------       -----       -------
Net Earnings (Loss).....     (5)          309          (1)         (137)          2         4            35           2
                          =======   ============    =======   ============    =======   =======   ============    =======

YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31, 1993

     Lower revenue in 1994 was not offset by the pace of lowered general and administrative expenses, which included costs associated with additional downsizing of the organization and consideration of conversion in company structure, resulting in a net loss of $1,702,000, before the special item, versus a net loss of $294,000 in 1993.

     The revenue decrease is primarily a result of significantly reduced technical services sales in the engineering services group compared to 1993, and the closure of non-utility environmental operations in mid-1993. The number of clients continued to decrease from 117 to 73, primarily reflecting the discontinuation of non-utility environmental consulting, and further increases in the concentration of revenue from the government sector to 36% of total revenue in 1994, from 27% in 1993. During 1994, the Partnership reallocated a number of its engineering resources to government, commercial consulting, and software services, while shutting down certain traditional engineering business units facing significant pricing pressure from transformations in the electric utility marketplace. The shift of resources to government services supported an increased revenue stream from the DOE site contractors through the first three quarters of the year. However 1995 fiscal year funding setbacks, within DOE site contractors' budgets, led to government services work stoppages and procurement slowdowns during the Partnership's fourth quarter, resulting in excess technical staff. Work began to resume at the end of the year, but was not sufficient to maintain a profitable level of employee utilization in the final months of 1994 for government operations.

     Direct costs were lower overall reflecting the reduced revenue levels and a reduction in the contract completion in the second quarter of 1994 and a reduction of warranty accruals established in 1993, that resulted from improved performance on these fixed-price projects.

     General and administrative expenses decreased by $634,000, versus 1993, primarily due to overall reduced staff size, facility costs, and professional services, partially offset by costs ($220,000) associated with analyzing whether to convert the Company structure from a partnership to corporate form in 1995. Although reduced in total, general and administrative expense as a percentage of revenue increased by 6 points to 45% in 1994, primarily resulting from maintaining key elements of technical resources on overhead during the fourth quarter government services work stoppage, incurring additional downsizing costs related to reducing operations staffing and facilities throughout TENERA, and the incremental activities of the Partnership conversion project.

     Other expense in 1994, primarily relates to the Partnership's interest ($34,000) in the estimated loss of Individual Plant Evaluation Partnership
(IPEP), a technical services partnership in which it is an operating participant, and the trade-in loss on the upgrade of personal computer assets in 1994 ($24,000), as compared to other income in 1993 from a gain on the sale of assets related to facility downsizing ($42,000), a one-time fee charged to TERA Liquidating Trust (the "Trust") for accounting and administrative services over the life of the Trust ($228,000), and a gain on the sale of assets related to certain commercial environmental services ($42,000). The Trust was established in 1986 by the Partnership's Predecessor to wind down the operations not transferred to the Partnership.

     The special item of $500,000 in 1994, reflects the estimated settlement of specific disputed costs on certain U.S. Government contracts with the DOE. This positive earnings adjustment resulted from a partial reduction of the reserve for sales adjustment established in 1991. The reserve was established to provide for a dispute between the Partnership and the DOE with respect to the allowability and amount of potential rate adjustments on U.S. Government contracts for certain employee compensation costs. See "Risk Factors -- Government Contracts Audit."

     Net interest income represents earnings from the investment of cash balances in short-term, high-quality, corporate debt instruments.

YEAR ENDED DECEMBER 31, 1993 VERSUS YEAR ENDED DECEMBER 31, 1992

     Lower revenue and gross margin were partially offset by lower general and administrative expenses, resulting in a loss of $294,000 in 1993, versus net earnings of $795,000 in 1992.

     The revenue decrease is primarily a result of reduced sales of certain engineering services, closure of commercial environmental operations, and reduced sales of software licensing contracts, partially offset by increased sales to U.S. Government clients. Additionally, revenue was lower than 1992 as a result of project completion issues on certain fixed-price contracts which utilized substantial non-revenue generating resources in the delivery of the finished products. The total number of clients decreased from 210 to 117, primarily as a result of the decision in 1993 to discontinue commercial environmental consulting, which had not been profitable for some time. The commercial environmental consulting business had historically consisted of a large number of small contracts. Revenue concentration from government clients in 1993 increased to 27% of total revenue from 17% in 1992, representing an increase of approximately $1,600,000. The Partnership decreased revenue concentration with its largest client of 1992 (EG&G) from 12% to below 10%, however another government contractor-client, Westinghouse, increased concentration to 15% of total revenue in 1993 and became the largest client, followed by revenue with the nation's largest nuclear utility Commonwealth Edison Company (CECo) which accounted for 10% of total revenue.

     While direct costs were lower overall, reflecting lower revenue, they were higher as a percentage of revenue primarily due to cost overruns on certain fixed-price projects ($658,000), in addition to accruals for estimated contract losses and post-delivery warranties ($298,000), settlement costs of a contract dispute with a public utility client ($155,000), reduced license fees reflecting fewer sales ($252,000), and an increase in the proportion of revenue derived from outside services and from government clients where project margins are typically lower. These items were partially offset by the reduction in certain employee benefit costs primarily related to a reduction of the sick leave accrual to current experience ($380,000).

     General and administrative costs decreased to $11,296,000 in 1993 from $14,472,000 in 1992. The overall decrease in expense was primarily due to reduced staff size, facility costs, and travel costs. During the year, general and administrative expense as a percentage of revenue decreased to 38.5% from 39.5% in 1992. General and administrative expenses for 1993 include costs of facility downsizing ($100,000), severance costs primarily related to the curtailment of commercial environmental consulting services, and the downsizing of certain administrative functions ($159,000), partially offset by the reduction of certain employee benefit costs ($245,000). In 1993, the Partnership changed the classification of the allowance for sales adjustments from general and administrative expenses to a revenue adjustment. In 1992, this change would have decreased general and administrative expenses by $265,000.

     Other income for the year includes a gain on the sale of assets related to facility downsizing ($42,000), fees charged to the Trust for accounting and administrative services since inception to the trust ($228,000), and a gain on the sale of assets related to certain environmental services ($42,000). Other expenses consist of the amortization of certain non-cash compensation costs in connection with the forgiveness of certain employee Limited Partners' notes.

     Interest income represents earnings during the year through the investment of cash balances in short-term money market instruments, partially offset by interest charges on borrowing (maximum of $500,000 borrowed) during the fourth quarter under the Partnership's revolving line of credit. The borrowing was repaid prior to year end.

THREE MONTHS ENDED MARCH 31, 1995 VERSUS THREE MONTHS ENDED MARCH 31, 1994

     Lower revenue in the first quarter of 1995 was offset by lower direct costs and general and administrative expenses, resulting in an increase in net earnings to $196,000 in 1995 from $145,000 in 1994.

     The revenue decrease is primarily a result of significantly reduced overall technical services sales and staffing throughout the Company compared to 1994. The number of clients served during the respective quarters, however, remained relatively constant at 53 in 1995 compared to 50 in 1994. Concentration of revenue from the government sector rose only slightly to 34% of total revenue in 1995 from 32% in 1994, while software revenue remained level at 17% of total revenue for the respective quarters.

     Direct costs were lower overall reflecting the reduced revenue levels. Gross margin contribution from overall project activity increased slightly to approximately 40% in 1995 from 39% in 1994, primarily reflecting improved pricing and percentage of completion efforts in software services slightly offset by lowered pricing rate structures in the government sector.

     General and administrative expenses decreased by $680,000 versus 1994, primarily due to overall reduced staff size, professional services, travel and office equipment costs in 1995. General and administrative expenses as a percentage of revenue also dropped slightly to 36.6% from 37.2% in 1994.

     Other income includes a gain on the sale of assets related to facility downsizing ($7,000).

     Net interest income represents earnings from the investment of cash balances in short-term, high-quality, corporate debt instruments, offset by interest charges on borrowing under the Partnership's line of credit. The Partnership had outstanding borrowing of $750,000 under its line of credit at the end of the period in 1995 and no outstanding borrowing at the end of the period in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Three Months Ended March 31, 1995. Cash and cash equivalents decreased by $504,000 during the first quarter of 1995. The decrease was due to cash used by operations ($490,000) and net acquisition of equipment ($14,000).

     Receivables increased by $678,000 from December 31, 1994, primarily due to an increase in revenue of $1,198,000 during the first quarter of 1995 compared to the fourth quarter of 1994. The allowance for sales adjustments remained unchanged from December 31, 1994.

     Accounts payable and accrued compensation and related expenses remained essentially unchanged from December 31, 1994.

     Partners' capital increased by $196,000 in the period from the net earnings.

     No cash distribution was declared in 1995.

     The impact of inflation on revenue and projects of the Partnership was minimal.

     At March 31, 1995, the Partnership had a $5,000,000 revolving loan facility which expires in May 1995. The Partnership has outstanding borrowing against the line totaling $750,000; and in addition, $175,000 was assigned to support standby letters of credit. Under the agreement, the Partnership is obligated to comply with certain covenants related to equity, current ratio, debt/equity ratio, and profits. At December 31, 1994 and March 31, 1995, the Partnership was unable to obtain waivers from the lender with respect to certain financial covenants in the loan agreement concerning annual profitability and partner's capital, which the Partnership did not satisfy as of these dates. The lender has notified the Partnership that no further advances under the agreement will be made without their approval.

     Management believes that cash expected to be generated by operations, and the Partnership's working capital, are adequate to meet its anticipated liquidity needs through December 31, 1995. The Partnership has received a commitment from a new lender to provide a loan facility upon expiration of the current facility.

     Year Ended December 31, 1994. Cash and cash equivalents increased by $363,000 in 1994. The increase was due to cash provided by operations ($17,000) and borrowings under bank loan ($750,000), partially offset by net equipment acquisitions ($328,000), and net repurchases of Units ($76,000).

     Receivables decreased by $1,919,000 from December 31, 1993, primarily due to lower revenue and improved processing of invoices and payments by clients. The allowance for sales adjustments decreased by $1,820,000 from December 31, 1993, primarily due to the estimated DOE settlement, as discussed above ($500,000), and the reclassification of prepaid project activity to deferred revenue which is included in accounts payable ($479,000).

     Accounts payable and accrued compensation and related expenses decreased by $205,000 during the period, primarily due to a decrease in overall direct costs and general and administrative expenses, as well as the reduction of reserves established in 1993 related to completion and warranty costs for certain fixed-price projects. These decreases were partially offset by an increase in deferred revenue for prepaid project activity.

     Partners' capital decreased by $1,274,000 in the period primarily due to a net loss ($1,202,000) and repurchase of Units ($76,000), partially offset by amortization of Limited Partners' notes ($4,000).

     No cash distributions were declared in 1994.

     The impact of inflation on revenue and projects of the Partnership was minimal.

     At December 31, 1994, the Partnership had a $5,000,000 revolving loan facility which expires in May 1995. The Partnership has outstanding borrowings against the line totaling $750,000; and in addition, $175,000 was assigned to support standby letters of credit. Under the agreement, the Partnership is obligated to comply with certain covenants related to equity, current ratio, debt/equity ratio, and profits. At December 31, 1994, the Partnership was unable to obtain waivers from the lender with respect to certain financial covenants in the loan agreement concerning annual profitability and partners' capital, which the Partnership did not satisfy as of that date. The lender has notified the Partnership that no further advances under the agreement will be made without prior written approval.

     With respect to the special item settlement with the DOE, as discussed above, the Partnership expects to reimburse certain government contractors approximately $400,000 to $500,000, net of collections, over the next several quarters as contracts with these contractors are closed out.

                                    BUSINESS

GENERAL

     The Partnership provides a broad range of professional services and software products to solve complex engineering, environmental, and safety challenges associated with the design, construction, licensing, operation, and maintenance of power plants and large scale industrial facilities. Its services and products cover the following general areas: engineering and management services and software services, products, and systems.

     In the area of engineering and management services, TENERA provides services and software to assist its commercial electric power industry clients with respect to nuclear and fossil plant engineering design review and verification, operations and maintenance, nuclear safety and licensing, management audits, utility and project management, risk management and certain environmental engineering tasks, and also provides expert witness and analysis support for regulatory and legal proceedings. For its governmental clients, TENERA provides the DOE and DOE prime contractors with assistance in devising, implementing, and monitoring strategies to upgrade from an operational, safety, and environmental perspective at DOE owned nuclear reactor sites. The software services, products and systems area complements the management and engineering services areas providing software services and information management products, specialized data bases and systems which support electric utilities, industrial clients and mass transit systems in areas such as regulatory compliance, facility operations, and equipment maintenance and data management.

     TENERA has developed expertise in providing solutions to the complex technical and regulatory issues facing the commercial electric power industry, particularly with respect to nuclear facilities. Over the past several years, commercial electric utilities have experienced increased competitive pressure due to a gradual deregulation of electric power production. For example, utilities continue to find it more difficult to recover total capital expenditures through rate increases, as well as facing increased competition from independent power producers, alternative energy production, and cogeneration. During the same period, utilities have responded to continued regulatory pressures to comply with complex safety and environmental guidelines. Safety problems and environmental issues have also emerged at government-owned production facilities. A massive program is underway throughout the DOE complex of nuclear facilities to comply with the same health, safety, and environmental requirements applicable to commercial facilities, principally in the areas of hazardous wastes, decontamination, decommissioning, and remediation. Electric utilities, as well as a variety of other industries, have been subjected to extensive regulation regarding environmentally safe handling of hazardous materials. Since its formation in October 1986, it has been TENERA's strategy to provide solutions to these issues by providing clients with a high level of professional skills and a broad range of scientific, technological, and management resources, including software and data bases which are used either in support of consulting projects or as the basis for development of stand alone software products and systems. The Partnership assists its clients in the initial identification and analysis of a problem, the implementation of a technologically feasible solution that client management believes will be sensitive to business and public interest constraints and the ongoing monitoring of that solution.

BACKGROUND

     The Partnership's principal market, the electric utility industry, has undergone considerable change in the past few years. Electric utilities in the United States are facing a complex mix of economic and regulatory pressures. As a result of gradual deregulation of their historic monopoly to produce and distribute electricity as well as a desire to meet projected growth in demand for electricity through higher operating efficiency rather than investment in new plants, utilities and regulatory authorities are concentrating on increasing levels of operational efficiency and implementing detailed operational guidelines. Some of the Partnership's large clients have stepped up their response to a more competitive environment by implementing significant cost control measures. Such measures include reducing their use of outside engineering support services. Electric utilities, as well as a variety of other industries, are also facing increased regulatory pressures of a differing variety resulting from public concern over health, safety, and the environment. An expanding scope of environmental laws and regulations affect nearly every industrial activity and government-owned nuclear facility, as well as the agencies of the federal, state, and local governments charged with their enforcement.

The Partnership believes that there is a clear trend toward increased regulation and enforcement at all levels of government, prompted by increased publicity and public awareness of environmental problems and health hazards posed by hazardous materials and toxic wastes. In addition, state regulatory commissions and the public expect electric utilities to take a leading role in these areas and electric utilities are often targets of litigation associated with such issues. Accordingly, electric utilities in general have been at the forefront of efforts to comply with environmental guidelines.

     The market for electric utility professional services and software products for both nuclear and fossil fuel facilities covers a broad range of activities. The typical market includes waste management, outage support, operating plant services, licensing support, safety management, maintenance and information services, decommissioning consulting, risk assessment, quality assurance and control, engineering support, records management, fuel related services, and plant security. In recent years, emphasis in the electric utility market has been shifting primarily as a result of the slowdown in construction of power plants and the absence of new power plants scheduled for construction. Accordingly, it is TENERA's belief that the market for services and software related to efficient and profitable operation of existing capacity has expanded and the market for services and software relating to initial licensing and construction has contracted. This trend has caused some electric utilities to close power plants and curtail certain activities TENERA has traditionally supported, which, in turn, has had an adverse impact on the demand for certain engineering services and products historically provided by TENERA. TENERA has responded to these industry changes by downsizing its operations significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Economic pressures and regulation have resulted in certain changes in the focus of utility management. For example, the rate-making process, both for plant construction and annual operation, now represents a significant risk to utilities. This has increased the importance of careful planning and documentation in connection with rate case preparation. Furthermore, rate base decisions are evolving from an emphasis on prudence reviews of plant construction costs to ongoing performance reviews related to such measures as plant capacity factors. This has resulted in substantial penalties for extended plant outages and has stimulated actions to assure more reliable operations. Also, in addition to the year-to-year economics of plant operation, the high capital cost of new plants places a premium on extending existing plant life. This can be accomplished through greater attention to management systems for preventive maintenance and improved methods of plant operation.

SERVICES AND PRODUCTS

     The Partnership provides its services by utilizing its professional skills and technological resources in an integrated approach which combines technical and project management capabilities with sophisticated software systems and data bases. Services performed by the Partnership typically include one or more of the following: consultation with the client to determine the nature and scope of the problem, identification and evaluation of the problem and its impact, development and design of a process for correcting the problem, preparation of business plans, preparation of reports for obtaining regulatory agency permits, and provision for expert witnesses and analysis in support of regulatory and legal proceedings. The Partnership operates in one business segment providing services which cover these general areas: engineering and management services, and software services, products, and systems.

     The following table reflects the percentage of revenues derived for each of these areas for the period indicated during the fiscal years ended December 31, 1992 through 1994 and the three months ended March 31, 1995 and 1994:

                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER             ENDED
                                                               31,                   MARCH 31,
                                                      ----------------------       -------------
                                                      1994     1993     1992       1995     1994
                                                      ----     ----     ----       ----     ----
Engineering and Management Services.................  83.6%    83.7%    76.8%      82.6%    82.6%
Commercial Environmental Services*..................    --      3.7%    11.0%        --       --
Software Services, Products, and Systems............  16.4%    12.6%    12.2%      17.4%    17.4%

- ---------------
* Commercial Environmental Services was curtailed in mid-1993.

     The majority of the Partnership's contracts are entered into as a result of existing client relationships. In many cases, contracts are also part of continuing support agreements. The Partnership believes that these factors give it a competitive advantage by expediting contracting and minimizing marketing costs.

     Engineering and Management Services. The Partnership's engineering and management services involve the determination of a solution to its client's problems and challenges arising in the design, operation, and management of large facilities. Focus is also placed on providing expertise in the wide range of disciplines required to resolve complex legal and regulatory issues and offering executives guidance in planning and implementing a coordinated, effective response to such issues. The Partnership applies its professional skills, software, and specialized data bases to all aspects of problems and challenges in the following general areas:

     - Engineering design review and verification

     - Operations and maintenance

     - Nuclear safety and licensing

     - Management audits

     - Project management

     - Expert witness and analysis support for regulatory and legal proceedings

     - Nuclear safety at DOE facilities

     - Environmental engineering issues at DOE and electric utility facilities

     Software Services, Products and Systems. To complement its professional services, the Partnership offers a wide range of software services, products and systems including data bases designed to support electric utilities and industrial clients in areas such as regulatory compliance, facility operations, and equipment maintenance and data management related to management consulting, engineering, and environmental engineering requirements. The principal proprietary aspect of the software business lies in the ability to utilize it to solve client problems and to market this capability. Software applications for a variety of industrial sectors and requirements have been developed for PC, mini, and mainframe hardware installations. In addition, the Partnership offers customized, interactive software applications for power plant or large facility information management requirements, which are designed for use with IBM mainframe and networked personal computer environments. Major core products which are customized to the client's specifications include:

     - An on-line interactive system for coordinating and controlling all aspects of maintenance for large manufacturing, industrial facilities and mass transit systems;

     - A complete plant information management system that addresses nuclear and fossil plant maintenance requirements and features modules for managing employee radiological information and regulatory compliance issues; and

     - Networked PC software to manage nuclear safety-related data bases and engineering processes in conformance with rigorous software quality assurance requirements.

MARKETING AND CLIENTS

     Marketing. The Partnership's marketing strategy emphasizes its ability to offer a broad range of services and software designed to meet the needs of its clients in a timely and cost-efficient manner. The Partnership has the organization and capability to undertake not only small tasks requiring a few professionals but also the management, staffing, design, and implementation of major projects which may last for several years and involve over 150 professionals in several geographic locations. Characteristic of TENERA's marketing strategy are significant projects in which initial contracts have been only a small fraction of the ultimate sale. Historically, TENERA has experienced a high retention rate of existing clients.

     The Partnership provides financial incentives to attract senior technical professionals with extensive utility and industry experience and to encourage these individuals to market the complete range of TENERA's services and software throughout existing and potential customer organizations. Incentives for senior technical staff to crosssell the range of TENERA's capabilities is of particular importance to the Partnership's business. A software sale, for example, may provide the opportunity to market an engineering or management consulting contract. Likewise, a technical services or management consulting contract may result in software product development and the sale of a software system or data base.

     TENERA's marketing efforts are facilitated by the technical reputation and industry recognition enjoyed by its professional staff. TENERA's reputation in the electric power industry often leads to invitations to participate at an early stage in the conceptualization of a project. During this phase, the Partnership assists clients in developing an approach for efficiently and productively solving a problem. This assistance can lead, in turn, to a request for TENERA to use existing software or to develop software systems to solve the problem. If new services or products are developed for a client, they generally are marketed to other clients with similar needs.

     TENERA's marketing efforts are led by account managers with specific marketing and sales accountability. They are charged with the responsibility of better understanding the market and their clients so that TENERA can tailor its technology, products and services to meet client needs and challenges. In many instances, new contracts are acquired by the account managers and other senior technical and management professionals who are responsible for staffing and managing projects, monitoring the quality of deliverables, and integrating the delivery of TENERA's services and software products. Senior professionals are also responsible for developing and maintaining long-term working relationships between clients' management and the Partnership, including marketing additional services to existing clients.

     Clients. During the three months ended March 31, 1995, TENERA provided services and software to over 53 clients involving over 150 contracts. During the year ended December 31, 1994, TENERA provided services and software to over 73 clients involving over 200 contracts. During the year ended December 31, 1993, TENERA provided services and software to over 117 clients involving over 275 different contracts. Over 90% of TENERA's clients during the three months ended March 31, 1995, had previously used its services or software.

     During the three months ended March 31, 1995, two customers, Westinghouse (19%) and Martin Marietta Energy Systems, Inc. (Martin; 11%), accounted for approximately 30% of the Partnership's total revenue. During the year ended December 31, 1994, one customer, Westinghouse, accounted for approximately 29% of the Partnership's total revenue. During the year ended December 31, 1993, two customers, Westinghouse (15%) and CECo (10%), accounted for approximately 25% of the Partnership's total revenue. The Partnership has maintained working relationships with Westinghouse, CECo and Martin for over 3, 5 and 6 years, respectively, during which time various contracts have been completed and replaced with new or follow-on contacts. The Partnership anticipates that these working relationships will continue beyond the current contracts; however, there can be no assurance that such relationships will be maintained, and the loss of such clients could have a material adverse effect on the Partnership.

OPERATIONS

     The Partnership contracts for the billing of its services in one of three ways: time and materials ("T & M"), cost plus fixed fee ("CPFF"), or fixed price. T & M and CPFF contracts, which cover a substantial amount of TENERA's revenues, are generally billed monthly by applying a multiplier factor to specific labor costs or by use of a fixed labor rate per hour charged to each project. T & M and CPFF contracts are generally structured to include "not-to-exceed" ceilings; however, if after initial review or after work has started it is noted that additional work beyond the initial scope of work is required, the contract normally can be renegotiated to include such additional work and to increase the contract ceiling accordingly. The Partnership also receives license and annual maintenance fees from contracts involving software products. During the three months ended March 31, 1995, such fees amounted to $70,000. During the year ended December 31, 1994, such fees amounted to $518,000. During the year ended December 31, 1993, such fees amounted to $183,000.

     Fixed price contracts are generally applicable to instances in which TENERA has been requested to deliver services and/or products previously developed or products and/or services deliverable to multiple customers. Certain fixed price contracts are established where TENERA is furthering the development of existing software products or transferring the technology to a new market or platform.

     TENERA generally receives payments on amounts billed 30 to 90 days after billing, except for retention under contracts. Since the majority of TENERA's clients are utility companies, DOE, DOE prime contractors, or major industrial concerns, TENERA historically has experienced a low percentage of losses due to poor credit risks.

BACKLOG

     As of March 31, 1995, TENERA had contracted a backlog of approximately $9.4 million, all of which is cancelable by the clients. Contracted backlog represents the aggregate of the residual (unspent) value of those active contracts entered into by TENERA for services which are limited by a contractual amount and does not include any estimates of open-ended services contracts or unfunded backlog that may result from additions to existing contracts.

     Since all outstanding contracts are cancelable, there is no assurance that the revenues from these contracts will be realized by the Partnership. If any contract is canceled, there is no assurance that the Partnership will be successful in replacing such contracts.

COMPETITION

     The market for engineering and management services and related software products and services is highly competitive and TENERA competes with several larger firms with significantly greater resources. The primary competitive factor in the market for engineering and management services is price, and a number of TENERA's competitors are able to offer such services at prices that are lower than those offered by TENERA.

RESEARCH AND DEVELOPMENT

     It has been TENERA's policy to undertake development projects of software, systems, and data bases only if they can be expected to lead directly to proprietary products that may be generally marketable. A portion of TENERA's research and development effort may be funded through customer-sponsored projects, although the rights to the systems and data bases generally remain with TENERA. Because TENERA's research and development activities involve the integration of customer-funded, cost sharing, and TENERA-funded projects, it is not possible to segregate on a historical basis all of the specific costs allocable as research and development costs. In 1994 however, TENERA expended in excess of $84,000 of its funds on software development designed to meet customers needs in 1994 and beyond.

PATENTS AND LICENSES

     The Partnership does not hold any patents material to its business. TENERA relies upon trade secret laws and contracts to protect its proprietary rights in software systems and data bases. The license agreements under which customers acquire the rights to use TENERA's products generally restrict the customers' use of the products to their own operations and prohibit disclosure to others.

PERSONNEL

     At March 31, 1995, the Partnership employed a total of 125 engineers and scientists and a supporting administrative staff of over 35 employees. Seven employees hold doctorates and 35 hold master's degrees. TENERA also retains the services of independent contractors in order to fulfill specific needs for particular projects. None of TENERA's employees are represented by a labor union.

PROPERTIES

     The Partnership's headquarters are located in Berkeley, California, and consist of approximately 10,000 square feet of leased office space. TENERA also leases approximately 9,000 square feet of office space in Rockville, Maryland. These leases expire in 1995 and 1997. Additionally, TENERA maintains leases covering approximately 25,100 square feet in total in San Jose, California; Boulder, Colorado; Shelton, Connecticut; Idaho Falls, Idaho; Holbrook, New York; Knoxville, Tennessee; and Richland, Washington which expire at various dates through 1999.

     The Partnership believes that its facilities are well maintained and adequate for its current needs.

                           CERTAIN LEGAL PROCEEDINGS

     On November 4, 1994, PLM Financial Services, Inc. ("PLM") filed an action against the Partnership and the General Partner, among others, in the Superior Court of California for the County of Alameda. The action entitled PLM Financial Services, Inc. v. TERA Corporation, et al., Case No. 743 439-0, seeks damages in excess of $500,000 in unpaid equipment rent and other payments allegedly owing to PLM under an equipment lease dated September 29, 1984 between PLM and TERA Power Corporation ("TERA Power"), a former subsidiary of the Partnership's Predecessor Corporation, TERA Corporation. PLM has named the Partnership in the action pursuant to a Guaranty dated September 24, 1984 of the lease obligations of TERA Power made by the Predecessor Corporation. Upon the liquidation of the Predecessor Corporation in late 1986, the stock of TERA Power was transferred to the TERA Corporation Liquidating Trust and was thereafter sold to Delta Energy Projects Phases II, IV, and VI pursuant to a stock purchase agreement dated May 31, 1991. Management understands that TERA Power intends to assert certain defenses to the claims asserted by PLM in the action. Moreover, management believes that, even if there is liability under the lease, the Guaranty has been exonerated and the Partnership will be able to defend this action successfully. Management does not believe that eventual resolution of this matter will have a material effect on the Partnership's results of operations or financial position; however, an adverse outcome could have a material adverse impact on the financial condition of the Partnership. See "Risk Factors -- Litigation."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Teknekron Technology MLP I Corporation, a Delaware corporation, is the General Partner of the Partnership. The only business of the General Partner currently is to act as general partner of the Partnership and manage the business thereof. The General Partner has exclusive management and control of the affairs of the Partnership. The directors and executive officers of the General Partner will be the directors and executive officers of the Company.

     The directors of the General Partner are as follows:


          Michael D. Thomas, 47, named Chairman of the Board of the General Partner effective August 1991, and named Chief Executive Officer of the General Partner in September 1994, was President of Teknekron Corporation from 1991 until December 31, 1994. Mr. Thomas was Vice President of Marketing and Corporate Business Development for Teknekron Corporation from 1989 to 1991.


          Susan T. Cheng, Ph.D., 39, was elected as a Director of the General Partner in February 1993 and named Treasurer of Teknekron Corporation in September 1992 and Vice President in November 1994. Previously, Ms. Cheng was Portfolio Manager of Teknekron Corporation. Ms. Cheng was formerly a professor at Columbia University School of Business from 1986 to 1991, and at the Walter A. Haas School of Business at the University of California, Berkeley from 1989 to 1990.

          William A. Hasler, 52, was elected as a Director of the General Partner in March 1992. Mr. Hasler is dean of the Walter A. Haas School of Business at the University of California, Berkeley. Prior to his appointment as dean in 1991, Mr. Hasler was Vice Chairman of Management Consulting for KPMG Peat Marwick from 1986 to 1991. Mr. Hasler is also a director of The Gap, Inc., ESCAgenetics Corporation, Aphton Corporation, and TCSI Corporation (an affiliated company of the General Partner).

          George L. Turin, Sc.D., 65, was elected as a Director of the General Partner in March 1995. Previously, Mr. Turin served as a Professor of Electrical Engineering and Computer Science at the University of California at Berkeley from 1960 to 1990. Mr. Turin also served as Vice President, Technology for Teknekron Corporation from 1988 to 1994.

          Barry L. Williams, J.D., 50, was elected as a Director of the General Partner in September 1993. Mr. Williams has been President of Williams Pacific Venture, Inc., a venture capital consulting company, since 1987. From 1988 until its sale in 1992, Mr. Williams was also President of C.N. Flagg Power, Inc., a company that provides construction services primarily to the electric utility industry. Mr. Williams is also a director of American President Companies, Pacific Gas and Electric Company, and Simpson Manufacturing Co. Inc.

In addition to Mr. Thomas, the executive officers of the General Partner are as follows:

          Donald R. Ferguson, Ph.D., 49, was elected Senior Vice President of the General Partner in July 1993. Previously, Mr. Ferguson served in the position of Vice President of the General Partner from 1989 to 1993.

          Bradley C. Geddes, 38, was elected President of the General Partner in September 1994 and named Chief Operating Officer of the General Partner in June 1993. Previously, Mr. Geddes was a Vice President and Regional Manager from 1991 to 1993, and Division Manager in Washington, D.C. from 1988 to 1991 for ABB Environmental Services, Inc.

          Jeffrey R. Hazarian, 39, is Chief Financial Officer, Vice President of Finance, and Corporate Secretary of the General Partner. Previously, Mr. Hazarian served in the position of Vice President, Planning and Analysis of the General Partner from 1990 to 1992; and Vice President and Controller of the General Partner from 1988 to 1990.

          Robert C. McKay, Jr., 42, was elected Senior Vice President of the General Partner in December 1992. Previously, Mr. McKay was a Vice President of the General Partner from 1991 to 1992 and Section Manager of the Partnership from 1990 to 1991. Formerly Mr. McKay was Manager, Management Systems for the Tennessee Valley Authority from 1988 to 1990.

          Joe C. Turnage, Ph.D., 48, has been a Senior Vice President of the General Partner since his arrival at the Partnership in 1988.

     Officers of the General Partner hold office at the pleasure of the Board of Directors of the General Partner. There are no familial relationships between or among any of the executive officers or directors of the General Partner.

EXECUTIVE COMPENSATION

     The following tables set forth certain information covering compensation paid by TENERA to the CEO and each of the four most highly compensated executive officers, other than the CEO of the General Partner, for services to TENERA in all their capacities during the fiscal years ended December 31, 1994, 1993, and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                               ANNUAL           -------------------------
                                            COMPENSATION          AWARDS
                                         ------------------     ----------      PAYOUTS          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS                    ----------     COMPENSATION(1)
- ----------------------------    ----     --------     -----      OPTIONS/                     ---------------
                                                                   SARS           LTP
                                                                (UNITS)(2)     PAYOUTS(3)
Michael D. Thomas(4)........    1994           --      --              --             --               --
Chief Executive Officer
Anthony R. Buhl(5)..........    1994     $179,080      --              --             --          $ 2,958
Chief Executive Officer         1993      184,999      --              --       $113,994           72,964(6)
                                1992      184,999      --              --        113,994           12,818
Bradley C. Geddes...........    1994      160,000      --         120,000             --           32,701(7)
President                       1993       81,231      --              --             --
                                1992(8)
Joe C. Turnage..............    1994      155,000      --          35,000         55,751            3,100
Senior Vice President           1993      155,000      --              --         55,750           19,226
                                1992(8)
Donald R. Ferguson..........    1994      135,000      --          35,000         27,793            3,297
Senior Vice President.......    1993      128,750      --              --         27,793           10,433
                                1992(8)
Robert C. McKay, Jr.........    1994      135,000      --          65,000             --            3,531
Senior Vice President           1993      135,000      --              --             --           12,230
                                1992      125,902      --          20,000             --            4,252

- ---------------
(1) These amounts represent the amounts accrued for the Partnership's Profit Sharing/401(k) Plan for 1994, 1993, and 1992, respectively, and allocated to the named executive officers, in addition to compensation for overtime and in lieu of vacation and sick leave benefit timeoff.

(2) Reflects options granted under the 1992 Unit Option Plan; no SARs have been issued.

(3) These amounts reflect forgiveness of certain indebtedness pursuant to notes executed by the individual in payment for units acquired pursuant to the Entrepreneurial Equity Incentive Plan (EEIP). The EEIP was discontinued in March 1992 upon the adoption of the 1992 Unit Option Plan. Additional forgiveness of indebtedness with respect to such notes may occur through December 31, 1995, under awards made prior to the termination of the EEIP.

(4) Mr. Thomas was President of Teknekron until December 31, 1994. He assumed the position of Chief Executive Officer of the Partnership in September 1994 for which he received no compensation.

(5) Mr. Buhl resigned from the positions of Chief Executive Officer and President, effective September 1994, and resigned from the positions of Director of the General Partner and as an employee of the Partnership, effective April 1995.

(6) This amount includes relocation reimbursement pursuant to company policy ($56,840).

(7) This amount includes relocation reimbursement pursuant to company policy ($32,271).

(8) Denotes years in which the individual was not an executive officer.

                  AGGREGATED OPTION/SAR EXERCISES IN 1994 AND
                      DECEMBER 31, 1994 OPTION/SAR VALUES

                                                                            EXERCISABLE/UNEXERCISABLE
                                                                           ----------------------------
                                                                                             VALUE OF
                                                                             NUMBER OF     UNEXERCISED
                                                                            UNEXERCISED    IN-THE-MONEY
                                               UNITS ACQUIRED    VALUE      OPTIONS/SARS   OPTIONS/SARS
                    NAME                        ON EXERCISE     REALIZED      12/31/94     12/31/94(1)
- ---------------------------------------------  --------------   --------   --------------  ------------
Michael D. Thomas............................       None           --       25,000/75,000        0
Anthony R. Buhl..............................         --           --                  --        0
Bradley C. Geddes............................       None           --       55,000/65,000        0
Joe C. Turnage...............................       None           --       18,750/36,250        0
Donald R. Ferguson...........................       None           --       25,000/20,000        0
Robert C. McKay, Jr..........................       None           --       43,750/46,250        0

- ---------------
(1) The market closing price at December 31, 1994, was less than the exercise price.

     Anthony R. Buhl, the Chief Executive Officer of the General Partner through September 1994 and Joe C. Turnage, Senior Vice President of the General Partner, executed employment agreements with the Operating Partnership upon joining the Operating Partnership in 1988. The employment agreements provided for purchases of Units by Messrs. Buhl and Turnage at the fair market value upon the date of issuance, dependent upon meeting various objectives set forth in the agreements. Pursuant to the Agreement and the EEIP, Messrs. Buhl and Turnage purchased an aggregate of 301,833 and 289,371 Units, respectively, the purchase price of which was payable by notes, which notes were to be forgiven over specified periods, provided Messrs. Buhl and Turnage remained in the employ of the Operating Partnership. In late 1991, the terms of the EEIP awards made to Messrs. Buhl and Turnage and others with similar arrangements were modified and the period over which the remaining balance of the notes was extended and the conditions for future forgiveness modified. The amount of indebtedness forgiven is included in the Summary Compensation Table under the captions "LTIP Payouts." Mr. Turnage's employment may be terminated at any time by the Company under the terms of the employment agreements. Mr. Buhl executed an employment letter on September 9, 1994, with the Operating Partnership upon resigning as Chief Executive Officer and President. The employment letter provided for continuing as a full-time employee, no longer an executive officer, and with the same benefits accorded all full-time employees. It also provided for incentive compensation equal to a percentage of fees which may be received by the Partnership from a potential future contract award. The arrangement provided for a severance payment in addition to a two-week pay in lieu of notice, to be calculated based upon the years of service (one week of pay per year) if Mr. Buhl's employment is terminated without cause. In February, 1995, the terms of the employment arrangement with Mr. Buhl were modified to set the incentive compensation amount for the potential future contract award at $215,000, which would be paid upon his resignation from the Partnership. Mr. Buhl resigned as a full-time employee in April 1995 and was paid the incentive compensation award upon meeting the conditions of the arrangement.

     The 1992 Unit Option Plan provides that options may become exercisable over such periods as provided in the agreement evidencing the option award. Options granted to date, including options granted to executive officers and set forth in the above tables, generally call for vesting over a four-year period. The 1992 Unit Option Plan provides that a change in control of the Partnership will result in immediate vesting of all options granted and not previously vested. The Conversion is not a change in control as such term is defined in such Plan.

DIRECTORS COMPENSATION

     Except as described below, the directors of the General Partner are paid no compensation by the General Partner, the Partnership or the Operating Partnership for their services as directors. William A. Hasler, George L. Turin, and Barry L. Williams as directors, are paid a retainer of $500 per month. Messrs. Hasler, Turin, and Williams are also paid a fee of $1,000 for each meeting of the Board and any Board Committee which they attend. Robert K. Dahl, a director until his resignation in November 1994, received the same fees noted above for his services during the year. The 1993 Outside Directors Compensation and Unit Option Plan was approved by the Board effective March 1, 1994, which provides for the annual issuance of Unit options for outside directors (Messrs. Hasler, Turin, and Williams) in lieu of a reduced retainer. During 1994, 10,000 Unit options were issued to each of Messrs. Hasler and Williams. During March 1995, 15,000 Unit options were issued to each of Messrs. Hasler, Turin, and Williams. The options expire ten (10) years after, and vest on (1) year after the date of grant, and have an exercise price equal to the fair market value of units on date of grant. Upon exercise of the options, a director may not sell or otherwise transfer more than 50% of the Units until six
(6) months after the date on which the director ceases to be a director of the General Partner, see "-- Effect of Merger on Unit Option Plans".

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the Compensation Committee was composed of Susan T. Cheng, Barry L. Williams, and Michael D. Thomas. A former outside director, Mr. Robert
K. Dahl, also served on the Compensation Committee in 1994, until his resignation in November 1994. Mr. Thomas was the President, and Ms. Cheng is the Treasurer, of Teknekron Corporation, which is a party to a Advisory Services Agreement with the Operating Partnership and an affiliate of the General Partner.

EFFECT OF MERGER ON UNIT OPTION PLANS

     The Merger Agreement provides that, in connection with the Merger, the Company will amend the Partnership's 1992 Unit Option Plan and 1993 Outside Director Compensation and Unit Option Plan to reflect the fact that options will relate to shares of Common Stock instead of Units. Except for the changes from Units to Common Stock and minor conforming changes, the amended 1992 Unit Option Plan and the 1993 Outside Director Compensation and Unit Option Plan will be identical to the existing plans and all outstanding options for Units will be automatically converted to options for Common Stock at the original exercise price and on the same terms and conditions as the original Unit options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain members of management or stockholders of the General Partner have certain direct or indirect interests in certain transactions involving the Partnership, separate from their interests as Unitholders, as follows:

          (i) The General Partner holds a 1% interest in the Partnership and the Operating Partnership, which interest it purchased at the time of the formation of the Partnerships for $253,200 each, a sum equal to 1% of the total capital contributed to each Partnership. Mr. Harvey E. Wagner, as the principal stockholder of the General Partner, participates in the General Partner's 1.99% share of the profit, losses, and distributions of the Partnership and the Operating Partnership on a combined basis;

          (ii) The Operating Partnership has entered into an Advisory Services Agreement with Teknekron Corporation, whereby Teknekron Corporation provides management and other administrative services to the Partnership and through December 31, 1994, paid a monthly management services fee thereunder of $50,000 directly to Teknekron Corporation, an affiliate of the General Partner. Effective January 1, 1995 the Advisory Services Agreement has been modified to provide that the compensation of Mr. Thomas, Chairman of the Board and Chief Executive Officer of the General Partner, will be paid directly by the Operating Partnership instead of Teknekron Corporation and, as a result, the monthly fee has been reduced to $25,000 beginning January 1, 1995. The Advisory Services Agreement will terminate effective upon the consummation of the Conversion. Additionally, the agreement is cancelable by either party on 90 days notice. Mr. Wagner, the Partnership's largest Unitholder, is the sole stockholder and a director of Teknekron Corporation;

          (iii) The Operating Partnership pays directly the compensation of the officers of the General Partner in their capacity as employees of the Operating Partnership, and has agreed to reimburse the General Partner for all of the expenses incurred or accrued by the General Partner in connection with the business and affairs of the Partnership and the Operating Partnership. However, during the term of the Advisory Services Agreement with Teknekron Corporation, the General Partner has agreed to incur no material costs or expenses which are reimbursable by the Partnership or Operating Partnership;

          (iv) TENERA has made, or was assigned by its Predecessor Corporation, certain loans to various employees, including officers and directors, generally pursuant to employee benefit plan(s) and generally in connection with the purchase of stock or Units. In making loans to officers, the Operating Partnership retains the right to offset all or some portion of any cash bonuses due to recipients against the balance of the loans and holds the Units as collateral for such loans. As of April 30, 1995, the Operating Partnership had notes receivables from its executive officers evidencing loans in the following amounts: Mr. Turnage -- $375,559, and Mr. Ferguson -- $27,790. The largest amount outstanding during 1994 was $403,139 and $55,580, respectively.

          (v) Michael D. Thomas, Chairman of the Board of the General Partner, was President of Teknekron Corporation until December 31, 1994.

          (vi) Susan T. Cheng, a director of the General Partner, is Treasurer and Vice President of Teknekron Corporation.

          (vii) William A. Hasler, a director of the General Partner, is a director of TCSI Corporation, of which Harvey E. Wagner owns 28.4% of the outstanding stock.

          (viii) The Partnership is an equal participant in a partnership, IPEP, with Westinghouse Electric Corporation and Fauske & Associates, Inc. IPEP provides executive consulting services to commercial utility companies. Revenue recognized for services provided through IPEP represented less than 1% of total revenue in 1994 and for the three months ended March 31, 1995. Billed amounts receivable by the Partnership from IPEP for services was $21,000 at December 31, 1994. The participants pay a royalty to IPEP of 2% to 4% of billed fees on certain projects, for administrative services. Royalties paid to IPEP amounted to $4,000 in 1994 and none for the three months ended March 31, 1995. Each of the participants shares equally in the earnings or losses of IPEP. For 1994, the Partnership recognized $34,000 as its share of IPEP's 1994 estimated losses and none for the three months ended March 31, 1995.

          (ix) The Operating Partnership entered into a lease for its Berkeley facilities with Toltec Development Corporation, an affiliate of Teknekron Corporation.

          (x) George L. Turin, a director of the General Partner since March 1995, was Vice President, Technology for Teknekron Corporation until December 31, 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of April 30, 1995, with respect to beneficial ownership of Units by each person who is known by the Partnership to own beneficially more than 5% of the Units:

                                                                                     APPROXIMATE
                                                                       UNITS           PERCENT
                                                                     BENEFICIALLY    BENEFICIALLY
                         NAME AND ADDRESS                              OWNED          OWNED(1)
- -------------------------------------------------------------------  ----------      -----------
Harvey E. Wagner(2)................................................   2,437,578          26.8%
P.O. Box 7463
Incline Village, NV 89450
Dr. Michael John Keaton............................................   1,106,887          12.2%
1950 Manzanita Drive
Oakland, CA 94611

- ---------------
(1) The persons named above have sole voting and investment power with respect to all Units shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes in this table.
(2) Mr. Wagner is the majority stockholder of the General Partner and sole stockholder of Teknekron Corporation, an affiliate of the General Partner.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of April 30, 1995, with respect to current beneficial ownership of Units by (i) each of the directors of the General Partner, (ii) each of the executive officers named in the Summary Compensation Table (see "-- Executive Officers"), and (iii) all current directors and executive officers as a group.

                                                                          UNITS
                                                                       BENEFICIALLY       PERCENTAGE
                                NAME                                     OWNED(1)         OWNERSHIP(2)
- ---------------------------------------------------------------------  ------------       ---------
Susan T. Cheng.......................................................         -0-            -0-
William A. Hasler....................................................      20,000(3)           *
Robert C. McKay, Jr..................................................      45,539(4)           *
Michael D. Thomas....................................................      44,400(4)           *
George L. Turin......................................................      45,504              *
Joe C. Turnage.......................................................     110,671(4)         1.2%
Barry L. Williams....................................................      10,000(3)           *
All Current Directors and Executive Officers as a Group (11
  persons)...........................................................     465,391(4)         5.0%

- ---------------
(1) The persons named above have sole voting and investment power with respect to all Units shown as beneficially owned by them, subject to community property laws where applicable.

(2) Asterisks represent less than 1% ownership.

(3) Includes options under the Partnership's 1993 Outside Directors Compensation and Unit Option Plan which are exercisable on April 30, 1995, or within 60 days thereafter.

(4) Includes options under the Partnership's 1992 Unit Option Plan which are exercisable on April 30, 1995, or within 60 days thereafter.

     Beneficial ownership as shown in the tables above has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain securities may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, securities are deemed to be beneficially owned by a person if the person has the right to acquire the securities (for example, upon exercise of an option or the conversion of a debenture) within 60 days of the date as of which the information is provided; in computing the percentage of ownership of any person, the amount of securities outstanding is deemed to include the amount of securities beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding Units of any person as shown in the preceding tables do not necessarily reflect the person's actual voting power at any particular date.

                  SUMMARY COMPARISON OF UNITS AND COMMON STOCK

     The following summary compares a number of differences between ownership of Units and ownership of shares of Common Stock. This summary is qualified in its entirety by the more complete legal description of the Common Stock contained under "Description of Common Stock" and the information contained in the Partnership Agreement of the Partnership and Certificate of Incorporation of the Company included as exhibits to the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part.

                   UNITS                                        COMMON STOCK
- --------------------------------------------    --------------------------------------------
TAXATION
Under current law, the Partnership is not a     The Company will be a taxable entity with
taxpaying entity. Each holder of Units          respect to its income after allocable
  includes his share of the income and,         deductions and credits. Stockholders will
subject to certain limitations, the losses      not be taxed with respect to Company income,
of the Partnership in computing taxable         but will generally be taxed with respect to
income without regard to the cash               any dividends received from the Company.
distributed to the Unitholder.                  Operating losses will be carried forward to
                                                offset future taxable income for up to 15
                                                years.

A tax-exempt Unitholder's share of the          No portion of the earnings of, or any
Partnership's taxable income constitutes        dividends received from, the Company will
  unrelated business taxable income to the      constitute unrelated business taxable income
tax-exempt Unitholder.                          to tax-exempt stockholders except to the
                                                extent their investment in stock of the
                                                Company is debt-financed.

DISTRIBUTIONS AND DIVIDENDS
Distributions may be paid if, as and when       Dividends may be paid if, as and when
determined by the General Partner in its        declared by the Board of Directors in its
discretion, subject to legal limitations.       discretion. The Company does not expect to
  The Partnership has not paid cash             pay dividends on the Common Stock unless and
distributions in respect of the Units since     until there are significant improvements in
June 1991. If the Partnership were to           TENERA's operating results and overall
continue in existence, it would not expect      financial condition and the General Partner
to resume cash distributions unless and         does not anticipate such improvement in the
until there are significant improvements in     foreseeable future.
TENERA's operating results and overall
financial condition and the General Partner
does not anticipate such improvement in the
foreseeable future.

                   UNITS                                        COMMON STOCK
- --------------------------------------------    --------------------------------------------
MANAGEMENT

The business and affairs of the Partnership     The business and affairs of the Company are
  are managed by the General Partner, the       managed by or under the direction of the
Board of Directors of which, pursuant to the    Board of Directors of the Company, the
Partnership Agreement, must consist of at       members of which will initially be the same
least two Disinterested Persons.                as the Board of Directors of the General
                                                Partner. Although the Company's Certificate
                                                of Incorporation or By-Laws do not require
                                                that the Board of Directors consist of at
                                                least two Disinterested Persons, the members
                                                of the Board of Directors of the General
                                                Partner, currently consisting of a majority
                                                of Disinterested Persons, will become the
                                                members of the Board of Directors of the
                                                Company after the Conversion, and AMEX, on
                                                which application has been made to list
                                                Common Stock, requires that a listed company
                                                have two disinterested persons on its board
                                                of directors.

The General Partner may be removed only by      The Board of Directors of the Company are
vote of the holders of more than 50% of the     divided into three classes serving staggered
outstanding Units. Unitholders neither elect    three- year terms. Approximately one-third
  nor remove any member of the Board of         of the Board of Directors will be elected
Directors of the General Partner.               annually by the stockholders to serve for
                                                three-year terms. Directors can be removed
                                                from office only for cause by vote of at
                                                least 75% of the outstanding shares of
                                                Common Stock. Vacancies on the Board of
                                                Directors may be filled only by the
                                                remaining directors and not by the
                                                stockholders.

VOTING RIGHTS

Under Delaware law, the Partnership             Under Delaware law and the Company's
  Agreement and the Operating Partnership       Certificate of Incorporation, stockholders
Agreement, limited partners have voting         have voting rights with respect to (i) the
rights with respect to (i) the removal and      annual election of directors, (ii) the
replacement of the General Partner, (ii) the    removal of directors, (iii) certain mergers
merger of the Partnership or the Operating      and share exchanges involving the Company,
Partnership, (iii) the sale of all or           (iv) the sale of all or substantially all of
substantially all of the assets of the          the assets of the Company other than in the
Partnership or the Operating Partnership        regular course of business, (v) the
outside of the ordinary course of business,     dissolution of the Company, and (vi)
(iv) the dissolution of the Partnership or      amendments to the Company's Certificate of
Operating Partnership, and (v) material         Incorporation.
amendments to the Partnership Agreement or
the Operating Partnership Agreement.

Each Unit entitles each holder thereof who      Each share of Common Stock entitles its
  is admitted as a limited partner to the       holder to cast one vote on all matters
Partnership to cast one vote on each matter     presented to stockholders.
presented to Unitholders.

                   UNITS                                        COMMON STOCK
- --------------------------------------------    --------------------------------------------
Limited partners owning at least 10% of the     Stockholders are not permitted to call a
  Units may call a meeting and submit           special meeting or require that the Board of
matters to a vote of the limited partners,      Directors call a special meeting of
provided such matters are not proposed          stockholders. Therefore, the ability of
amendments to the Partnership Agreement.        stockholders to act is limited to regular
                                                meetings, special meetings called by the
                                                Board of Directors or by unanimous consent.

Approval of any matter submitted to limited     Approval of any matter submitted to
partners generally requires the affirmative     stockholders generally requires the
  vote of holders of more than 50% of the       affirmative vote of holders of more than 50%
Units then outstanding or voting (or, as to     of the Common Stock outstanding or voting,
any class entitled to vote separately           except for certain amendments to the
thereon, holders of more than 50% of the        Company's Certificate of Incorporation and
Units of such class then outstanding or         By- Laws which require 75% approval.
voting).

All Units vote together as a single class.      If the Company has more than one class of
                                                shares outstanding in the future, class
                                                voting will be required on certain matters
                                                that generally have a material adverse
                                                effect on shares of a class.

LIQUIDATION RIGHTS

In the event of liquidation, Unitholders and    In the event of liquidation of the Company,
  the General Partner would be entitled to      the holders of Common Stock would be
share ratably in any assets remaining after     entitled to share ratably in any assets
the satisfaction of obligations to              remaining after satisfaction of obligations
creditors.                                      to creditors and any liquidation preferences
                                                on any series of preferred stock of the
                                                Company that may be then outstanding.

RIGHT TO COMPEL DISSOLUTION

Holders of at least a majority of the           Under Delaware law, dissolution of a
  outstanding Units may approve an election     corporation may be authorized (i) without
to dissolve and liquidate the Partnership,      the action of the directors if all the
with or without the concurrence of the          stockholders entitled to vote thereon shall
General Partner.                                consent in writing, or (ii) by the election
                                                of the directors if a majority of
                                                stockholders entitled to vote thereon
                                                approve of such dissolution.

LIMITED LIABILITY

Generally, Unitholders are limited partners     Shares of Common Stock will be fully paid
  in a Delaware limited partnership. Units      and non-assessable. Stockholders generally
are fully paid and non-assessable.              will not have personal liability for
Unitholders generally do not have personal      obligations of the Company.
liability for obligations of the
Partnership.

LIQUIDITY AND MARKETABILITY

The Units are freely transferable and are       The Common Stock will be freely transferable
  currently listed on AMEX. After the           and application has been made to list the
Effective Time, the Units will cease to be      Common Stock on AMEX.
publicly traded.

                   UNITS                                        COMMON STOCK
- --------------------------------------------    --------------------------------------------
CONTINUITY OF EXISTENCE

The Partnership Agreement provides for the      The Company's Certificate of Incorporation
Partnership to continue in existence until      provides for perpetual existence, subject to
December 31, 2036, unless earlier terminated    Delaware law.
  or extended in accordance with the
Partnership Agreement.

FINANCIAL REPORTING

The Partnership is subject to the reporting     The Company will be subject to the reporting
requirements of the Exchange Act and files      requirements of the Exchange Act and will
  annual and quarterly reports thereunder.      file annual and quarterly reports
The Partnership also provides annual and        thereunder. The Company will also provide
quarterly information to its Unitholders.       annual and quarterly information to its
                                                stockholders.

CERTAIN LEGAL RIGHTS

Delaware law allows a Unitholder to             Delaware law will afford stockholders of the
  institute legal action on behalf of the       Company similar rights to bring stockholder
Partnership (a derivative action) to recover    derivative actions when the Board of
damages from a third party or the General       Directors of the Company has failed to
Partner where the General Partner has failed    institute an action against third parties or
to institute the action. In addition, a         directors of the Company, and class actions
Unitholder may institute legal action on        to recover damages from directors for
behalf of himself or all other similarly        violations of their fiduciary duties.
situated Unitholders (a class action) to        Stockholders may also have rights to bring
recover damages from the General Partner for    actions in federal courts to enforce federal
violations of its fiduciary duties to the       rights.
Unitholders. Unitholders may also have
rights to bring actions in federal courts to
enforce federal rights.

RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOKS AND RECORDS

Upon written request, at his own expense and    Under Delaware law, upon written request,
  for a purpose reasonably related to his       and for a proper purpose, any person who is
partnership interest, a Unitholder may have     a stockholder of record of the Company shall
access, at reasonable times, to certain         have the right to examine and copy relevant
nonconfidential, nonproprietary information,    books of account, minutes and share transfer
including tax returns, financial statements     records, including a list of current
and governing instruments of the Partnership    stockholders.
as well as a current list of Unitholders.

APPRAISAL OR DISSENTERS' RIGHTS

Unitholders who object to the Conversion        Under Delaware law, a holder of Common Stock
  will have no appraisal, dissenters' or        who does not vote in favor of a merger or
similar rights under state law or the           consolidation of the Company may, upon
Partnership Agreement, nor will such rights     compliance with certain procedures, be
be voluntarily accorded to Unitholders by       entitled to receive the fair value of the
TENERA.                                         shares in cash in lieu of the consideration
                                                that would otherwise be received in the
                                                merger or consolidation. Appraisal rights
                                                are not available in certain mergers,
                                                including mergers in which the Company is
                                                the surviving corporation and no vote of its
                                                stockholders was required.

                   UNITS                                        COMMON STOCK
- --------------------------------------------    --------------------------------------------
AMENDMENT OF PARTNERSHIP AGREEMENT AND CERTIFICATE OF INCORPORATION

The Partnership Agreement provides that         Amendment of provisions of the Company's
amendments to the Partnership Agreement may     Certificate of Incorporation regarding the
  be proposed only by the General Partner or    election of directors requires the
Limited Partners holding at least 10% of        affirmative vote of more than 75% of the
Units. Such proposed amendments shall be        outstanding shares entitled to vote thereon;
effective upon the approval of a majority of    any amendment of any other provision
Units, unless the Partnership Agreement         requires the affirmative vote of a majority
provision requires a greater percentage for     of the outstanding shares entitled to vote
amendment.                                      thereon.

                              DESCRIPTION OF STOCK

     Upon consummation of the Conversion, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, issuable in series. Of such
authorized shares approximately        shares of Common Stock will be issued and
outstanding immediately following the consummation of the Conversion. All such outstanding shares of Common Stock will be fully paid and nonassessable.

COMMON STOCK

     Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. The Common Stock does not have cumulative voting rights. The Common Stock has no preemptive or similar rights. Holders of Common Stock are not liable to further call or assessment. Upon the liquidation, dissolution or winding up of the affairs of the Company, any assets remaining after provision for payment of creditors (and the liquidation preference of any preferred stock then outstanding), would be distributed pro rata among holders of Common Stock.

PREFERRED STOCK

     The Board of Directors, without further action by the stockholders, is authorized to issue up to 10,000,000 shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The Company has no present intention to issue any preferred stock, but may determine to do so in the future.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of the Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law ("DGCL") may reduce the likelihood of a takeover of the Company which, if successful, might permit stockholders to receive a premium over the market price of the Common Stock. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

     Certificate of Incorporation Provisions. Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of 75% of the then-outstanding shares of capital stock entitled to vote generally in the election of directors. Vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders.

     The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders and prohibits stockholder action by less than unanimous written consent in lieu of a meeting. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders.

     By-Law Provisions. The Company's By-Laws establish an advance notice procedure for the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors. In general, notice of intent to nominate a director must be received by the Company not less than 14 nor more than 50 days prior to any meeting called for the election of directors and must contain certain specified information concerning the person to be nominated.

     Section 203 of the Delaware Law. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation's outstanding voting stock), from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-third of the outstanding voting stock of the corporation not owned by the interested stockholder.

LIMITATION OF LIABILITY

     The Certificate of Incorporation contains a provision that limits the liability of the Company's directors as permitted by the DGCL. The provision eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors. Thus, the stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act or omission for which the liability of a director is expressly provided for under Section 174 of the DGCL (governing distributions to stockholders), or in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Certificate of Incorporation, the liability of directors will be further limited or eliminated without action by stockholders if Delaware law is amended to further limit or eliminate the personal liability of directors.

RESALE OF COMMON STOCK

     Shares of Common Stock received by persons who may be deemed to be "affiliates" of the Company may be sold by those persons only in accordance with the provisions of Rule 144. Rule 144 generally provides that shares of Common Stock may be sold by the affiliate only if there is available adequate public information with respect to the Company for the period specified in Rule 144, and only if (i) the number of shares of Common Stock sold within any three-month period does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC and (ii) the shares of Common Stock are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services, 50 California Street, 10th Floor, San Francisco, CA 94111.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Common Stock offered hereby, and the opinion contained in "Material Federal Income Tax Consequences," will be passed upon for the Company by Bryan Cave, Santa Monica, California.

                                    EXPERTS

     The combined financial statements of TENERA, L.P., at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in this Consent Solicitation Statement/Prospectus, which is referred to and made part of this Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
TENERA, L.P. COMBINED FINANCIAL STATEMENTS............................................  F-2
  REPORT OF INDEPENDENT AUDITORS......................................................  F-3
  TENERA, L.P., COMBINED STATEMENTS OF OPERATIONS.....................................  F-4
  TENERA, L.P., COMBINED BALANCE SHEETS...............................................  F-5
  TENERA, L.P., COMBINED STATEMENTS OF CHANGES IN
     PARTNERS' CAPITAL................................................................  F-6
  TENERA, L.P., COMBINED STATEMENTS OF CASH FLOWS.....................................  F-7
  TENERA, L.P., NOTES TO COMBINED FINANCIAL STATEMENTS................................  F-8
TENERA, INC. AUDITED BALANCE SHEET AS OF DECEMBER 31, 1994............................  F-13
  REPORT OF INDEPENDENT AUDITORS......................................................  F-14
  TENERA, INC., BALANCE SHEET.........................................................  F-15
  TENERA, INC., NOTE TO BALANCE SHEET, DECEMBER 31, 1994..............................  F-16
TENERA, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION................................  F-17
  TENERA, INC., UNAUDITED PRO FORMA FINANCIAL INFORMATION.............................  F-18
  TENERA, INC., UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS, FOR THE THREE MONTHS
     ENDED MARCH 31, 1995 AND YEAR ENDED DECEMBER 31, 1994............................  F-19
  TENERA, INC., UNAUDITED PRO FORMA BALANCE SHEET, MARCH 31, 1995.....................  F-20
  TENERA, INC., UNAUDITED PRO FORMA STATEMENTS OF CASH FLOWS, FOR THE THREE MONTHS
     ENDED MARCH 31, 1995 AND YEAR ENDED DECEMBER 31, 1994............................  F-21
  TENERA, INC., NOTES TO UNAUDITED PRO FORMA FINANCIAL
     STATEMENTS.......................................................................  F-22

                   TENERA, L.P. COMBINED FINANCIAL STATEMENTS
                                    FOR THE
                 YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
                                      AND
                   THREE MONTHS ENDED MARCH 31, 1995 AND 1994

                         REPORT OF INDEPENDENT AUDITORS

To General Partner and Limited Partners of TENERA, L.P.

     We have audited the accompanying combined balance sheets of TENERA, L.P. as of December 31, 1994 and 1993, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the combined financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TENERA, L.P. as of December 31, 1994 and 1993, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related combined financial statement schedule when considered in relation to the basic combined financial statements, taken as a whole, present fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

San Francisco, California
February 3, 1995

                                  TENERA, L.P.

                       COMBINED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                          YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED
                                       -------------------------------              MARCH 31,
                                        1994        1993        1992       ---------------------------
                                       -------     -------     -------        1995            1994
                                                                           -----------     -----------
                                                                           (UNAUDITED)     (UNAUDITED)
Revenue..............................  $23,600     $29,340     $36,648       $ 5,344         $ 7,079
Direct Costs.........................   14,612      18,626      21,410         3,199           4,312
General and Administrative
  Expenses...........................   10,662      11,296      14,472         1,956           2,636
Other Income (Expenses)..............      (65)        267          60             7               1
Special Item.........................      500          --          --            --              --
                                       -------     -------     -------     -----------     -----------
  Operating Income (Loss)............   (1,239)       (315)        826           196             122
Interest Income (Expense)............       37          21         (31)           --              13
                                       -------     -------     -------     -----------     -----------
  Net Earnings (Loss)................  $(1,202)    $  (294)    $   795       $   196         $   145
                                       =======     =======     =======     =========       =========
Net Earnings (Loss) per Unit.........  $ (0.13)    $ (0.03)    $  0.08       $  0.02         $  0.02
                                       =======     =======     =======     =========       =========
Weighted Average Number of Equivalent
  Units Outstanding..................    9,555       9,646       9,710         9,541           9,588
                                       =======     =======     =======     =========       =========

                            See accompanying notes.

                                  TENERA, L.P.

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                  DECEMBER 31,
                                                               ------------------      MARCH 31,
                                                                1994        1993         1995
                                                               -------     ------     -----------
                                                                                      (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents..................................  $ 1,943     $1,580       $ 1,439
  Receivables, less allowances of $2,897, $3,717, and $2,897 at December 31, 1994, 1993 and March 31, 1995,
     respectively
     Billed..................................................    3,448      4,171         3,641
     Unbilled................................................    2,021      2,397         2,506
  Other current assets.......................................      681        572           758
                                                               -------     ------     -----------
          Total Current Assets...............................    8,093      8,720         8,344
Property and Equipment, Net..................................      476        555           419
Other Assets.................................................       47         70            47
                                                               -------     ------     -----------
          Total Assets.......................................  $ 8,616     $9,345       $ 8,810
                                                               =======     ======     =========
LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Bank loan payable, agreement in default....................  $   750     $   --       $   750
  Accounts payable...........................................    1,665      1,379         1,439
  Accrued compensation and related expenses..................    1,654      2,145         1,878
                                                               -------     ------     -----------
          Total Current Liabilities..........................    4,069      3,524         4,067
Partners' Capital
  General Partner............................................      312        335           316
  Limited Partners, units issued and
     outstanding -- 9,351,284, 9,402,791 and 9,351,284 at
     December 31, 1994, 1993, and March 31, 1995,
     respectively............................................    5,376      6,555         5,568
  Treasury units -- 425,636, 374,129 and 425,636 at December
     31, 1994, 1993 and March 31, 1995, respectively.........   (1,141)    (1,065)       (1,141)
  Notes from Limited Partners................................       --         (4)           --
                                                               -------     ------     -----------
          Total Partners' Capital............................    4,547      5,821         4,743
                                                               -------     ------     -----------
          Total Liabilities and Partners' Capital............  $ 8,616     $9,345       $ 8,810
                                                               =======     ======     =========

                            See accompanying notes.

                                  TENERA, L.P.

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                                                   NOTES
                                                                                    FROM
                                          GENERAL      LIMITED      TREASURY      LIMITED
                                          PARTNER      PARTNERS      UNITS        PARTNERS       TOTAL
                                          --------     --------     --------     ----------     -------
DECEMBER 31, 1991.......................    $325       $  6,062     $   (508)      $ (204)      $ 5,675
Repurchase of 168,580 Units.............      --             --         (432)          --          (432)
Amortization of Notes...................      --             --           --           64            64
Payments on Notes.......................      --             --           --           77            77
Net Earnings............................      16            779           --           --           795
                                          --------     --------     --------     ----------     -------
DECEMBER 31, 1992.......................     341          6,841         (940)         (63)        6,179
Repurchase of 64,778 Units..............      --             --         (125)          --          (125)
Payment on Notes........................      --             --           --           13            13
Amortization of Notes...................      --              2           --           46            48
Net Loss................................      (6)          (288)          --           --          (294)
                                          --------     --------     --------     ----------     -------
DECEMBER 31, 1993.......................     335          6,555       (1,065)          (4)        5,821
Repurchase of 51,507 Units..............      --             --          (76)          --           (76)
Amortization of Notes...................      --             --           --            4             4
Net Loss................................     (23)        (1,179)          --           --        (1,202)
                                          --------     --------     --------     ----------     -------
DECEMBER 31, 1994.......................     312          5,376       (1,141)          --         4,547
Net Earnings (Unaudited)................       4            192           --           --           196
                                          --------     --------     --------     ----------     -------
MARCH 31, 1995..........................    $316       $  5,568     $ (1,141)      $   --       $ 4,743
                                          ======        =======      =======     ========       =======

                            See accompanying notes.

                                  TENERA, L.P.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                                     --------------------------   ----------------
                                                      1994      1993     1992      1995      1994
                                                     -------   ------   -------   ------    ------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)..............................  $(1,202)  $ (294)  $   795   $  196    $  145
  Adjustments to reconcile net earnings (loss) to
     cash provided (used) by operating activities
     Depreciation..................................      383      403       404       78       100
     Loss (Gain) on sale of equipment..............       24      (84)       --       (7)       --
     Increase (Decrease) in allowance for sales
       adjustments.................................     (820)    (152)      595       --      (368)
     Amortization of Limited Partners' notes.......        4       48        64       --         4
     Changes in operating assets and liabilities
       Receivables.................................    1,919    2,929       337     (678)     (265)
       Other current assets........................     (109)     (97)      171      (77)       26
       Other assets................................       23      127      (197)      --        (7)
       Accounts payable............................      286     (509)   (2,519)    (226)      579
       Accrued compensation and related expenses...     (491)    (899)     (276)     224       (48)
                                                     -------   ------   -------   ------    ------
          Net Cash Provided (Used) by Operating
            Activities.............................       17    1,472      (626)    (490)      166
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of equipment.........................     (361)    (367)     (437)     (21)     (112)
  Proceeds from sale of equipment..................       33       92        --        7        --
                                                     -------   ------   -------   ------    ------
          Net Cash Used in Investing Activities....     (328)    (275)     (437)     (14)     (112)
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under bank loan agreement.............      750       --        --       --        --
  Payments on Limited Partners' notes..............       --       13        77       --        --
  Net repurchase of units..........................      (76)    (125)     (432)      --       (73)
                                                     -------   ------   -------   ------    ------
          Net Cash Provided (Used) by Financing
            Activities.............................      674     (112)     (355)      --       (73)
                                                     -------   ------   -------   ------    ------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      363    1,085    (1,418)    (504)      (19)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....    1,580      495     1,913    1,943     1,580
                                                     -------   ------   -------   ------    ------
CASH AND CASH EQUIVALENTS AT END OF YEAR...........  $ 1,943   $1,580   $   495   $1,439    $1,561
                                                     =======   ======   =======   ======    ======

                            See accompanying notes.

                                  TENERA, L.P.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    (INFORMATION FOR THE THREE MONTHS ENDED
                     MARCH 31, 1995 AND 1994 IS UNAUDITED)

NOTE 1.  THE PARTNERSHIP AND ITS SIGNIFICANT ACCOUNTING POLICIES

     Partnership. TENERA, L.P. (the Partnership) provides a broad range of professional services and software products to solve complex engineering, environmental, and safety challenges associated with the design, construction, licensing, and maintenance of power plants, large scale industrial and mass transit facilities. During 1994, the Partnership conducted its business through TENERA Operating Company, L.P. (the Operating Partnership), a Delaware limited partnership. In January 1994, the Partnership filed for dissolution of TENERA, S.A., the wholly owned subsidiary in Paris, France. Teknekron Technology MLP I Corporation, a Delaware corporation (the General Partner) holds a 1% general partners' ownership interest in the Partnership and the Operating Partnership, representing a 1.99% interest in the profits, losses, and distributions of such partnerships on a combined basis.

     Basis of Presentation. The combined financial statements include the accounts of the Partnership consolidated with its former foreign subsidiary, TENERA, S.A., and the Operating Partnership. All intercompany accounts and transactions have been eliminated.

     Interim Financial Information. The consolidated financial statements for the three months ended March 31, 1995 and 1994 are unaudited but include all adjustments (consisting of normal recurring entries) which the Company considers necessary for fair presentation. Operating results for the three months ended March 31, 1995 are not necessarily indicative of the results that may be expected for any future periods.

     Cash and Cash Equivalents. Cash and cash equivalents consist of demand deposits with major banks. The Partnership's policy is to invest its excess cash in certificates of deposit and bank acceptances or repurchase agreements of financial institutions with strong credit ratings. The Partnership includes in cash and cash equivalents, all short-term, highly liquid investments which mature within three months of acquisition.

     Property and Equipment. Property and equipment are stated at cost ($2,493,000, $2,746,000 and $2,593,000 at December 31, 1994, 1993 and March 31,
1995, respectively), net of accumulated depreciation ($2,017,000, $2,191,000 and $2,094,000 at December 31, 1994, 1993 and March 31, 1995, respectively).
Depreciation is calculated using the straight line method over the estimated useful lives, which range from three to five years.

     Revenue. Revenue from time-and-material and cost plus fixed-fee contracts is recognized when costs are incurred; from fixed-price contracts, on the basis of percentage of work completed (measured by costs incurred relative to total estimated project costs); from software license fees at time of delivery and customer acceptance; and from software maintenance agreements, equally over the period of the maintenance support agreement. The Company's revenue recognition policy for its software contracts is in compliance with the American Institute of Certified Public Accounts' Statement of Position 91-1, "Software Revenue Recognition." The Company accounts for all costs relating to insignificant vendor and post-contract support obligations at the time of shipment by accruing such costs. The Partnership primarily offers its services and software products to the electric power industry and the U.S. Department of Energy in North America. The Partnership performs ongoing credit evaluations of these customers and normally does not require collateral. Reserves are maintained for potential sales adjustments and credit losses; such losses to date have been within management's expectations.

     During the year ended December 31, 1994, one client accounted for 29% of the Partnership's total revenue. During the years ended December 31, 1993 and 1992, two clients accounted for 15% and 10%, and two clients accounted for 12% and 10%, respectively, of the Partnership's total revenue. During the three months ended March 31, 1995 and 1994, two clients accounted for 19% and 11%, and two clients accounted for 27% and 10%, respectively, of the Partnership's total revenue.

     Taxes. For state and federal income tax purposes, the Partnerships are not taxpaying entities. Accordingly, the taxable income or loss of the Partnerships, which may vary substantially from income or loss reported for financial reporting purposes, is includable in the state and federal tax returns of the individual partners. The tax returns of the Partnerships are subject to examination by state and federal taxing authorities. If such examinations result in changes to taxable income or loss, the tax liability of the partners would be changed accordingly.

     Earnings per Unit. Earnings per unit are computed on the basis of the weighted average number of equivalent units outstanding during each period. Limited partner units total approximately 9.4 million units at December 31, 1994, and represent 98.01% of the partnership interest, with the remaining 1.99% being represented by the General Partner's interest. In 1994, equivalent units of approximately 9.6 million units were used to calculate net earnings per unit, representing both the General and Limited Partners' interest in the net loss. During the three months ended March 31, 1995 and 1994, equivalent units of approximately 9.5 million units and 9.8 million units, respectively, were used to calculate net earnings per unit, representing both the General and Limited Partner's interest in the net earnings.

NOTE 2.  RELATED PARTY TRANSACTIONS


     Teknekron. The principal shareholder of both Teknekron Corporation (Teknekron) and Teknekron Technology MLP I Corporation, owned approximately 26% of the Partnership's outstanding units at December 31, 1994. Teknekron provides management and related services, including strategic planning, budgeting, and executive recruiting services to the Operating Partnership under an advisory services agreement, which is renewable annually and cancelable by either party on 90-days notice. Charges to earnings for the services amounted to $600,000 in 1994, 1993, and 1992. Charges to earnings for the three months ended March 31, 1995 and 1994 were $75,000 and $150,000, respectively. Management believes that the method used to determine the cost to be paid for management and related services from Teknekron is reasonable.


     IPEP. The Partnership is an equal participant in a partnership, Individual Plant Evaluation Partnership (IPEP), with Westinghouse Electric Corporation and Fauske & Associates, Inc. IPEP provides executive consulting services to commercial utility companies. Revenue recognized for services provided through IPEP amounted to $173,000, $2,329,000 and $3,707,000 in 1994, 1993 and 1992,
respectively. For the three months ended March 31, 1995 and 1994 revenue recognized for services provided through IPEP amounted to $9,000 and $43,000, respectively. These revenues represent less than 1%, 8% and 10% of total revenues in 1994, 1993 and 1992, respectively. For the three months ended March 31, 1995 and 1994 these revenues represent less than 1% and 1%, respectively. Billed amounts receivable by the Partnership from IPEP for services provided was $21,000, $169,000 and $15,000 at December 31, 1994, 1993 and March 31, 1995,
respectively.

     The participants pay a royalty to IPEP, of from 2% to 4% of billed fees on certain projects, for administrative services. Royalties paid to IPEP amounted to $4,000, $42,000, and $6,000 in 1994, 1993 and 1992, respectively. No royalties were paid for the three months ended March 31, 1995 and royalties paid for the three months ended March 31, 1994 amounted to $1,000.

     The Partnership's interest in IPEP is accounted for under the equity method. Each of the participants shares equally in the earnings of IPEP. For 1994, the Partnership recognized $34,000 as its share of IPEP's 1994 estimated losses ($23,000 of earnings in 1993 and $15,000 in 1992, and in addition, the Partnership recorded its share of IPEP's 1989, 1990, and 1991 earnings in 1992, amounting to $182,000). For the three months ended March 31, 1995 and 1994, the Partnership recognized no amounts for its share of IPEP's estimated losses or earnings.

     Notes Receivable. The Partnership includes in other current assets, notes receivables from executive officers of $319,639, $323,940 and $319,639 at December 31, 1994, 1993 and March 31, 1995.

     TERA Liquidating Trust. The Partnership recognized $228,000 in other income for administrative services provided to the TERA Liquidating Trust (the Trust) in 1993 (none in 1994) and the three months ended March 31, 1995 and 1994. The Trust was established by TERA Corporation (the Predecessor

Company) to facilitate the orderly sale or other disposition of the remaining assets and satisfaction of all remaining debts and liabilities.


     Toltec. The Operating Partnership entered into a lease for approximately 10,000 square feet of office space during 1993 for its Berkeley facilities with Toltec Development Corporation (Toltec), an affiliate of Teknekron. The lease expires in 1995, and contains a renewal option for three years. Lease payments to Toltec totaling $224,000, $79,000 and none in 1994, 1993 and 1992, respectively. Lease payments to Toltec totaled $52,000 and $56,000 for the three months ended March 31, 1995 and 1994, respectively. Management believes that the method used to determine the cost to be paid for leased space from Toltec is reasonable.


NOTE 3.  EMPLOYEE BENEFIT PLANS

     Incentive Bonus Plans. The Partnership has incentive plans based on financial performance. Bonus awards of cash and units are discretionary and are determined annually by the Board of Directors. During the year ended December 31, 1994, there were no charges to earnings for incentive bonuses (none in 1993, and $200,000 in 1992, and none for the three months ended March 31, 1995 and
1994).

     Unit Option Plan. Under the provisions of the Unit Option Plan, which was approved at a Special Meeting of Unitholders on June 23, 1992, the Partnership reserved 1,500,000 units for issuance upon the exercise of options granted to key employees and consultants to the Partnership. During 1994, options were granted for 315,000 units at an exercise price of $1.31 and 290,000 units at an exercise price of $0.6875, the then fair market values, expiring on February 7, 2004, and December 30, 2004, respectively (in 1993, no options were granted and in 1992, options were granted for 623,000 units at an exercise price of $1.75, the then fair market value expiring on October 13, 2002). As of December 31, 1994, 866,500 options were outstanding and 425,750 options were exercisable. During the three months ended March 31, 1995 no options were granted. As of March 31, 1995, 866,500 options were outstanding and 425,750 options were exercisable.

     Director's Option Plan. Under the provisions of the 1993 Outside Directors Compensation and Unit Option Plan, which was approved by the Board of Directors, effective March 1, 1994, the Partnership reserved 150,000 units for issuance upon the exercise of options granted to Outside Directors. During 1994, options were granted for 30,000 units at an exercise price of $1.31, the then fair market value, expiring on March 1, 2004. As of December 31, 1994, 20,000 options were outstanding and zero options were exercisable. During the three months ended March 31, 1995, options were granted for 45,000 units at an exercise price of $0.6875, the then fair market value, expiring on March 1, 2005. As of March 31, 1995, 65,000 options were outstanding and 20,000 options were exercisable.

     Entrepreneurial Equity Incentive Plan (EEIP). Under the provisions of the EEIP, the Partnership could have issued up to 2,500,000 units at their then fair market value in exchange for cash and notes to employees whose organizations fulfilled various financial objectives. At December 31, 1994 and March 31, 1995, 3,500 units at $6.18 per unit remained outstanding pursuant to the EEIP. The EEIP was terminated in March 1992.

     Profit Sharing Plan (PSP). The PSP is administered through a trust that covers substantially all employees. Amounts contributed to the plan, which range through from 0 - 10% of salary, are discretionary and are determined annually by the General Partner. During the years ended December 31, 1994, 1993, and 1992 and the three months ended March 31, 1995 and 1994, there were no charges to earnings due to the results of operations.

     401(k) Plan (401k). As part of the PSP, a 401(k) Plan is administered through a trust that covers substantially all employees. As of April 1, 1993, employees could contribute amounts to the plan, not exceeding 10% of salary. Through 1992, employees contributed amounts to the plan, not exceeding 5% of salary. In 1993, the Partnership matched these amounts with a 25% contribution on a matching contribution base, not exceeding 5% of salary. Effective January 1, 1994, the Partnership's matching contribution amounts to 50% of a matching contribution base, not exceeding 6% of salary.

     Money Purchase Plan (MPP). The MPP is administered through a trust that covers substantially all employees. The Partnership, which through 1993, contributed 5% of eligible employees' salaries to the plan annually. As of January 1, 1994, the Partnership's contribution amount was reduced to 3% of eligible employees annual salaries. Charges to earnings for the Money Purchase Plan amounted to $276,000, $529,000 and $555,000 in 1994, 1993 and 1992,
respectively. Charges to earnings for the MPP amounted to $154,000 and $181,000 for the three months ended March 31, 1995 and 1994, respectively.

NOTE 4.  COMMITMENTS AND CONTINGENCIES

     Leases. The Partnerships occupy facilities under noncancelable operating leases expiring at various dates through 1999. The leases call for proportionate increases due to property taxes and certain other expenses. Rent expense amounted to $850,000, $1,331,000 and $1,689,000 in 1994, 1993 and 1992. Rent
expense amounted to $191,000 and $218,000 for the three months ended March 31, 1995 and 1994, respectively.

     Minimum rental commitments under operating leases, principally for real property, are as follows:

                                                                          (YEARS ENDING
                                                                          DECEMBER 31)
                                                                          -------------
        1995............................................................   $   570,000
        1996............................................................       271,000
        1997............................................................       142,000
        1998............................................................        97,000
        1999............................................................        67,000
        2000 and Thereafter.............................................            --
                                                                          -------------
        Total Minimum Payments Required.................................   $ 1,147,000
                                                                            ==========

     Revolving Loan Agreement. A loan agreement with a bank provides for a revolving line of credit of $5,000,000, through May 1995. At December 31, 1994 and March 31, 1995, $4,075,000 was available under the credit line from which the Partnership had borrowings totaling $750,000, and in addition, $175,000 was assigned to support standby letters of credit. Amounts advanced under the line of credit are secured by the Company's accounts receivable. Under the agreement, the Partnership is obligated to comply with certain covenants related to equity, current ratio, debt/equity ratio and profits. At December 31, 1994 and March 31, 1995, the Partnership was unable to obtain waivers from the lender with respect to violation of certain financial covenants in the loan agreement concerning annual profitability and partners' capital, which the Partnership did not satisfy as of that date. The lender notified the Partnership that no further advances under the agreement will be made without prior written approval of the Bank. Interest is payable monthly based on the bank's prime rate (8.5% and
     % at December 31, 1994 and March 31, 1995, respectively).

     Contingent Liabilities. In December 1986, the Partnership received a substantial portion of its predecessor company's net assets and operations in connection with a restructuring plan approved by shareholders. The balance of the Predecessor Company's assets and liabilities were transferred to the Trust for the benefit of the shareholders to facilitate the orderly sale or other disposition of the remaining assets and satisfaction of all remaining debts and liabilities. The Partnership has assumed such contingent liabilities of the Trust to the extent they exceed the assets of the Trust. Management believes that adequate assets exist to satisfy all liabilities of the Trust, contingent or otherwise, not specifically transferred to the Partnership.

NOTE 5.  SELECTED QUARTERLY COMBINED FINANCIAL DATA (UNAUDITED)

     A summary of the Partnership's quarterly financial results follows:

                                                 QUARTER ENDED                                      QUARTER ENDED
                               --------------------------------------------------    --------------------------------------------
                               12/31/94(1)    9/30/94     6/30/94(2)     3/31/94     12/31/93    9/30/93     6/30/93     3/31/93
                               -----------    --------    -----------    --------    --------    --------    --------    --------
                               (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
Revenue......................    $ 4,196       $5,907       $ 6,418       $7,079      $6,830      $6,917      $7,443      $8,150
Direct Costs.................      2,944        3,666         3,690        4,312       4,301       4,155       5,120       5,050
General and Administrative
  Expenses...................      2,774        2,231         3,021        2,636       2,339       2,898       3,007       3,052
Other Income (Expenses)......        (49)         (13)           (4)           1          56          18         223         (30)
Special Item.................         --           --           500           --          --          --          --          --
                               -----------    --------    -----------    --------    --------    --------    --------    --------
Operating Income (Loss)......     (1,571)          (3)          203          132         246        (118)       (461)         18
Interest Income (Expense)....          8            7             9           13         (11)          5          17          10
                               -----------    --------    -----------    --------    --------    --------    --------    --------
Net Earnings (Loss)..........     (1,563)           4           212          145         235        (113)       (444)         28
                               =========      =======     =========      =======     =======     =======     =======     =======
Net Earnings (Loss) Per
  Unit.......................    $ (0.16)      $   --       $  0.02       $ 0.02      $ 0.02      $(0.01)     $(0.04)     $   --
                               =========      =======     =========      =======     =======     =======     =======     =======

- ---------------
(1) The loss for the three months ended December 31, 1994 reflects the decrease in revenue as a result of government service work stoppages. The direct costs and general and administrative expense reductions were not commensurate with the reduced revenue.

(2) The special item reflects the estimated settlement of specific disputed costs on certain government contracts. This positive earnings adjustment resulted from a partial reduction of the reserve for sales allowance established in 1991.

NOTE 6.  LEGAL PROCEEDINGS

     PLM Financial Services, Inc. has filed an action on November 4, 1994, in the Superior Court of California for the County of Alameda seeking damages in excess of $500,000 in unpaid equipment rent and other payments allegedly owing to PLM under an equipment lease between PLM and TERA Power Corporation, a former subsidiary of TERA Corporation, the Partnership's Predecessor Corporation. PLM has named the Partnership in the action pursuant to a guaranty of the lease obligations made by the Predecessor Corporation. Management believes that the guaranty has been exonerated and will be able to defend this action successfully. Management does not believe that eventual resolution of this matter will have a material effect on the Partnership's results of operations or financial position; however, an adverse outcome could have a material adverse impact on the financial condition of the Partnership.

     A civil complaint was filed in October 1991 against the Partnership, Teknekron Technology MLP I Corporation, its general partner, and certain former employees, and was successfully settled in late July 1992, by stipulation of the parties. The complaint sought compensatory damages and other forms of relief with respect to alleged misstatements and omissions of material facts in various public statements made by the defendants. Based upon the recommendation of the Court, the Partnership paid $125,000 in complete settlement of the action, an amount which is significantly less than the Partnership's anticipated defense costs had the matter gone to trial. The cost of the settlement was charged to earnings in the third quarter and was formally approved by the Court in October 1992.

NOTE 7.  SPECIAL ITEM

     The special item in 1994 reflects the estimated settlement of specific disputed costs on certain U.S. Government contracts with the DOE. This positive earnings adjustment resulted from a partial reduction of the reserve for sales adjustment established in 1991. The reserve related to a dispute between the Partnership and the DOE with respect to the allowability and amount of potential rate adjustments on U.S. Government contracts for certain employee compensation costs.

                    TENERA, INC. AUDITED BALANCE SHEET AS OF
                               DECEMBER 31, 1994

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of TENERA, Inc.

     We have audited the accompanying balance sheet of TENERA, Inc. as of December 31, 1994. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material aspects, the financial position of TENERA, Inc. as of December 31, 1994, in accordance with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Francisco, California
February 3, 1995

                                  TENERA, INC.

                                 BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                                      1994
                                                                                  ------------
ASSETS
Cash............................................................................     $1,000
                                                                                  ------------
     Total Assets...............................................................     $1,000
                                                                                  ==========
SHAREHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued
     and
     outstanding................................................................     $   --
  Common stock, $0.01 par value, 25,000,000 shares authorized, 1,000 issued, and
     outstanding................................................................         10
  Additional paid-in-capital....................................................        990
                                                                                  ------------
     Total Shareholders' Equity.................................................     $1,000
                                                                                  ==========

                             See accompanying note.

                                  TENERA, INC.

                             NOTE TO BALANCE SHEET
                               DECEMBER 31, 1994

NOTE 1.  ORGANIZATION

     TENERA, Inc. (the Company), a Delaware corporation, was incorporated on October 24, 1994, and has conducted no business activity since inception. The Company's common stock is held by TENERA, L.P., pending consummation on the Conversion described in this Consent Solicitation.

             TENERA, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                  TENERA, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     For financial accounting and reporting purposes, the Conversion will be treated as a reorganization of affiliated entities. Accordingly, the assets and liabilities transferred to the Corporation in accordance with the Conversion will be recorded at their historical costs.


     The accompanying unaudited pro forma financial statements of the Corporation are based upon the historical financial statements of the Partnership. The pro forma statements of operations and the pro forma statements of cash flows for the year ended December 31, 1994 and the three months ended March 31, 1995, present the results of operations of the Corporation as if the Conversion had been consummated on January 1, 1994.


     The pro forma balance sheet as of March 31, 1995, presents the financial position of the Corporation as if the Conversion had been consummated on the balance sheet date.

     The Conversion is more fully discussed elsewhere in this Consent Solicitation. These unaudited pro forma financial statements of the Corporation should be read in conjunction with the historical financial statements of the Partnership. The unaudited pro forma financial statements are not necessarily indicative of the financial results that would have occurred had the Conversion been consummated on the above indicated dates, nor are they necessarily indicative of future results.

                                  TENERA, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      DECEMBER 31, 1994 AND MARCH 31, 1995

                                    YEAR ENDED DECEMBER 31, 1994            THREE MONTHS ENDED MARCH 31, 1995
                              ----------------------------------------   ----------------------------------------
                              TENERA, L.P.   PRO FORMA    TENERA, INC.   TENERA, L.P.   PRO FORMA    TENERA, INC.
                              (HISTORICAL)  ADJUSTMENTS   (PRO FORMA)    (HISTORICAL)  ADJUSTMENTS   (PRO FORMA)
                              ------------  -----------   ------------   ------------  -----------   ------------
                                                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
Revenue.....................    $ 23,600       $  --        $ 23,600        $5,344        $  --        $  5,344
Direct Costs................      14,612          --          14,612         3,199           --           3,199
General and Administrative
  Expenses..................      10,662        (115)(D)      10,547         1,956          (29)(d)       1,927
Other Income (Expenses).....         (65)         --             (65)            7           --               7
Special Item................         500          --             500            --           --              --
                              ------------     -----      ------------      ------     -----------   ------------
  Operating Income (Loss)...      (1,239)        115          (1,124)          196           29             225
Interest Income.............          37          --              37            --           --              --
                              ------------     -----      ------------      ------     -----------   ------------
  Income (Loss) Before
    Taxes...................      (1,202)        115          (1,087)          196           29             225
Provision for Income
  Taxes.....................          --          --(A)           --            --           98(a)           98
                              ------------     -----      ------------      ------     -----------   ------------
Net Earnings (Loss).........    $ (1,202)      $ 115        $ (1,087)       $  196        $ (69)       $    127
                              ============== ===========  =============  ============== ===========  =============
Estimated Transactional
  Expenses of the
  Conversion................                     150(E)          150                        150(e)          150
                                                          =============                ===========   =============
                                               -----
Net Loss After Transactional
  Expenses of the
  Conversion................                   $ (35)       $ (1,237)                     $(219)       $    (23)
                                            ===========   =============                ===========   =============
Net Earnings (Loss) Per
  Unit......................    $  (0.13)                                   $ 0.02
                              ==============                             ==============
Weighted Average Number
  of Equivalent Units
  Outstanding...............       9,555                                     9,541
                              ==============                             ==============
Net Earnings (Loss) per
  Share.....................                                $  (0.10)                                  $   0.01
                                                          =============                              =============
Net Loss After Transactional
  Expenses of the Conversion
  per Share.................                                $  (0.12)                                  $     --
                                                          =============                              =============
Weighted Average Shares
  Outstanding...............                                  10,555(F)                                  10,541(f)
                                                          =============                              =============
Ratio of Earnings to Fixed
  Charges...................                                      --                                         --
                                                          =============                              =============

      See accompanying notes to unaudited pro forma financial information.

                                  TENERA, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1995


                                                      TENERA, L.P.      PRO FORMA      TENERA, INC.
                                                      (HISTORICAL)     ADJUSTMENTS     (PRO FORMA)
                                                      ------------     -----------     ------------
                                                        (IN THOUSANDS, EXCEPT UNIT/SHARE AMOUNTS)
ASSETS
Current Assets
  Cash and cash equivalents.........................    $  1,439         $ 1,000(c)       $2,439
  Receivables, less allowance for sales adjustments
     of $2,897
     Billed.........................................       3,641                           3,641
     Unbilled.......................................       2,506                           2,506
  Other current assets..............................         758                             758
                                                      ------------     -----------     ------------
          Total Current Assets......................       8,344           1,000           9,344
Property and Equipment, Net.........................         419                             419
Other Assets........................................          47                              47
                                                      ------------     -----------     ------------
          Total Assets..............................    $  8,810         $ 1,000          $9,810
                                                      ===========      =========       ===========
LIABILITIES, PARTNERS' CAPITAL, AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Bank loan payable, agreement in default...........    $    750         $    --          $  750
  Accounts payable..................................       1,439             121           1,560
  Accrued compensation and related expenses.........       1,878                           1,878
  Income taxes payable..............................          --              98              98
                                                      ------------     -----------     ------------
          Total Current Liabilities.................       4,067             219           4,286
Partners' Capital
  General Partner...................................         316            (316)(b)          --
  Limited Partners'.................................       5,568          (5,568)(b)          --
Treasury Units......................................      (1,141)          1,141(b)           --
                                                      ------------     -----------     ------------
          Total Partners' Capital...................       4,743          (4,743)             --
Shareholders' Equity
Common Stock, par value $0.01.......................          --             105             105
Paid in Capital, in excess of par...................          --           5,419           5,419
                                                      ------------     -----------     ------------
          Total Shareholders' Equity................          --           5,524           5,524
          Total Liabilities, Partners' Capital, and
            Shareholders' Equity....................    $  8,810         $ 1,000          $9,810
                                                      ===========      =========       ===========


      See accompanying notes to unaudited pro forma financial information.

                                  TENERA, INC.

                  UNAUDITED PRO FORMA STATEMENTS OF CASH FLOWS
                      DECEMBER 31, 1994 AND MARCH 31, 1995

                                                                                              THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31, 1994                MARCH 31, 1995
                                                 ----------------------------------   ----------------------------------
                                                                  PRO       TENERA,                    PRO       TENERA,
                                                   TENERA,       FORMA       INC.       TENERA,       FORMA       INC.
                                                     L.P.       ADJUST-      (PRO         L.P.       ADJUST-      (PRO
                                                 (HISTORICAL)    MENTS      FORMA)    (HISTORICAL)    MENTS      FORMA)
                                                 ------------   -------     -------   ------------   -------     -------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)..........................    $ (1,202)    $  (35 )    $(1,237)     $  196      $ (219 )    $  (23 )
  Adjustments to reconcile net loss to cash
    provided by operating activities
    Depreciation...............................         383         --         383           78          --          78
    Loss (Gain) on sale of equipment...........          24         --          24           (7)         --          (7 )
    Decrease in allowance for sales
      adjustments..............................        (820)        --        (820 )         --          --          --
    Amortization of Limited Partners' notes....           4         --           4           --          --          --
    Changes in operating assets and
      liabilities:
      Receivables..............................       1,919         --       1,919         (678)         --        (678 )
      Other current assets.....................        (109)        --        (109 )        (77)         --         (77 )
      Other assets.............................          23         --          23           --          --          --
      Accounts payable.........................         286         35         321         (226)        121        (105 )
      Accrued compensation and related
        expenses...............................        (491)        --        (491 )        224          --         224
      Income taxes payable.....................          --         --          --           --          98          98
                                                 ------------   -------     -------      ------      -------     -------
        Net Cash Provided By Operating
          Activities...........................          17         --          17         (490)         --        (490 )
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of equipment.....................        (361)        --        (361 )        (21)         --         (21 )
  Proceeds from sale of equipment..............          33         --          33            7          --           7
                                                 ------------   -------     -------      ------      -------     -------
        Net Cash Used in Investing
          Activities...........................        (328)        --        (328 )        (14)         --         (14 )
CASH FLOWS FROM FINANCING ACTIVITIES
  Bank loan payable............................         750         --         750           --          --          --
  Proceeds from issuance of Common Stock.......          --      1,000 (C)   1,000           --       1,000 (c)   1,000
  Net repurchase of Units......................         (76)        --         (76 )         --          --          --
                                                 ------------   -------     -------      ------      -------     -------
        Net Cash Provided (Used) By Financing
          Activities...........................        (674)     1,000       1,674           --       1,000       1,000
                                                 ------------   -------     -------      ------      -------     -------
NET INCREASE IN CASH AND CASH EQUIVALENTS......         363      1,000       1,363         (504)      1,000         496
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.......................................       1,580         --       1,580        1,943          --       1,943
                                                 ------------   -------     -------      ------      -------     -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....    $  1,943     $1,000      $2,943       $1,439      $1,000      $2,439
                                                 ===========    =======     ========= ===========    =======     =========

      See accompanying notes to unaudited pro forma financial information.

                                  TENERA, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The accompanying pro forma financial statements were derived from the historical financial records of the Partnership and should be read in conjunction with the financial statements of the Partnership. The following is a summary of the pro forma adjustment:

          (a) A tax provision for financial accounting purposes has been analyzed in the periods for which a pro forma statement of operations has been prepared. The pro forma balance sheet assumes the Conversion occurred at March 31, 1995. The Company will adopt SFAS 109, Accounting for Income Taxes, at the Conversion date due to the change in taxpayer status. Deferred income taxes reflect no step-up in tax basis and do not show the tax benefit of adopting external unitholder tax basis, if higher, at the Conversion date. The provision for income taxes was $98,000 for the three months ended March 31, 1995. No current income taxes are provided for on the net loss for the year ended December 31, 1994. No pro forma deferred tax provisions were reflected in the financial statements for the periods shown as the net deferred tax assets of approximately $680,000 and $660,000 at March 31, 1995 and December 31, 1994, respectively, would be offset by a valuation allowance.

          TENERA has adopted SFAS 109 as of January 1, 1993, and did not elect to restate prior years for the effect of SFAS 109. The cumulative effect of adopting SFAS 109 is not material to the financial statements.

          (b) To record the Company's initial capitalization through the issuance of 9,541,153 shares of the Company's common stock, $0.01 par value, in respect of the outstanding units of the Partnership and outstanding General Partner interests, 9,108,803 shares will be issued in exchange for Limited Partnership interests, 184,946 shares will be issued for General Partner interests. This reflects their approximate current respective ownership interests in the Partnership.

          (c) To record the merger of the General Partner's cash assets of $1,000,000 after the Conversion, into the Company in exchange for the issuance of 1,000,000 shares of the Company's Common Stock at a pro forma price per share of $1.00. The actual number of shares to be issued will be based on the per share purchase price (see "The Conversion -- Structure of the Conversion"). The amount shown is net of transactional expenses that are charged to expenses and closed to equity through the additional paid in capital account.

          (d) The net impact of the assumed elimination of Partnership tax reporting expenses is nominally offset by the assumed incurrence of additional proxy and financial reporting for the period presented.


          (e) Transactional expenses related to the Conversion have been estimated at $370,000. These nonrecurring charges will be expensed by the Partnership and are expected to be incurred whether or not the Conversion is completed. Only transactional expenses not yet recorded in historical results related to the Conversion are reflected in the pro forma statement of operations for the year ended December 31, 1994.


          (f) Weighted average shares outstanding includes shares issued in exchange for weighted average limited partnership units outstanding, weighted average general partner's interest in the Partnerships, and a pro forma number of shares to be issued in exchange for capital infusion by the General Partner based on a pro forma price of $1.00 per share.

                                                                         ANNEX A

                      FORM OF AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger, dated as of             , 1995 (the
"Merger Agreement"), is entered into by and between TENERA, L.P., a Delaware limited partnership (the "Partnership"), TENERA Operating Company, L.P., a Delaware limited partnership (the "Operating Partnership" and, collectively with the Partnership, the "Partnerships"), Teknekron Technology MLP I Corporation, a Delaware corporation and the general partner of the Partnership and the Operating Partnership (the "General Partner"), and TENERA, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Partnerships are limited partnerships duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the General Partner is a corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the Company is a newly organized corporation duly organized and existing under the laws of the State of Delaware;

     WHEREAS, the Board of Directors of the General Partner, believes that it is in the best interests of the Partnership and its Unitholders (as hereinafter defined) and the Operating Partnership to reorganize from partnership to corporate form; and

     WHEREAS, in order to effect such reorganization from partnership to corporate form, each of the Board of Directors of the General Partner, on its own behalf and on behalf of the Partnerships, and the Board of Directors of the Company believes that it is in the best interest of the Partnership, the Operating Partnership, the General Partner, the Company and their respective Unitholders and stockholders to provide for the merger of the Partnership, the Operating Partnership and the General Partner with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, agreements and warranties herein contained, it is agreed that the Partnership, the Operating Partnership and the General Partner shall be merged with and into the Company and that the terms and conditions of the Merger, the mode of carrying the Merger into effect and certain other provisions relating thereto shall be as hereinafter set forth.

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as hereinafter defined), and in accordance with the provisions of this Merger Agreement, the Delaware Revised Uniform Limited Partnership Act (the "Delaware RULPA") and the General Corporation Law of the State of Delaware (the "DGCL"), the Partnership, the Operating Partnership and the General Partner shall be merged with and into the Company, which shall be the surviving entity and which shall continue its existence under the laws of the State of Delaware, including, without limitation, the provisions of the DGCL.

     1.2 Effective Time. The Merger shall be consummated after all of the conditions to consummation of the Merger have been satisfied or waived, where permissible, or on such later date as the parties may mutually agree, by filing with the Secretary of State of Delaware a duly executed and verified certificate of merger, as required by the Delaware RULPA and the DGCL, and the parties shall file such other certificates and instruments and shall take such other and further actions as may be required by law to make the Merger effective. The date and time of such filing, or such later time as is specified in the certificate of merger, shall be the "Effective Time."

     1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the laws of the State of Delaware. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a) all the properties, rights, privileges, powers and franchises of the Partnership, the Operating Partnership and the General Partner and the Company shall vest in the Company, and all debts, liabilities, obligations and duties of the Partnerships, the General Partner and the Company shall become the debts, liabilities, obligations and duties of the Company;

          (b) the Company hereby expressly assumes, as of the Effective Time, all the rights, privileges, liabilities and obligations of the Partnership, the Operating Partnership, and the General Partner under each and every note, license, agreement, contract, arrangement or other instrument or obligation of the Partnership, the Operating Partnership, the General Partner and the Company.

     1.4 Certificate of Incorporation and By-Laws. From and after the Effective Time, and pursuant to the Merger, the Certificate of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Company as the surviving entity without change or amendment until further amended in accordance with the provisions thereof and applicable law.

     1.5 Board of Directors and Officers. The Board of Directors and officers of the Company immediately prior to the Effective Time shall, from and after the Merger, constitute the Board of Directors and officers of the Company as the surviving entity until their respective successors are duly elected or appointed and qualified.

     1.6 Conversion of Units and Common Stock

     1.6.1 Conversion of Units

          (a) Every depositary unit representing limited partners' interests in the Partnership (the "Units"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Units (the "Unitholders"), be converted at the Effective Time into one share of common stock, $0.01 par value, of the Company (the "Common Stock") and the right to receive, upon exchange therefor of the depositary receipt representing such Units, a certificate representing such share of Common Stock.

          (b) The 1% general partnership interest in the Partnership held by the General Partner and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the
     General Partner, be converted at the Effective Time to           shares of
     Common Stock (representing 0.99% of the shares of Common Stock to be issued with respect to the merger of the Partnerships) and the right to receive a certificate or certificates representing such shares of Common Stock.

          (c) The 1% general partnership interest in the Operating Partnership held by the General Partner and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the General Partner, be converted at the Effective Time to
     approximately           shares of Common Stock (representing 1% of the
     shares of Common Stock to be issued with respect to the merger of the Partnerships) and the right to receive a certificate or certificates representing such shares of Common Stock.

          (d) Each share of Common Stock issued in the Merger pursuant to this
     Section 1.6.1 shall be fully paid and nonassessable.

     1.6.2. Conversion of Common Stock

          (a) All shares of common stock, par value $0.01 per share, of the General Partner issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the of the sole stockholder of the General Partner, be converted at the
     Effective Time into           shares of Common Stock (representing the
     number of shares issuable at a per share price equal
     to (i) $1,000,000 (the amount of cash contributed by the General Partner to the Company as a result of the Merger) divided by (ii) the greater of the average closing sales price of the Units as reported on the American Stock Exchange ("AMEX") for the 60 calendar days immediately preceding and
     immediately following the public announcement of the Merger ($          per
     share)), and the right to receive, upon exchange of the certificate or certificates representing such common stock of the General Partner, a
     certificate representing such           shares of Common Stock.

          (b) Each share of Common Stock issued in the Merger pursuant to this
     Section 1.6.2 shall be fully paid and nonassessable.

     1.7 Cancellation of Partnership Interests and Common Stock

          (a) Each limited partnership interest in the Partnership outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be retired and canceled without payment of any consideration therefor and shall cease to exist.

          (b) The general partnership interest in the Partnership held by the General Partner and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the General Partner, shall cease to be outstanding, shall be retired and canceled without payment of any consideration therefor and shall cease to exist.

          (c) The limited partnership interest in the Operating Partnership held by the Partnership and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, shall cease to be outstanding, shall be retired and canceled without payment of any consideration therefor and shall cease to exist.

          (d) The general partnership interest in the Operating Partnership held by the General Partner and outstanding immediately prior to the Effective time, by virtue of the Merger and without any action on the part of the General Partner, shall cease to be outstanding, shall be retired and canceled without payment of any consideration therefor and shall cease to exist.

          (e) Each share of common stock of the General Partner issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be retired and canceled without repayment of any consideration paid therefor and shall thereafter cease to exist.

     1.8 Cancellation of Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be retired and canceled shall thereafter cease to exist.

     1.9 Consent Solicitation. In order to consummate the Merger, the Partnership, acting through its General Partner, shall, subject to the General Partner's fiduciary duties under applicable laws:

          (a) prepare and distribute a Consent Solicitation Statement/Prospectus (as hereinafter defined) to be filed with the Securities and Exchange Commission (the "SEC") on Form S-4 to the Unitholders for the purpose of considering and taking action upon the Merger and the transactions contemplated thereby (the "Conversion");

          (b) include in the Consent Solicitation Statement/Prospectus the recommendation of its Board of Directors that Unitholders vote in favor of the approval of the Conversion; and

          (c) use its best efforts (i) to obtain and furnish the information required to be included by it in the Consent Solicitation Statement/Prospectus and, in conjunction with the General Partner and the Company, respond promptly to any comments made by the SEC with respect to the Consent Solicitation Statement/Prospectus and any preliminary versions thereof and cause the Consent Solicitation Statement/Prospectus to be mailed to Unitholders at the earliest practicable time, and (ii) to obtain the necessary approval of the Conversion by Unitholders holding a majority of the outstanding Units.

     1.10 Federal Income Tax Considerations. Notwithstanding any provision to the contrary contained herein, it is intended that the Merger shall be treated for federal income tax purposes as if (i) the Partnership transferred all of its assets to the Company in exchange for all of the outstanding capital stock of the Company or an amount of capital stock constituting control (as that term is defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), of the Company and the assumption by the Company of all the Partnership's liabilities, and (ii) immediately following such exchange, the Partnership distributed all of the capital stock received from the Company in the exchange to the Unitholders in proportion to their interests in the Partnership in liquidation.

                                   ARTICLE 2

                             ADDITIONAL AGREEMENTS

     2.1 Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions or to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement and the transactions contemplated hereby, the proper officers and/or directors of the Company shall take all such necessary action and shall be fully authorized to take such action in the name and on behalf of the Company, the Partnership, the Operating Partnership, the General Partner or otherwise.

     2.2 Consent Solicitation Statement/Prospectus; Solicitation of Consents

          (a) The Partnership, the Operating Partnership, the General Partner and the Company shall cooperate with each other and use all reasonable efforts so that, as promptly as practicable following the date hereof, the Partnership, the Operating Partnership, the General Partner and the Company shall prepare and file with the SEC the Consent Solicitation Statement/Prospectus, all other solicitation materials and any necessary amendments thereto. The parties hereto shall use all reasonable efforts to have the Consent Solicitation Statement/Prospectus and other solicitation materials declared effective by the SEC as promptly as practicable after filing. As promptly as practicable after the Consent Solicitation Statement/Prospectus has been so declared effective, the Partnership shall mail the Consent Solicitation Statement/Prospectus to the Unitholders as of the record date for the consent solicitation. The Consent Solicitation Statement/Prospectus shall, subject to the fiduciary obligations of the General Partner's Board of Directors under applicable law, contain the recommendation of the General Partner's Board of Directors in favor of the approval and adoption by the Unitholders of this Merger Agreement and the Merger.

          (b) The Partnership shall, as promptly as practicable after the date hereof, take all action necessary in accordance with applicable laws and its Agreement of Limited Partnership to distribute the Consent Solicitation Statement/Prospectus. The Partnership shall use its best efforts subject to the fiduciary duties of its General Partner to obtain the necessary approvals by the Unitholders of this Merger Agreement, the Merger and the transactions contemplated hereby.

     2.3 The American Stock Exchange. The Partnership shall, as promptly as practicable after the date hereof, make all filings and take all actions necessary to ensure that the shares of Common stock issued in the Merger will be approved for listing upon issuance with AMEX.

     2.4 Indemnification

          (a) To the fullest extent permitted under applicable law, the Company's Certificate of Incorporation and By-Laws, the General Partner's Certificate of Incorporation and By-Laws, and the Partnership and the Operating Partnership's Agreement of Limited Partnership, the Company, the General Partner, the Partnership and the Operating Partnership shall, jointly and severally, indemnify and hold harmless, each present and former general partner, director, officer, employee, fiduciary and agent of the

     Partnership, the Operating Partnership, the General Partner and affiliates (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, at or prior to the Effective time, in connection with the Indemnified Party's employment by or relationship with the Partnership, the Operating Partnership, the General Partner or affiliates.

          (b) This Section 2.4, which shall survive the consummation of the Merger and the other transactions contemplated hereby, is expressly intended to benefit the Partnership and the Indemnified Parties (whether or not parties to this Agreement) and shall be binding on all successors and assigns of the Company.

     2.5 Options. Upon and after the Effective Time, each option outstanding immediately prior to the Effective Time under the 1992 Unit Option Plan and the 1993 Outside Directors Plan shall, by virtue of the Merger and without any action on the part of the option holder, be deemed to be an option to purchase a share of Common Stock at the same exercise price and on the same vesting schedule in effect with respect to such option prior to the Effective Time. A number of shares of Common Stock shall be reserved for purposes of the amended 1992 Unit Option Plan and 1993 Outside Directors Plan equal to the number of Units so reserved under such plans immediately prior to the Effective Time. The Company shall amend the 1992 Unit Option Plan and the 1993 Outside Directors Plan to reflect the fact that options outstanding at the Effective Time or granted thereafter will relate to shares of Common Stock instead of Units. Except for such change and minor conforming changes, the amended 1992 Unit Option Plan and the amended 1993 Outside Directors Plan will be identical to the existing plans.

     2.6 Other Employee Benefit Plans. As of the Effective Time, the Company hereby adopts and assumes all obligations of the Partnership and the Operating Partnership under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

     2.7 Qualification to do Business. The Company covenants and agrees that it will, on or before the Effective Time, qualify to do business as a foreign corporation in the State of California, as required under the provisions of
Section 2105 of the California General Corporation Law, and in each other jurisdiction in which the failure to so qualify would have a material adverse impact on the Company.

     2.8 Expenses. The Partnership will pay and be responsible for its own costs and expenses and the costs and expenses of the General Partner and the Company paid or incurred in connection with the Merger, including, without limitation, fees and disbursements of counsel, financial institutions, financial advisors and accountants.

                                   ARTICLE 3

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     3.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time of the following conditions:

          (a) Unitholder Approval. This Merger Agreement and the transactions contemplated herein shall have been approved and adopted by the Unitholders holding more than 50% of the outstanding Units as of the record date;

          (b) No Conflicts of Laws. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger or the transactions contemplated thereby;

          (c) No Injunctions. There shall be no order or injunction of a United States or state court of competent jurisdiction in effect prohibiting the consummation of the Merger or the transactions contemplated thereby;

          (d) Amendment of Loan Agreements. The Partnership's and the Operating Partnership's lenders shall have agreed, if necessary, to amend the Partnership's and the Operating Partnership's loan agreements and all related agreements, promissory notes and instruments on terms and conditions satisfactory to the Partnership and the Operating Partnership to provide for the Merger and the transactions consummated thereby;

          (e) Opinion of Counsel. Counsel to the Partnership shall have rendered an opinion to the effect that the distribution of Common Stock to Unitholders pursuant to the Merger will generally not produce recognizable gain or loss to Unitholders;

          (f) Consents; Governmental Approvals. All consents of third parties as may be required in connection with the Merger and the transactions contemplated thereby shall have been obtained. All permits, qualifications and other governmental approvals as are required under applicable law in connection with the Merger and the transactions contemplated thereby shall have been obtained and no "stop order" or other equivalent order shall have been issued or threatened with respect thereto.

          (g) AMEX. The Common Stock issued by the Company pursuant to this Merger Agreement shall have been approved for listing on AMEX upon notice of issuance.

     3.2 Additional Conditions to Obligations of the Partnership, the Operating Partnership and the General Partner. The Obligations of the Partnership, the Operating Partnership and the General Partner to effect the Merger are also subject to the performance or compliance in all material respects on or prior to the Effective Time, unless waived by the Partnership, the Operating Partnership and the General Partner, of all agreements and covenants required by this Merger Agreement to be performed or complied with by the Company.

     3.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the performance or compliance in all material respects on or prior to the Effective Time, unless waived by the Company, of all agreements and covenants required by this Merger Agreement to be performed or complied with by the Partnership, the Operating Partnership and the General Partner.

                                   ARTICLE 4

                            TERMINATION; AMENDMENTS

     4.1 Amendment. At any time before or after approval and adoption of this Merger Agreement by the sole shareholder of the Company, the Unitholders, and the shareholders of the General Partner, this Merger Agreement may be amended in any manner (except that Section 1.6 may not be amended without the approval of the Unitholders) as may be determined in the judgment of the respective Boards of Directors of the Company, the General Partner of the Partnership and the Operating Partnership, and the General Partner on its own behalf to be necessary, desirable or expedient in order to clarify the intention of the partners hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

     4.2 Termination and Abandonment. This Merger Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the Unitholders, the sole shareholder of the Company, and the shareholders of the General Partner, but prior to the Effective Time:

          (a) by mutual or written consent duly authorized by the Board of Directors of the General Partner of the Partnership and the Operating Partnership, the Board of Directors of the General Partner on its own behalf, and the Board of Directors of the Company; or

          (b) by the Company, the Partnership, the Operating Partnership or the General Partner if any court of competent jurisdiction in the United States or other United States governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action restraining or enjoining or otherwise prohibiting the Merger.

          (c) by the General Partner solely with respect to the merger of the General Partner into the Company upon the determination of the Board of Directors of the General Partner.

     4.3 Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to Section 4.2 (a) or (b) hereof, this Merger Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party, or its directors, officers, partners, Unitholders or stockholders, except that the obligations set forth in Sections
2.4 and 2.8 shall survive such termination. In the event of termination of the Merger Agreement pursuant to Section 4.2 (c) solely with respect to the merger of the General Partner into the Company, the Merger Agreement shall remain in full force and effect except for the provisions relating to the merger of the General Partner into the Company and the issuance of shares of Common Stock to the sole stockholder of the General Partner in connection therewith.

                                   ARTICLE 5

                                 MISCELLANEOUS

     5.1 Survival of Representations and Warranties. The representations and warranties made in this Merger Agreement shall not survive beyond the Effective Time.

     5.2 Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     5.3 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not to be part of or to affect the meaning or interpretation of this Merger Agreement.

     5.4 Counterparts. This Merger Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     5.5 Entire Agreement; Assignment. This Merger Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto.

     IN WITNESS WHEREOF, each of the parties has caused this Merger Agreement to be executed on its behalf by its officers, or the officers of its General Partner, as the case may be, thereunto duly authorized, all as of the day and year first above written.

                                          TENERA, L.P.

                                          By: Teknekron Technology MLP I
                                              Corporation, as
                                              General Partner

                                          By:
                                            ------------------------------------
                                              Michael D. Thomas
                                              Chief Executive Officer

                                          TENERA OPERATING COMPANY, L.P.

                                          By: Teknekron Technology MLP I
                                              Corporation, as
                                              General Partner

                                          By:
                                            ------------------------------------
                                              Michael D. Thomas
                                              Chief Executive Officer

                                          TEKNEKRON TECHNOLOGY MLP I CORPORATION

                                          By:
                                            ------------------------------------
                                              Michael D. Thomas
                                              Chief Executive Officer

                                          TENERA, INC.

                                          By:
                                            ------------------------------------
                                              Michael D. Thomas
                                              Chief Executive Officer

                                                                         ANNEX B

                         GLOSSARY OF SIGNIFICANT TERMS

     "Affiliate" means any Person (i.e., any individual, corporation, partnership, trust, unincorporated organization, association, or other entity) that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "AMEX" means The American Stock Exchange.

     "Certificate" means the Company's certificate of incorporation.

     "Common Stock" means shares of common stock, par value $0.01 per share, of the Company.

     "Company" means TENERA, Inc., a newly-formed Delaware corporation which will succeed to the assets and liabilities of the Partnerships and the General Partner in the Merger.

     "Control Assumption" means the assumption that not more than 20% of the shares of Common Stock transferred to Unitholders pursuant to the Conversion will be subsequently sold pursuant to contracts entered into prior to the Conversion.

     "Conversion" means the conversion of the Partnership and the Operating Partnership to corporate form pursuant to the Merger.

     "Disinterested Person" means any individual who is not an Affiliate of the Partnership, the Operating Partnership, or the General Partner, nor officers, employees, or agents of the Partnership, the Operating Partnership, or the General Partner, nor officers or directors of the Affiliates thereof, except by reason of their position on the Board of Directors of the General Partner, and except for employees of the Affiliates who are not also directors or officers of such Affiliates.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act.

     "DGCL" means the Delaware General Corporation Law.

     "DOE" means the United States Department of Energy.

     "Effective Time" means the date the Merger becomes effective, after all of the conditions to consummation of the Merger have been satisfied or waived, where permissible, or such later date as the parties may mutually agree.

     "EEIP" means the Partnership's Entrepreneurial Equity Incentive Plan.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means Chemical Banking Corporation, the agent appointed by the Company to exchange certificates representing shares of Common Stock for depository receipts representing Units.

     "General Partner" means Teknekron Technology MLP I Corporation, the General Partner of the Partnerships.

     "IPEP" means the Individual Plant Evaluation Partnership, a technical services partnership in which the Partnership is an equal participant.

     "IRS" means the Internal Revenue Service.

     "Merger" means the merger of the Partnership, the Operating Partnership, and the General Partner with and into TENERA, Inc., a Delaware corporation, which will succeed to their assets and liabilities.

     "Merger Agreement" means the Agreement and Plan of Merger among the Company, the Partnership, the Operating Partnership and the General Partner.

     "Operating Partnership" means TENERA Operating Company, L.P.

     "Partnership" means TENERA, L.P.

     "Partnerships" means TENERA, L.P. and TENERA Operating Company, L.P.

     "Predecessor Corporation" means TERA Corporation, the predecessor of the Partnership.

     "Public Unitholders" means Unitholders who are not stockholders or affiliates of the General Partner.

     "Record Date" means the date for determination of the Unitholders entitled to give or withhold consent to the Conversion.

     "SEC" means the Securities and Exchange Commission.

     "Trust" means TERA Corporation Liquidating Trust, established in 1988 by the Predecessor Corporation to wind down operations not transferred to the Partnership in the prior conversion.

     "1987 Tax Act" means the Revenue Act of 1987.

     "Unitholders" means holders of depositary units representing limited partners' interests in the Partnership.

     "Units" means depositary units representing limited partners' interests in the Partnership.

                                                                         ANNEX C

                    OPINION OF INDEPENDENT FINANCIAL ADVISOR

March 27, 1995

The Board of Directors
Teknekron Technology MLP I Corporation
As General Partner of
Tenera, L.P.
2001 Center Street
Berkeley, CA 94704-1204

Dear Sirs/Madam:

     I understand that Teknekron Technology MLP I Corporation, a Delaware corporation (the "General Partner"), is soliciting the consents of unitholders (the "Unitholders") of depositary units representing limited partners' interests (the "Units") in Tenera, L.P. ("Tenera" or the "Partnership") for conversion of the Partnership and Tenera Operating Company, L.P. (the "Operating Partnership" and collectively with the Partnership, the "Partnerships") to corporate form (the "Conversion"). The General Partner owns a 1% general partner interest in the Partnership and the Unitholders own a 99% limited partnership interest. The General Partner owns a 1% general partner interest in the Operating Partnership and the Partnership owns a 99% limited partnership interest. The General Partner's and the Unitholders' current equity ownership interests in the Partnership and the Operating Partnership on a combined basis are 1.99% and 98.01%, respectively. If approved, the Conversion would be effected by the merger of the Partnership, the Operating Partnership and the General Partner with and into Tenera, Inc., a newly formed Delaware corporation (the "Company"), which would succeed to their assets and liabilities. Each Unit outstanding immediately prior to the Conversion will be converted into one share of common stock, par value $0.01 per share, of the Company (the "Common Stock"). As a result of the Conversion, the Unitholders (including the principal stockholder of the General Partner, who will be the sole stockholder of the General Partner upon the consummation of the Conversion) will own an aggregate number of shares of Common Stock equal to the number of Units outstanding immediately prior to the consummation of the Conversion. The principal stockholder of the General Partner will own a number of shares of Common Stock equal to 1.99% of the total number of shares of Common Stock to be issued in connection with the merger of the Partnerships into the Company in lieu of the General Partner's 1.99% general partner interest in the Partnership and the Operating Partnership, which is equal to the General Partner's current equity interest in the Partnerships.

     In addition, the principal stockholder of the General Partner will receive additional shares of Common Stock in consideration of the contribution of $1,000,000 in cash to the Company through the merger of the General Partner into the Company (the "New Shares"). The number of additional shares to be received by the principal stockholder of the General Partner in such merger will be based on a per share price equal to the greater of the average closing price of the Units as reported on the American Stock Exchange ("AMEX") for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion.

     You have asked Wilson Associates whether, in our opinion, (i) the receipt by the principal stockholder of the General Partner of 1.99% of the total number of shares of Common Stock to be issued in connection with the merger of the Partnerships into the Company in lieu of the General Partner's 1.99% general partner interest in the Partnerships, and (ii) basing the effective purchase price of the New Shares issued to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company on the greater of the average closing price of the Units as reported on AMEX for the 60 calendar days immediately preceding the immediately following the public announcement of the Conversion, is fair, from a financial point of view, to the Public Unitholders (as such term is defined in the Prospectus). In rendering our opinion with respect to the purchase price of the New Shares, you have specifically requested that we consider the impact of fact that the General Partner will be relieved of its liability for the obligations of the Partnerships as a result of the Conversion.

     In arriving at our opinion set forth below, we have:

           1. Reviewed a draft of the Registration Statement on Form S-4 dated March 10, 1995 relating to the Conversion (the "Registration Statement"), including the Consent Solicitation Statement/Prospectus ("Prospectus") included therein;

           2. Reviewed the quarterly reports of the Partnership for March, June and September 1994;

           3.  Reviewed press releases of the Partnership;

           4. Reviewed Minutes of Board of Directors of the General Partner for 1994;

           5.  Reviewed the Certificate of Partnership;

           6. Reviewed Annual Reports of the Partnership for 1990, 1991, 1992 and 1993;

           7.  Reviewed monthly market statistics on the Units;

           8.  Reviewed the Bloomberg trading history of the Units;

           9. Reviewed selected financial data for, including recent trading prices of the securities of, a list of comparable public companies prepared by Towers Perrin;

          10.  Reviewed Tenera's Business Plan for calendar year 1995;

          11. Conducted discussions with senior management of Tenera with respect to the business, properties, financial condition, results of operations, and prospects of the Partnership and the Company after the Conversion;

          12. Considered the financial terms of selected recent business conversions we consider to be comparable;

          13. Conducted such other financial studies, analysis, and investigations as we deemed appropriate.

     In the course of our review, we have relied upon the accuracy and completeness of the financial and other information provided by the General Partner and the Partnership and the assurances of management of the General Partner and the Partnership that they are unaware of any information or factors regarding the Partnerships that would make the information supplied to us incomplete or misleading. We did not undertake any independent verification of such information or any independent appraisal or evaluation of any of the assets or earnings of the Partnership. Moreover, we were not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of the Partnership, its securities or any of its business or assets. In addition, we were not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the merger of the General Partner into the Company. Our opinion is based on conditions as they existed and could be evaluated on the date hereof. In addition, we have relied as to all legal matters on advice of counsel, including counsel to the General Partner and the Partnership. Without limiting the foregoing, we have relied on the opinion of Bryan Cave as to the tax treatment of the Conversion as it pertains to the General Partner, the Partnership, the Company, and the Public Unitholders as set forth in the Prospectus.

     Our opinion is limited in that it relates solely to the fairness to the Public Unitholders, from a financial point of view, of the consideration to be received by the General Partner in connection with the Conversion. Without limiting the foregoing, we specifically have not addressed the fairness of the consideration to be received by the Public Unitholders in the Conversion. We express no opinion as to the price at which the Common Stock will trade after consummation of the Conversion.

     On the basis of and subject to the foregoing, we are of the opinion that
(i) the receipt by the principal stockholder of the General Partner of 1.99% of the total number of shares of Common Stock to be issued in connection with the merger of the Partnerships into the Company in lieu of the General Partner's 1.99% general partner interest in the Partnerships, and (ii) basing the effective purchase price of the New Shares issued to the principal stockholder of the General Partner in connection with the merger of the General Partner into the Company on the greater of the average closing price of the Units as reported on AMEX for the 60 calendar days immediately preceding and immediately following the public announcement of the Conversion, is fair, from a financial point of view, to the Public Unitholders. We hereby consent to the filing of this opinion in the Registration Statement and the reference to us and this opinion in the Prospectus.

                                          Very truly yours,

                                          WILSON ASSOCIATES

                                          John C. Wilson, Jr.
                                          --------------------------------------
                                          John C. Wilson, Jr.
                                          President

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the Company, or is or was serving as such with respect to another entity at the request of the Company. The Delaware General Corporation Law also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     The Company's Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for acts described under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which the director derived an improper personal benefit.

     The Company may purchase and maintain insurance on behalf of the officers and directors and agents against any liability which may be asserted against or expense which may be incurred by such person in connection with the activities of the Company whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Certificate of Incorporation.

ITEM 21.  EXHIBITS


2(1)          Form of Agreement and Plan of Merger (included as Annex A to Consent
              Solicitation Statement/Prospectus which is a part of this Registration
              Statement).
3.1           Agreement of Limited Partnership, as amended (filed as Exhibit 3.1 to Form 10-K filed with the SEC on March 8, 1991, and incorporated by reference herein ("1990
              Form 10-K")).
3.2           Third Amendment to Restated Certificate and Agreement of Limited Partnership of
              TENERA, L.P., dated as of June 23, 1992 (filed as Exhibit 3.2 to Form 10-K filed with the SEC on March 26, 1993, and incorporated by reference herein ("1992 Form
              10-K")).
3.3(1)        Certificate of Incorporation of TENERA, Inc.
3.4(1)        By-Laws of TENERA, Inc.
4.1           Agreement of Limited Partnership of the Partnership, as amended (filed by incorporation by reference to Exhibit 3.1 to 1990 Form 10-K).
4.2           Third Amendment to Restated Certificate and Agreement of Limited Partnership of
              TENERA, L.P., dated as of June 23, 1992 (filed by incorporation by reference to
              Exhibit 4.2 to 1992 Form 10-K).
4.3           Deposit Agreement between the Partnership and Chemical Trust Company of
              California (assigned from Bank of America NT&SA as of September 19, 1991), dated
              December 30, 1986 (filed as Exhibit 4.2 to Form 10-K filed with the SEC on March
              24, 1987, and incorporated by reference herein ("1986 Form 1-K")).
4.4           Form of Depositary Receipt of the Partnership (filed by incorporation by reference to Exhibit 4.3 to 1986 Form 10-K).
4.5(1)        Form of Certificate of Common Stock of TENERA, Inc.
5 (1)         Opinion and Consent of Bryan Cave: Legality.

8             Opinion of Bryan Cave: Tax Matters (included in Consent Solicitation
              Statement/Prospectus which is a part of this Registration Statement under the heading "Material Federal Income Tax Consequences").
10.1          Conveyance Agreement between TERA and the Operating Partnership, dated December
              30, 1986 (filed as Exhibit 2.2 to the Partnership's Form 8-K filed with the SEC on January 9, 1987, and incorporated by reference herein).
10.2          Registrant's lease on its Berkeley, California properties (filed as Exhibit 10.2 to Form 10-K filed with SEC on March 25, 1994 and incorporated herein by reference ("1993 Form 10-K")).
10.3          Registrant's lease on its Rockville, Maryland properties (filed as Exhibit 10.3 to 1994 Form 10-K filed with SEC on March 29, 1995, and incorporated herein by reference ("1994 Form 10-K")).
10.4          Registrant's lease on its Knoxville, Tennessee properties (filed by incorporation by reference to Exhibit 10.4 to 1993 Form 10-K).
10.5          Advisory Services Agreement between the Partnership and Teknekron Corporation
              (filed by incorporation by reference to Exhibit 10.5 to 1993 Form 10-K).
10.6          Employment Agreement of Anthony R. Buhl, dated August 31, 1988, including
              Compensation Plan, and related Unit Acquisition Agreements, dated December 15,
              1988, March 29, 1990, and March 26, 1991, and Amendment of Unit Acquisition
              Agreements, Promissory Notes and Release, dated October 15, 1991 (filed as
              Exhibit 10.6 to Form 10-K filed with the SEC on March 27, 1992, and incorporated by reference herein ("1991 Form 10-K")).
10.7          Employment Letter of Anthony R. Buhl, dated September 9, 1994 (filed by incorporation by reference to Exhibit 10.11 to 1994 Form 10-K).
10.8          1992 Unit Option Plan effective March 11, 1992 (filed as Exhibit 4 to
              Registration Statement on Form S-8 (No. 33-58982) filed with the SEC on March 3,
              1993, and incorporated by reference herein).
10.9          Standard form of Unit Option Agreement pursuant to the 1992 Unit Option Plan
              (filed by incorporation by reference to Exhibit 10.8 to 1992 Form 10-K).
10.10         Written description of Cash Bonus Plan (filed by incorporation by reference to
              Exhibit 10.9 to 1992 Form 10-K).
10.11         1993 Outside Directors Compensation and Unit Option Plan, effective March 1,
              1994 (filed by incorporation by reference to Exhibit 10.10 to 1993 Form 10-K).
23.1(2)       Consent of Independent Auditors.
23.2(1)       Consent of Bryan Cave (included in the opinion filed as Exhibit 5).
23.3(1)       Consent of Financial Advisor (included in Annex C to the Consent Solicitation
              Statement/Prospectus which is a part of this Registration Statement).
24 (1)        Power of Attorney (included on Page II-4).
99 (1)        Form of Consent Card.


- ---------------
(1) Previously filed.

(2) Filed herewith.

ITEM 22.  UNDERTAKINGS

     1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.


     5) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.



     6) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     7) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on May 31, 1995.


                                          TENERA, INC.

                                          By:        JEFFREY R. HAZARIAN

                                          --------------------------------------
                                                     Jeffrey R. Hazarian
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                    NAME                                   TITLE                     DATE
- ---------------------------------------------  -----------------------------    ---------------

             MICHAEL D. THOMAS*                  Chairman of the Board of        May 31, 1995
- ---------------------------------------------          Directors and
             (Michael D. Thomas)                  Chief Executive Officer
                                               (Principal Executive Officer)
               SUSAN T. CHENG*                           Director                May 31, 1995
- ---------------------------------------------
              (Susan T. Cheng)

             WILLIAM A. HASLER*                          Director                May 31, 1995
- ---------------------------------------------
             (William A. Hasler)

              GEORGE L. TURIN*                           Director                May 31, 1995
- ---------------------------------------------
              (George L. Turin)

             BARRY L. WILLIAMS*                          Director                May 31, 1995
- ---------------------------------------------
             (Barry L. Williams)

             JEFFREY R. HAZARIAN                  Chief Financial Officer        May 31, 1995
- ---------------------------------------------  (Principal Financial Officer
             Jeffrey R. Hazarian                            and
                                               Principal Accounting Officer)


*By:        JEFFREY R. HAZARIAN
- --------------------------------------
           Jeffrey R. Hazarian
             Attorney-in-Fact

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
TENERA, L.P.
  SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES.....................   S-2

                                                                   SCHEDULE VIII

                                  TENERA, L.P.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                         ADDITIONS
                                                 -------------------------        DEDUCTIONS
                                      BALANCE    CHARGED TO    CHARGED TO    --------------------
                                     BEGINNING    COST AND       OTHER       CREDITED TO            BALANCE AT
            DESCRIPTION               OF YEAR     EXPENSES    ACCOUNTS(1)    SPECIAL ITEM   OTHER   END OF YEAR
- -----------------------------------  ---------   ----------   ------------   ------------   -----   -----------
                                                                   (IN THOUSANDS)
1992
  Reserve for Sales Adjustment.....   $ 3,274       $264          $475           $ --       $ 144     $ 3,869
1993
  Reserve for Sales Adjustment.....     3,869         85           312             --         549       3,717
1994
  Reserve for Sales Adjustment.....     3,717        271            --            500         591       2,897

- ---------------
(1) Represents amounts previously written-off, but reinstated to Accounts Receivables.

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                     EXHIBIT                                     PAGE
- -----------   ---------------------------------------------------------------------  ------------
2(1)          Form of Agreement and Plan of Merger (included as Annex A to Consent
              Solicitation Statement/Prospectus which is a part of this
              Registration Statement).


3.1           Agreement of Limited Partnership, as amended (filed as Exhibit 3.1 to
              Form 10-K filed with the SEC on March 8, 1991, and incorporated by reference herein ("1990 Form 10-K")).
3.2           Third Amendment to Restated Certificate and Agreement of Limited
              Partnership of TENERA, L.P., dated as of June 23, 1992 (filed as
              Exhibit 3.2 to Form 10-K filed with the SEC on March 26, 1993, and incorporated by reference herein ("1992 Form 10-K")).
3.3(1)        Certificate of Incorporation of TENERA, Inc.
3.4(1)        By-Laws of TENERA, Inc.
4.1           Agreement of Limited Partnership of the Partnership, as amended
              (filed by incorporation by reference to Exhibit 3.1 to 1990 Form
              10-K).
4.2           Third Amendment to Restated Certificate and Agreement of Limited
              Partnership of TENERA, L.P., dated as of June 23, 1992 (filed by incorporation by reference to Exhibit 4.2 to 1992 Form 10-K).
4.3           Deposit Agreement between the Partnership and Chemical Trust Company of California (assigned from Bank of America NT&SA as of September
              19, 1991), dated December 30, 1986 (filed as Exhibit 4.2 to Form 10-K filed with the SEC on March 24, 1987, and incorporated by reference herein ("1986 Form 1-K")).
4.4           Form of Depositary Receipt of the Partnership (filed by incorporation by reference to Exhibit 4.3 to 1986 Form 10-K).
4.5(1)        Form of Certificate of Common Stock of TENERA, Inc.
5 (1)         Opinion and Consent of Bryan Cave: Legality.
8             Opinion of Bryan Cave: Tax Matters (included in Consent Solicitation
              Statement/Prospectus which is a part of this Registration Statement under the heading "Material Federal Income Tax Consequences").
10.1          Conveyance Agreement between TERA and the Operating Partnership, dated December 30, 1986 (filed as Exhibit 2.2 to the Partnership's
              Form 8-K filed with the SEC on January 9, 1987, and incorporated by reference herein).
10.2          Registrant's lease on its Berkeley, California properties (filed as
              Exhibit 10.2 to Form 10-K filed with SEC on March 25, 1994 and incorporated herein by reference ("1993 Form 10-K")).
10.3          Registrant's lease on its Rockville, Maryland properties (filed as
              Exhibit 10.3 to 1994 Form 10-K filed with SEC on March 29, 1995, and incorporated herein by reference ("1994 Form 10-K")).
10.4          Registrant's lease on its Knoxville, Tennessee properties (filed by incorporation by reference to Exhibit 10.4 to 1993 Form 10-K).
10.5          Advisory Services Agreement between the Partnership and Teknekron
              Corporation (filed by incorporation by reference to Exhibit 10.5 to
              1993 Form 10-K).

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
  NUMBER                                     EXHIBIT                                     PAGE
- -----------   ---------------------------------------------------------------------  ------------


10.6          Employment Agreement of Anthony R. Buhl, dated August 31, 1988, including Compensation Plan, and related Unit Acquisition Agreements, dated December 15, 1988, March 29, 1990, and March 26, 1991, and
              Amendment of Unit Acquisition Agreements, Promissory Notes and
              Release, dated October 15, 1991 (filed as Exhibit 10.6 to Form 10-K filed with the SEC on March 27, 1992, and incorporated by reference herein ("1991 Form 10-K")).
10.7          Employment Letter of Anthony R. Buhl, dated September 9, 1994 (filed by incorporation by reference to Exhibit 10.11 to 1994 Form 10-K).
10.8          1992 Unit Option Plan effective March 11, 1992 (filed as Exhibit 4 to
              Registration Statement on Form S-8 (No. 33-58982) filed with the SEC on March 3, 1993, and incorporated by reference herein).
10.9          Standard form of Unit Option Agreement pursuant to the 1992 Unit
              Option Plan (filed by incorporation by reference to Exhibit 10.8 to
              1992 Form 10-K).
10.10         Written description of Cash Bonus Plan (filed by incorporation by reference to Exhibit 10.9 to 1992 Form 10-K).
10.11         1993 Outside Directors Compensation and Unit Option Plan, effective
              March 1, 1994 (filed by incorporation by reference to Exhibit 10.10 to 1993 Form 10-K).
23.1(2)       Consent of Independent Auditors.
23.2(1)       Consent of Bryan Cave (included in the opinion filed as Exhibit 5).
23.3(1)       Consent of Financial Advisor (included in Annex C to the Consent
              Solicitation Statement/Prospectus which is a part of this
              Registration Statement).
24 (1)        Power of Attorney (included on Page II-4).
99 (1)        Form of Consent Card.


- ---------------
(1) Previously filed.

(2) Filed herewith.